   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1996


                                                      REGISTRATION NO. 333-14699

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          PETCO ANIMAL SUPPLIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                  5999                                 33-0479906
    (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                   (IRS EMPLOYER
     INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                                9125 REHCO ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 453-7845
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           BRIAN K. DEVINE, CHAIRMAN
                                9125 REHCO ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 453-7845
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            THOMAS A. EDWARDS, ESQ.                         TIMOTHY M. HEANEY, ESQ.
             CRAIG M. GARNER, ESQ.                           DANIEL A. YARANO, ESQ.
                LATHAM & WATKINS                            FREDRIKSON & BYRON, P.A.
           701 "B" STREET, SUITE 2100                      1100 INTERNATIONAL CENTRE
            SAN DIEGO, CA 92101-8197                        900 SECOND AVENUE SOUTH
                 (619) 236-1234                            MINNEAPOLIS, MN 55402-3397
                                                                 (612) 347-7000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable following the effectiveness of this Registration
                                   Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                  PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF             AMOUNT TO BE    OFFERING PRICE  AGGREGATE OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED        REGISTERED(1)      PER SHARE         PRICE(2)          FEE(3)
--------------------------------------------------------------------------------
Common Stock, $.0001 par value... 2,288,436 shares  Not Applicable    $50,002,334         $15,153

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Based on the assumed maximum number of shares that may be issued in the merger described herein.
(2) The proposed maximum offering price represents the value of securities to be received by the Registrant in exchange for its Common Stock, computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as $4.75 (the average of the high and low prices of the securities of the company to be acquired in the merger as of October 22, 1996), multiplied by 10,526,807 (the aggregate number of outstanding shares of such company and shares issuable pursuant to outstanding stock options and warrants). Such value is estimated solely for the purpose of calculating the registration fee.

(3) Previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PETCO ANIMAL SUPPLIES, INC.

                     CROSS-REFERENCE SHEET BETWEEN ITEMS IN
                      FORM S-4 AND PROSPECTUS PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K

ITEM NO.             FORM S-4 CAPTION                          HEADING IN PROSPECTUS
--------  --------------------------------------  ------------------------------------------------
Item 1    Forepart of Registration Statement and
            Outside Front Cover Page of
            Prospectus..........................  Outside Front Cover Page of Proxy State-
                                                    ment/Prospectus
Item 2    Inside Front and Outside Back Cover
            Pages of Prospectus.................  Table of Contents; Available Information
Item 3    Risk Factors, Ratio of Earnings to
            Fixed Charges and Other
            Information.........................  Summary; Risk Factors; Selected Historical
                                                    Consolidated Financial Data; Selected Pro
                                                    Forma Condensed Combining Consolidated
                                                    Financial Data; Comparative Per Share Data;
                                                    The Merger and Related Transactions; Unaudited
                                                    Pro Forma Condensed Combining Consolidated
                                                    Financial Statements
Item 4    Terms of the Transaction..............  Summary; The Merger and Related Transactions;
                                                    Comparison of Rights of Stockholders of Petco
                                                    and PFW
Item 5    Pro Forma Financial Information.......  Summary; Unaudited Pro Forma Condensed Combining
                                                    Consolidated Financial Statements
Item 6    Material Contracts with the Company
            Being Acquired......................  Summary; The Merger and Related Transactions
Item 7    Additional Information Required for
            Reoffering by Persons and Parties
            Deemed to be Underwriters...........  Not Applicable
Item 8    Interests of Named Experts and
            Counsel.............................  Legal Matters; Experts
Item 9    Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities.........................  Not Applicable
Item 10   Information with Respect to S-3
            Registrants.........................  Available Information; Summary; Selected
                                                    Historical Consolidated Financial Data;
                                                    Selected Pro Forma Condensed Combining
                                                    Consolidated Financial Data; Comparative Per
                                                    Share Data; Unaudited Pro Forma Condensed
                                                    Combining Consolidated Financial Statements;
                                                    Risk Factors; Petco Management's Discussion
                                                    and Analysis of Financial Condition and
                                                    Results of Operations; Petco Business;
                                                    Description of Petco Capital Stock; Petco
                                                    Financial Statements
Item 11   Incorporation of Certain Information
            by Reference........................  Incorporation of Certain Documents by Reference
Item 12   Information with Respect to S-2 or S-3
            Registrants.........................  Not Applicable

ITEM NO.             FORM S-4 CAPTION                          HEADING IN PROSPECTUS
--------  --------------------------------------  ------------------------------------------------
Item 13   Incorporation of Certain Information
            by Reference........................  Not Applicable
Item 14   Information with Respect to
            Registrants Other Than S-3 or S-2
            Registrants.........................  Not Applicable
Item 15   Information with Respect to S-3
            Companies...........................  Not Applicable
Item 16   Information with Respect to S-2 or S-3
            Companies...........................  Not Applicable
Item 17   Information with Respect to Companies
            Other than S-2 or S-3 Companies.....  Summary; Selected Historical Financial Data;
                                                    Selected Pro Forma Condensed Combining
                                                    Consolidated Financial Data; Comparative Per
                                                    Share Data; Unaudited Pro Forma Condensed
                                                    Combining Consolidated Financial Statements;
                                                    Risk Factors; PFW Management's Discussion and
                                                    Analysis of Financial Condition and Results of
                                                    Operations; PFW Business; PFW Financial
                                                    Statements
Item 18   Information if Proxies, Consents or
            Authorizations are to be
            Solicited...........................  Summary; The Special Meeting; The Merger and
                                                    Related Transactions; PFW Management; Petco
                                                    Principal Stockholders; PFW Principal
                                                    Stockholders
Item 19   Information if Proxies, Consents or
            Authorizations are not to be
            Solicited, or in an Exchange
            Offer...............................  Not Applicable

                            PET FOOD WAREHOUSE, INC.
                          INTERCHANGE TOWER, SUITE 701
                             600 SOUTH HIGHWAY 169
                            ST. LOUIS PARK, MN 55426


                               NOVEMBER 21, 1996


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of Pet Food Warehouse, Inc., a Minnesota corporation ("PFW"), which will be held on December 31, 1996 at 9:30 a.m., local time, at Interchange Tower, Room 205, 600 South Highway 169, St. Louis Park, Minnesota 55426 (the "Special Meeting").



     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 3, 1996 (the "Merger Agreement"), by and among PFW, Petco Animal Supplies, Inc., a Delaware corporation ("Petco"), and PASI Acquisition Corp., a newly formed, wholly owned Minnesota subsidiary of Petco ("Merger Sub"), pursuant to which Merger Sub will be merged with and into PFW (the "Merger"), with the result that Merger Sub will cease to exist and PFW will become a wholly owned subsidiary of Petco. In the Merger, each outstanding share of PFW common stock (other than dissenting PFW shares, if any) will be converted into the right to receive that fraction of a share of Petco common stock equal to (i)
0.2173913 of a share of Petco common stock if the average of the closing prices of Petco common stock as reported on The Nasdaq National Market with respect to the ten (10) trading days immediately preceding the closing of the Merger (the "Petco Stock Price") is less than or equal to $23.00, (ii) the quotient of (A) $5.00 divided by (B) the Petco Stock Price if the Petco Stock Price is greater than $23.00 and less than $25.00, or (iii) 0.2 if the Petco Stock Price is greater than or equal to $25.00. On November 19, 1996, the closing price of Petco common stock as reported on The Nasdaq National Market was $22 7/8, and the closing price of PFW common stock as reported on The Nasdaq National Market was $4 1/2.


     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders and a Proxy Statement/Prospectus relating to the actions to be taken by PFW stockholders at the Special Meeting. The Proxy
Statement/Prospectus more fully describes the Merger and includes information about PFW and Petco. You are urged to read the Proxy Statement/Prospectus carefully.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF PFW HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     It is important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to complete, sign, date and return the enclosed proxy at your earliest convenience in the enclosed postage-prepaid envelope. Your shares of PFW common stock will be voted in accordance with the instructions you provide on your proxy. If you do not return the accompanying form of proxy, your shares will not be voted in favor of approval and adoption of the Merger Agreement and will have the same effect as a no vote. If you attend the Special Meeting, you may revoke your proxy by voting in person. Your prompt cooperation is greatly appreciated.

                                          Sincerely,
                                          LOGO
                                          MARVIN W. GOLDSTEIN
                                          Chairman, President and Chief
                                          Executive Officer

                            PET FOOD WAREHOUSE, INC.
                          INTERCHANGE TOWER, SUITE 701
                             600 SOUTH HIGHWAY 169
                            ST. LOUIS PARK, MN 55426

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 31, 1996



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Pet Food Warehouse, Inc., a Minnesota corporation ("PFW"), will be held on December 31, 1996 at 9:30 a.m., local time, at Interchange Tower, Room 205, 600 South Highway 169, St. Louis Park, Minnesota 55426 (the "Special Meeting"), for the following purposes, as more fully described in the accompanying Proxy Statement/Prospectus:


          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 3, 1996 (the "Merger Agreement"), by and among PFW, Petco Animal Supplies, Inc., a Delaware corporation ("Petco"), and PASI Acquisition Corp., a newly formed, wholly owned Minnesota subsidiary of Petco ("Merger Sub"), pursuant to which Merger Sub will be merged with and into PFW (the "Merger"), with the result that Merger Sub will cease to exist and PFW will become a wholly owned subsidiary of Petco. In the Merger, each outstanding share of PFW common stock (other than dissenting PFW shares, if any) will be converted into the right to receive that fraction of a share of Petco common stock equal to
     (i) 0.2173913 of a share of Petco common stock if the average of the closing prices of Petco common stock as reported on The Nasdaq National Market with respect to the ten (10) trading days immediately preceding the closing of the Merger (the "Petco Stock Price") is less than or equal to $23.00, (ii) the quotient of (A) $5.00 divided by (B) the Petco Stock Price if the Petco Stock Price is greater than $23.00 and less than $25.00, or
     (iii) 0.2 if the Petco Stock Price is greater than or equal to $25.00.

          2. To transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

     The Merger is more fully described in the accompanying Proxy
Statement/Prospectus and in the Merger Agreement, a copy of which is attached as Appendix A to the accompanying Proxy Statement/Prospectus.


     Only holders of record of PFW common stock at the close of business on November 19, 1996 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.


     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LOGO

                                          MARVIN W. GOLDSTEIN


                                          Chairman, President and Chief
                                          Executive Officer


St. Louis Park, Minnesota

November 21, 1996

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1996


                          PETCO ANIMAL SUPPLIES, INC.
                            PET FOOD WAREHOUSE, INC.


                         PROXY STATEMENT/PROSPECTUS FOR
                THE SPECIAL MEETING OF PET FOOD WAREHOUSE, INC.
                  STOCKHOLDERS TO BE HELD ON DECEMBER 31, 1996



     This Proxy Statement/Prospectus is being furnished to the stockholders of Pet Food Warehouse, Inc., a Minnesota corporation ("PFW"), in connection with the solicitation of proxies by the Board of Directors of PFW for use at a Special Meeting of Stockholders to be held on December 31, 1996 at 9:30 a.m., local time, at Interchange Tower, Room 205, 600 South Highway 169, St. Louis Park, Minnesota 55426 (the "Special Meeting"), and at any adjournments or postponements thereof.



     The Special Meeting is being called to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 3, 1996 (the "Merger Agreement"), by and among PFW, Petco Animal Supplies, Inc., a Delaware corporation ("Petco"), and PASI Acquisition Corp., a newly formed, wholly owned Minnesota subsidiary of Petco ("Merger Sub"), pursuant to which Merger Sub will be merged with and into PFW (the "Merger"), with the result that Merger Sub will cease to exist and PFW will become a wholly owned subsidiary of Petco. In the Merger, each outstanding share of common stock, $.01 par value, of PFW ("PFW Common Stock") (other than dissenting PFW shares, if any) will be converted into the right to receive that fraction of a share of common stock, $.0001 par value, of Petco ("Petco Common Stock") equal to (i) 0.2173913 of a share of Petco Common Stock if the average of the closing prices of Petco Common Stock as reported on The Nasdaq National Market with respect to the ten (10) trading days immediately preceding the closing of the Merger (the "Petco Stock Price") is less than or equal to $23.00, (ii) the quotient of (A) $5.00 divided by (B) the Petco Stock Price if the Petco Stock Price is greater than $23.00 and less than $25.00, or (iii) 0.2 if the Petco Stock Price is greater than or equal to $25.00. On November 19, 1996, the closing price of Petco Common Stock as reported on The Nasdaq National Market was $22 7/8, and the closing price of PFW Common Stock as reported on The Nasdaq National Market was $4 1/2.



     Holders of PFW Common Stock who did not vote in favor of the Merger may, by complying with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "Minnesota Law"), be entitled to dissenters' rights as set forth therein with respect to the Merger. See "The Merger and Related Transactions -- Dissenters' Rights" and Appendix C to this Proxy
Statement/Prospectus which sets forth Sections 302A.471 and 302A.473 of the Minnesota Law.


     This Proxy Statement/Prospectus also serves as the Prospectus of Petco under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of the Petco Common Stock into which shares of PFW Common Stock will be converted upon consummation of the Merger. See "Description of Petco Capital Stock."


     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the stockholders of PFW on or about November 22, 1996.


                            ------------------------


     THE MATTERS DESCRIBED ABOVE ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. THE MERGER IS A COMPLEX TRANSACTION. PFW STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" COMMENCING ON PAGE 14.


     NEITHER THIS TRANSACTION NOR THE SECURITIES TO BE ISSUED IN THE MERGER HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

      The date of this Proxy Statement/Prospectus is               , 1996.

                             AVAILABLE INFORMATION

     Petco and PFW are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic reports, proxy statements and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov). In addition, the Petco Common Stock and PFW Common Stock are quoted on The Nasdaq National Market and similar information concerning Petco and PFW can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.

     Petco has filed with the Commission a Registration Statement on Form S-4 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Petco Common Stock to be issued in connection with the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

     Statements made in this Proxy Statement/Prospectus concerning the contents of any contract or other document accurately describe the material provisions of such contract or other document but are not necessarily complete. With respect to each contract or other document attached as an appendix to this Proxy Statement/Prospectus, reference is hereby made to that appendix for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

     All information contained in this Proxy Statement/Prospectus relating to Petco has been supplied by Petco, and all information relating to PFW has been supplied by PFW.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Petco with the Commission are incorporated by reference in this Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended February 3, 1996, (ii) Quarterly Report on Form 10-Q for the quarter ended May 4, 1996, (iii) Quarterly Report on Form 10-Q for the quarter ended August 3, 1996, and (iv) the description of Petco Common Stock set forth in the Registration Statement on Form 8-A dated February 28, 1994 (as amended by Petco's Form 8-A/A dated March 15, 1994).


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON. REQUESTS SHOULD BE DIRECTED TO PETCO ANIMAL SUPPLIES, INC., 9125 REHCO ROAD, SAN DIEGO, CALIFORNIA 92121, ATTENTION: CORPORATE SECRETARY (TELEPHONE NUMBER: (619) 453-7845). IN ORDER TO ENSURE DELIVERY PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY DECEMBER 23, 1996.


     All documents filed by Petco pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PETCO OR PFW. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFER MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF PETCO OR PFW SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................     1
  General.............................................................................     1
  The Parties.........................................................................     1
  The Special Meeting.................................................................     1
  The Merger..........................................................................     2
  Recommendation of PFW Board of Directors............................................     3
  Opinion of PFW Financial Advisor....................................................     3
  Merger Agreement....................................................................     4
  Related Agreements..................................................................     6
  Other Matters Related to the Merger.................................................     6
  Comparative Market Price Information................................................     7
  Selected Historical Consolidated Financial Data.....................................     9
  Selected Pro Forma Condensed Combining Consolidated Financial Data..................    12
  Comparative Per Share Data..........................................................    13
RISK FACTORS..........................................................................    14
THE SPECIAL MEETING...................................................................    17
  Date, Time and Place................................................................    17
  Purpose.............................................................................    17
  Record Date; Quorum.................................................................    17
  Vote Required.......................................................................    17
  Voting of Proxies...................................................................    17
  Solicitation of Proxies.............................................................    18
  Board Recommendation................................................................    18
THE MERGER AND RELATED TRANSACTIONS...................................................    19
  General.............................................................................    19
  Effects of the Merger...............................................................    19
  Background of the Merger............................................................    21
  PFW's Reasons For the Merger........................................................    24
  Opinion of PFW Financial Advisor....................................................    24
  PFW Board Recommendation............................................................    29
  Petco's Reasons For the Merger......................................................    29
  Merger Agreement....................................................................    30
  Related Agreements; Interests of Certain Persons in the Merger......................    32
  Regulatory Matters..................................................................    33
  Certain Federal Income Tax Matters..................................................    33
  Accounting Treatment................................................................    35
  Dissenters' Rights..................................................................    35
  Merger Expenses and Fees and Other Costs............................................    38
  Affiliates' Restrictions on Sale of Petco Common Stock..............................    38
  Surrender of Certificates...........................................................    39
UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED FINANCIAL STATEMENTS.............    40
PETCO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    48
PFW MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    54
PETCO BUSINESS........................................................................    60
  The Pet Food, Supply and Services Industry..........................................    60
  Business Strategy...................................................................    61
  Merchandising.......................................................................    63
  Store Development, Expansion and Acquisition Strategy...............................    64
  Store Operations....................................................................    65

                                                                                        PAGE
                                                                                        ----
  Management Information and Control Systems..........................................    66
  Purchasing and Distribution.........................................................    66
  Competition.........................................................................    67
  Trademarks and Licenses.............................................................    67
  Regulation..........................................................................    67
  Employees...........................................................................    68
  Properties..........................................................................    68
  Legal Proceedings...................................................................    68
PFW BUSINESS..........................................................................    69
  General Development of Business.....................................................    69
  Industry............................................................................    69
  Operating Strategy..................................................................    69
  Expansion Strategy..................................................................    70
  Merchandise.........................................................................    70
  Marketing, Advertising and Promotion................................................    71
  Management Information System.......................................................    71
  Purchasing and Distribution.........................................................    71
  Competition.........................................................................    71
  Employees...........................................................................    72
  Trademarks and Service Marks........................................................    72
  Properties..........................................................................    72
  Legal Proceedings...................................................................    72
PFW MANAGEMENT........................................................................    73
  General.............................................................................    73
  Executive Compensation..............................................................    73
  Employment Agreement................................................................    74
PETCO PRINCIPAL STOCKHOLDERS..........................................................    75
PFW PRINCIPAL STOCKHOLDERS............................................................    76
DESCRIPTION OF PETCO CAPITAL STOCK....................................................    78
COMPARISON OF RIGHTS OF STOCKHOLDERS OF PETCO AND PFW.................................    80
LEGAL MATTERS.........................................................................    85
EXPERTS...............................................................................    85
INDEX TO PETCO FINANCIAL STATEMENTS...................................................   F-1
PETCO FINANCIAL STATEMENTS............................................................   F-3
INDEX TO PFW FINANCIAL STATEMENTS.....................................................  F-16
PFW FINANCIAL STATEMENTS..............................................................  F-18
The following appendices also constitute part of this Proxy Statement/Prospectus:
  A -- Agreement and Plan of Merger
  B -- Opinion of Dain Bosworth Incorporated
  C -- Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act

                                    SUMMARY

     The following is a summary of certain information contained or incorporated by reference in this Proxy Statement/Prospectus. The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement/Prospectus and the exhibits hereto or incorporated herein by reference. Stockholders are urged to review the entire Proxy Statement/Prospectus carefully. Unless otherwise indicated, all references in this Proxy Statement/Prospectus to a fiscal year refer to a fiscal year ending on the Saturday closest to January 31 of the following year. For example, references to fiscal 1995 refer to the fiscal year beginning on January 29, 1995 and ending on February 3, 1996.

GENERAL

     This Proxy Statement/Prospectus is being provided to the stockholders of PFW in connection with the Merger of Merger Sub with and into PFW, pursuant to which Merger Sub will cease to exist and PFW will survive as a wholly owned subsidiary of Petco. The Merger will be effected pursuant to the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

THE PARTIES

  Petco

     Petco is a leading specialty retailer of premium pet food and supplies. Petco currently utilizes both superstore and traditional store formats and follows a strategy of converting and expanding its store base from a traditional store format to a superstore format. As a result of this strategy, Petco has opened and acquired superstores, has expanded, remodeled and relocated traditional stores into superstores, collectively referred to as conversions, and has closed underperforming stores. As of August 3, 1996, Petco operated 274 stores, including 206 superstores, in 15 states and the District of Columbia.

     Petco's executive offices are located at 9125 Rehco Road, San Diego, California 92121, and its telephone number is (619) 453-7845. Petco is incorporated under the laws of the State of Delaware. See "Petco Business" for a more detailed description of Petco's business and "Risk Factors" for a discussion of the risks associated with the ownership of Petco Common Stock, including risks related to the Merger.

  Merger Sub

     Merger Sub is a Minnesota corporation that was organized for the sole purpose of effecting the Merger. It is a wholly owned subsidiary of Petco and has no material assets or liabilities and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 9125 Rehco Road, San Diego, California 92121, and its telephone number is
(619) 453-7845.

  PFW

     PFW is an operator of warehouse superstores specializing in pet food, supplies and services in the Upper Midwest (i.e., Minnesota, Wisconsin, Iowa, North Dakota and South Dakota). PFW's goal is to be the foremost provider of pet related products and services in the Upper Midwest. As of August 3, 1996, PFW operated 25 warehouse superstores in such region.


     PFW's executive offices are located at Interchange Tower, Suite 701, 600 South Highway 169, St. Louis Park, Minnesota 55426, and its telephone number is
(612) 542-0123. PFW is incorporated under the laws of the State of Minnesota. See "PFW Business" for a more detailed description of PFW's business.


THE SPECIAL MEETING


     Date, Time and Place. The Special Meeting of Stockholders of PFW will be held on December 31, 1996, at 9:30 a.m., local time, at Interchange Tower, Room 205, 600 South Highway 169, St. Louis Park, Minnesota 55426.

     Purpose. At the Special Meeting, stockholders of PFW will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.


     Record Date; Quorum. Only holders of record of PFW Common Stock at the close of business on November 19, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, 9,440,074 shares of PFW Common Stock were outstanding and entitled to vote at the Special Meeting. The presence (in person or by proxy) of the holders of a majority of the outstanding shares of PFW Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum.



     Vote Required. Each PFW stockholder is entitled to one vote for each share of PFW Common Stock held as of the Record Date. The affirmative vote of a majority of the outstanding shares of PFW Common Stock as of the Record Date is required to approve and adopt the Merger Agreement. As a group, all executive officers and directors of PFW beneficially owned 1,576,269 shares, or 16.0%, of the PFW Common Stock outstanding as of the Record Date.


THE MERGER

     General. As a result of the Merger, PFW will become a wholly owned subsidiary of Petco and each outstanding share of PFW Common Stock (other than dissenting PFW shares, if any) will be converted into the right to receive that fraction of a share of Petco Common Stock equal to (i) 0.2173913 of a share of Petco Common Stock if the average of the closing prices of Petco common stock as reported on The Nasdaq National Market with respect to the ten (10) trading days immediately preceding the closing of the Merger (the "Petco Stock Price") is less than or equal to $23.00, (ii) the quotient of (A) $5.00 divided by (B) the Petco Stock Price if the Petco Stock Price is greater than $23.00 and less than $25.00, or (iii) 0.2 if the Petco Stock Price is greater than or equal to $25.00. Cash will be paid in lieu of issuing fractional shares.


     Based on the assumption that the Petco Stock Price on November 19, 1996 equaled the Petco Common Stock price on such date, each outstanding share of PFW Common Stock would have been converted into the right to receive 0.2173913 of a share of Petco Common Stock, and based upon the closing price per share of Petco Common Stock on November 19, 1996 of $22 7/8, such fraction of a share of Petco Common Stock would have had a value of $4.97. Based on such information, an aggregate of 2,052,190 shares of Petco Common Stock would have been issued in the Merger (not including shares issuable upon the exercise of outstanding PFW Options and PFW Warrants (as defined below) to be assumed by Petco in the Merger), and the former holders of PFW Common Stock would own shares of Petco Common Stock representing 11.0% of the shares of Petco Common Stock to be outstanding immediately after consummation of the Merger. The market price for shares of Petco Common Stock fluctuates daily. Accordingly, the exchange ratio and the aggregate number of shares of Petco Common Stock to be issued in the Merger may be subject to adjustment up to the date of the closing of the Merger. PFW stockholders are urged to obtain current market quotations for Petco Common Stock and PFW Common Stock.


     Conversion of Options. As a result of the Merger, each outstanding option to purchase PFW Common Stock (a "PFW Option") will be assumed by Petco and converted into an option to acquire, on the same terms and conditions as were applicable under such PFW Option prior to the Effective Time, the number (rounded to the nearest whole number) of shares of Petco Common Stock as the holder of such PFW Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share of Petco Common Stock equal to (i) the aggregate exercise price for PFW Common Stock otherwise purchasable pursuant to such PFW Option divided by (ii) the number of shares of Petco Common Stock deemed purchasable pursuant to such PFW Option. Under the Merger Agreement, Petco is obligated to file a Registration Statement on Form S-8 with the Commission with respect to the issuance of shares of Petco Common Stock upon exercise of the assumed PFW Options as promptly as practicable following the Effective Time.


     As of the Record Date, 987,949 shares of PFW Common Stock were subject to outstanding PFW Options. Assuming no exercise or termination of such PFW Options prior to the consummation of the Merger, and based on the assumption that the Petco Stock Price on November 19, 1996 equaled the Petco Common

Stock Price on such date, at the Effective Time, the PFW Options would be converted into options to purchase an aggregate of 214,771 shares of Petco Common Stock.


     Conversion of Warrants. As a result of the Merger, each outstanding warrant to purchase PFW Common Stock (a "PFW Warrant") will be assumed by Petco and converted into a warrant to acquire, on the same terms and conditions as were applicable under such PFW Warrant prior to the Effective Time, the number (rounded to the nearest whole number) of shares of Petco Common Stock as the holder of such PFW Warrant would be entitled to receive pursuant to the Merger had such holder exercised such PFW Warrant in full immediately prior to the Effective Time (not taking into account whether or not such PFW Warrant was in fact exercisable), at a price per share of Petco Common Stock equal to (i) the aggregate exercise price for PFW Common Stock otherwise purchasable pursuant to such PFW Warrant divided by (ii) the number of shares of Petco Common Stock deemed purchasable pursuant to such PFW Warrant.


     As of the Record Date, 100,000 shares of PFW Common Stock were subject to outstanding PFW Warrants. Assuming no exercise or termination of such PFW Warrants prior to the consummation of the Merger, and based on the assumption that the Petco Stock Price on November 19, 1996 equaled the Petco Common Stock price on such date, at the Effective Time, the PFW Warrants would be converted into warrants to purchase an aggregate of 21,739 shares of Petco Common Stock.


     Other Effects of the Merger. The Merger will be consummated promptly after the approval by the PFW stockholders of the Merger Agreement and the satisfaction or waiver of the other conditions to consummation of the merger (the "Closing Date"). The Merger will become effective upon the filing of articles of merger (the "Articles of Merger") with the Minnesota Secretary of State (the "Effective Time"). At the Effective Time, Merger Sub will be merged with and into PFW, with the result that PFW will be the surviving corporation in the Merger and a wholly owned subsidiary of Petco. It is anticipated that, promptly after the Effective Time, PFW will then be merged with Petco, with the result that PFW will cease to exist and Petco will continue as the surviving corporation. The stockholders of PFW will become stockholders of Petco, and their rights will be governed by Petco's Amended and Restated Certificate of Incorporation (the "Petco Certificate"), Petco's Amended and Restated Bylaws (the "Petco Bylaws") and the General Corporation Law of the State of Delaware (the "Delaware Law"). At the Effective Time, the PFW Common Stock will cease to be traded on The Nasdaq National Market, and there will no longer be any public trading market for PFW Common Stock.

     There will be no change in the current Board of Directors and officers of Petco as a result of the Merger, except that Marvin W. Goldstein, the current Chairman, President and Chief Executive Officer of PFW, will become a Senior Vice President of Petco. At the Effective Time, the officers and directors of Merger Sub (who are currently officers of Petco) will become the officers and directors of PFW.

RECOMMENDATION OF PFW BOARD OF DIRECTORS

     The Board of Directors of PFW has approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends that the holders of PFW Common Stock vote in favor of approval and adoption of the Merger Agreement at the Special Meeting. The primary factors considered and relied upon by the PFW Board in reaching its recommendation are described below under "The Merger and Related Transactions -- PFW's Reasons for the Merger."

OPINION OF PFW FINANCIAL ADVISOR

     On October 3, 1996, PFW's financial advisor, Dain Bosworth Incorporated ("Dain"), delivered to the PFW Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of such opinion, the consideration to be received by the stockholders of PFW in the Merger was fair, from a financial point of view, to the PFW stockholders. The full text of the opinion of Dain, which sets forth the assumptions made, matters considered, limitations on and scope of its review, is attached hereto as Appendix B. PFW stockholders are urged to, and should, read such opinion in its entirety. See "The Merger and Related Transactions -- Opinion of PFW Financial Advisor."

MERGER AGREEMENT


     Representations and Covenants. Under the Merger Agreement, Petco and PFW have each made a number of representations regarding their respective capital structures, operations, financial conditions and other matters, including their authority to enter into the Merger Agreement and to consummate the Merger. In addition, they have each covenanted that, until the consummation of the Merger or the termination of the Merger Agreement, they will not take certain actions relating to the operation of their respective businesses without the other's consent. Each of Petco and PFW has also covenanted that it will use all reasonable efforts to consummate the Merger in accordance with the Merger Agreement as promptly as practicable, to obtain all necessary waivers, consents and approvals (though Petco will not be required to dispose of any assets or change its operations), to effect all necessary registrations and filings, and otherwise to satisfy all conditions precedent to its obligations under the Merger Agreement.


     Under the Merger Agreement, PFW has agreed that it will not, directly or indirectly, solicit or enter into any discussions or negotiations with, or encourage or otherwise cooperate in any other way with, any person or entity, other than Petco, concerning any sale of any shares of capital stock of PFW, or any merger, consolidation or similar transaction involving PFW, subject to the good faith exercise by the PFW Board of Directors of its fiduciary obligations, supported by a written legal opinion from counsel for PFW as to the necessity of such action. PFW has further agreed, among other things, to: (i) conduct its business in the ordinary course consistent with past practice and to not take certain actions, even if in the ordinary course of business, without Petco's consent, (ii) provide reasonable access to its properties, books and records and deliver certain financial and operating data to Petco, (iii) terminate PFW's Employee Stock Purchase Plan, and (iv) use its best efforts to obtain and deliver to Petco at the closing of the Merger various Related Agreements (as defined below) and other documents. In addition, Petco has agreed, among other things, not to declare or pay any cash dividend or amend the Petco Certificate or Petco Bylaws in any manner which would adversely affect PFW, without PFW's consent, and to provide certain indemnification to PFW's officers and directors following the consummation of the Merger. See "The Merger and Related Transactions -- Merger Agreement."

     Conditions to the Merger. In addition to the requirement that the Merger Agreement be approved by the requisite vote of PFW stockholders, the obligations of Petco and PFW to consummate the Merger are subject to the satisfaction of a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Merger Agreement to be terminated. Each party's obligation is conditioned on the effectiveness of, and the absence of any stop orders with respect to, the Registration Statement; the approval for quotation on The Nasdaq National Market of the Petco Common Stock to be issued in the Merger, subject to official notice of issuance; the expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); the accuracy of the representations and warranties made by the other party; the performance by the other party of its covenants; the receipt of all permits and waivers necessary to consummate the Merger; the absence of any order by any governmental agency to enjoin or otherwise prevent the consummation of the Merger; the receipt of certain legal opinions from counsel to the other party; the receipt of a comfort letter from the other party's independent auditors; and the receipt of an update, dated as of the Closing Date, to the fairness opinion provided by their respective financial advisors.

     Petco's obligation to consummate the Merger is further conditioned on (i) the receipt from KPMG Peat Marwick LLP, Petco's independent auditors, of a letter to the effect that the Merger qualifies for pooling of interests accounting treatment, which letter will be based in part on a letter from Arthur Andersen LLP, PFW's independent public accountants, stating that they are not aware of any conditions that would preclude PFW from being pooled with Petco;
(ii) the absence of any material adverse change with respect to the business or financial condition of PFW; (iii) the exercise by holders of not more than 7.5% of the outstanding shares of PFW Common Stock of their dissenters' rights; and
(iv) the receipt of other documents, including the Related Agreements. See "The Merger and Related Transactions -- Merger Agreement" and "-- Related Agreements; Interests of Certain Persons in the Merger."

     At any time prior to the Effective Time, to the extent legally allowed, Petco or PFW, without approval of the stockholders of PFW, may waive compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of that company. Neither Petco nor PFW currently intends to waive compliance with any such agreements or conditions.

     Termination or Amendment. The Merger Agreement may be terminated by mutual agreement of both parties or by either Petco or PFW: (i) if the Merger has not been consummated by January 31, 1997, other than as a result of the failure by the terminating party to perform any obligation under the Merger Agreement; (ii) if a court or governmental agency issues a nonappealable final order or decree or otherwise takes any action having the effect of permanently restraining or enjoining the Merger, other than as a result of the failure by the terminating party to use all reasonable efforts to consummate the Merger; (iii) if the meeting of PFW stockholders to approve the Merger has been held and the Merger Agreement is not approved by the requisite vote of the PFW stockholders; (iv) if
(A) under the applicable fiduciary duties of the directors of PFW, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, the PFW Board of Directors withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Petco or resolves to do so; (B) the PFW Board of Directors recommends to the stockholders of PFW an Alternative Transaction (as defined under the caption "The Merger and Related Transactions -- Merger
Agreement -- Termination or Amendment"); or (C) a tender offer or exchange offer for 25% or more of the outstanding shares of PFW Common Stock is commenced (other than by Petco) and the PFW Board of Directors recommends that the stockholders of PFW tender their shares in such tender offer or exchange offer;
(v) if under the applicable fiduciary duties of the directors of Petco, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, the Petco Board of Directors withdraws or modifies its approval of the Merger Agreement or the Merger in a manner adverse to PFW or resolves to do so; or (vi) as a result of a material uncured breach by the other party of a representation, warranty or covenant set forth in the Merger Agreement which is either not curable or which the breaching party has not used reasonable efforts to cure.

     Petco may also terminate the Merger Agreement if any person (or group of persons) other than Petco is or becomes the beneficial owner of 25% or more of the outstanding shares of PFW Common Stock; provided, that Petco may not terminate the Merger Agreement pursuant to this condition by reason of the ownership of shares of PFW Common Stock by any person listed in the beneficial ownership table in PFW's proxy statement dated May 17, 1996 in amount not exceeding the amount of shares indicated therein as being owned by such person.

     Upon termination of the Merger Agreement by reason of any of the matters set forth in the immediately preceding paragraph or in clauses (iii), (iv) or
(vi) above (as (vi) relates to a material uncured breach by PFW), or in the event of the non-satisfaction of PFW's condition to closing that PFW receive an update, dated as of the Closing Date, to the fairness opinion provided by its financial advisor, PFW would be required to pay Petco a fee of $1.7 million, plus actual, documented and reasonable out-of-pocket expenses of Petco relating to the transactions contemplated by the Merger Agreement in an aggregate amount not to exceed $450,000. PFW would not be required to pay such fee, however, in all such cases other than those described in clause (iv) above unless and until PFW also consummates an Alternative Transaction within one year from the date of termination of the Merger Agreement.

     The Merger Agreement provides that it may be amended by Petco and PFW at any time before or after approval of the PFW stockholders. Pursuant to Delaware Law, an amendment to the Merger Agreement made after adoption by stockholders may not, without further stockholder approval, (i) change the exchange ratio,
(ii) change the articles of incorporation of PFW as the corporation surviving the Merger, or (iii) change the terms and conditions of the Merger Agreement in a manner that would adversely affect holders of PFW Common Stock.

RELATED AGREEMENTS

     In connection with the Merger Agreement, certain stockholders and employees of PFW have entered into, or are expected to enter into prior to the Effective Time, related agreements (the "Related Agreements"), as described below:

     Employment, Consulting, Severance and Non-Competition Agreements.  Marvin
W. Goldstein, Chairman, President and Chief Executive Officer of PFW, has entered into an employment letter agreement (the "Letter Agreement") with Petco, pursuant to which he will be employed by Petco as a Senior Vice President in charge of Petco's Midwest Region for a period commencing on the Closing Date and ending on March 31, 1997. The Letter Agreement provides, among other things, that following termination of his employment with Petco, Mr. Goldstein will enter into a six-month consulting agreement, and that Mr. Goldstein will enter into a five-year non-competition agreement prior to the Effective Time (in exchange for which he will be paid $375,000 by Petco) which will begin at the earlier of (i) the termination of Mr. Goldstein's consulting period, or (ii) October 1, 1997. The Letter Agreement further provides that Petco will honor Mr. Goldstein's existing severance arrangements with PFW. Under the Merger Agreement, Petco has agreed to honor the existing severance arrangements of certain other employees of PFW and to pay PFW's remaining corporate managerial staff (totaling 45 persons) severance benefits upon their termination of employment under certain circumstances. See "The Merger and Related
Transactions -- Related Agreements; Interests of Certain Persons in the
Merger -- Employment, Consulting, Severance and Non-Competition Agreements."

     Affiliate Agreements. To help ensure that the Merger will be accounted for as a pooling of interests, it is a condition to Petco's obligation to consummate the Merger that PFW affiliates (as defined for purposes of Rule 145 promulgated under the Securities Act ("Rule 145")) enter into agreements that prohibit such persons from disposing of their shares of Petco Common Stock until Petco publicly releases its first report of at least 30 days of "combined operations," as defined by the Commission. Such affiliates also will agree not to sell, pledge or otherwise transfer such shares, except in compliance with Rule 145 or under certain other limited circumstances. See "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in the
Merger -- Affiliate Agreements."

OTHER MATTERS RELATED TO THE MERGER


     Regulatory Matters. Certain acquisition transactions such as the Merger are reviewed by the U.S. Department of Justice (the "Justice Department") or the U.S. Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until certain information has been furnished to the Justice Department and the FTC and certain waiting period requirements of the HSR Act have been satisfied. On October 28, 1996, Petco and PFW each filed Premerger Notification and Report Forms pursuant to the HSR Act with the Justice Department and the FTC. The waiting period under the HSR Act expired with respect to the Merger without any request for additional information on November 4, 1996. See "The Merger -- Regulatory Matters."


     Certain Federal Income Tax Matters. The Merger is expected to be a tax-free reorganization for federal income tax purposes, so that no gain or loss will be recognized by the PFW stockholders on the exchange of PFW Common Stock for Petco Common Stock or by the Petco stockholders pursuant to the Merger, except to the extent that PFW stockholders receive cash in lieu of fractional shares. As a condition to PFW's obligation to consummate the Merger, since the date of the Merger Agreement there shall not have been any change in the facts, circumstances or applicable federal tax laws that would prevent PFW from receiving an opinion dated on or prior to the time that the Registration Statement shall have become effective under the Securities Act, or that would cause the withdrawal of such opinion on or prior to the Closing Date, from its legal counsel to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes. PFW stockholders are urged to consult their own tax advisors regarding the tax consequences of the Merger. See "The Merger and Related Transactions -- Certain Federal Income Tax Matters."

     Accounting Treatment. The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to Petco's obligation to consummate the Merger that, among other things, Petco receive from KPMG Peat Marwick LLP, its independent auditors, a letter to the effect that pooling of interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger. Such letter will be based in part on a letter from Arthur Andersen LLP, PFW's independent public accountants, stating that they are not aware of any conditions that would preclude PFW from being pooled with Petco. See "The Merger and Related Transactions -- Accounting Treatment."

     Dissenters' Rights. If the Merger Agreement is approved by the required vote of PFW stockholders and is not abandoned or terminated, holders of PFW Common Stock who did not vote in favor of the Merger may, by complying with Sections 302A.471 and 302A.473 of the Minnesota Law, a copy of which is attached hereto as Appendix C, assert dissenters' rights as described therein, and the shares of PFW Common Stock held by such persons will be deemed to be "Dissenting Shares." However, it is a condition to Petco's obligation to consummate the Merger that holders of at least 92.5% of the outstanding shares of PFW Common Stock not exercise dissenters' rights pursuant to Sections 302A.471 and 302A.473 of the Minnesota Law. See "The Merger and Related Transactions -- Dissenters' Rights."

     Merger Expenses and Fees and Other Costs. Whether or not the Merger is consummated, each party will bear its own costs and expenses in connection with the Merger and the transactions related thereto, except that Petco and PFW have agreed to share equally all fees and expenses, other than attorneys', accountants' and representatives' fees, incurred in connection with the printing and filing of this Proxy Statement/Prospectus. Petco has agreed to pay PaineWebber Incorporated ("PaineWebber") a transaction fee of $750,000 if the Merger is consummated. PFW has agreed to pay Dain a transaction fee equal to 1.2% of the total transaction value if the Merger is consummated and a fee of $175,000 in connection with rendering an opinion concerning the fairness of consideration to be received by the stockholders of PFW, which amount will be credited against the transaction fee. Pursuant to the Merger Agreement, in no event shall Dain's fees exceed $750,000. See "The Merger and Related Transactions -- Opinion of PFW Financial Advisor" and "-- Merger Expenses and Fees and Other Costs."

     Petco and PFW anticipate that they will incur combined direct transaction costs currently estimated to be approximately $2.3 million associated with the Merger. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger, expected in the fiscal year ending February 1, 1997. In addition, Petco anticipates incurring an additional charge upon consummation of the Merger currently estimated to be in the range of $15.0- $23.0 million to reflect costs and expenses related to integrating the two companies. See "Unaudited Pro Forma Condensed Combining Consolidated Financial Statements."

     Surrender of Certificates. If the Merger becomes effective, Petco will mail a letter of transmittal with instructions to all holders of record of PFW Common Stock as of the Effective Time for use in surrendering their stock certificates in exchange for certificates representing Petco Common Stock and a cash payment in lieu of fractional shares. CERTIFICATES REPRESENTING SHARES OF PFW COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED.

COMPARATIVE MARKET PRICE INFORMATION

     The table below sets forth, for the fiscal quarters indicated, the range of high and low bid quotations for shares of Petco Common Stock and PFW Common Stock as reported by The Nasdaq National Market (giving effect to the three-for-two split of the Petco Common Stock effected in the form of a stock dividend on April 15, 1996). The Petco Common Stock is traded on The Nasdaq National Market under the symbol "PETC" and the PFW Common Stock is traded on The Nasdaq National Market under the symbol "PFWA."

                                                           PETCO                   PFW
                                                      COMMON STOCK(1)        COMMON STOCK(2)
                                                     ------------------     -----------------
                        PERIOD                        HIGH        LOW        HIGH       LOW
    -----------------------------------------------  ------      ------     ------     ------
    Fiscal year ended January 28, 1995
      1st Quarter..................................  $11.17      $ 7.48     $ 5.88     $ 4.25
      2nd Quarter..................................  $ 9.50      $ 7.17     $ 5.38     $ 3.88
      3rd Quarter..................................  $11.83      $ 8.00     $ 6.13     $ 4.75
      4th Quarter..................................  $12.33      $ 9.67     $ 5.88     $ 3.13
    Fiscal year ended February 3, 1996
      1st Quarter..................................  $15.33      $11.33     $ 4.13     $ 3.00
      2nd Quarter..................................  $15.67      $12.33     $ 5.13     $ 3.19
      3rd Quarter..................................  $18.00      $14.33     $ 5.38     $ 3.44
      4th Quarter..................................  $22.83      $16.33     $ 3.88     $ 2.88
    Fiscal year ending February 1, 1997
      1st Quarter..................................  $32.67      $20.50     $ 4.44     $ 3.38
      2nd Quarter..................................  $29.25      $21.63     $ 4.50     $ 3.44
      3rd Quarter..................................  $29.00      $21.50     $ 5.38     $ 3.38
      4th Quarter (through November 19)............  $24.00      $22.88     $ 4.75     $ 4.50


---------------
(1) The Petco Common Stock was initially offered to the public on March 17, 1994. Prior to such date, there was no public market for the Petco Common Stock.

(2) The PFW Common Stock prices are as reported on The Nasdaq National Market following PFW's listing on February 17, 1994. Prior to February 17, 1994, the PFW Common Stock was listed on The Nasdaq SmallCap Market. For the period through February 16, 1994, the high and low bid quotations for shares of PFW Common Stock were $7.38 and $5.63, respectively. These prices represent interdealer prices without adjustment for mark-up, mark-down or commission and do not reflect actual transactions.


     As of the Record Date, there were 385 stockholders of record of Petco Common Stock as shown on the records of Petco's transfer agent and 326 stockholders of record of PFW Common Stock as shown on the records of PFW's transfer agent.


     Neither Petco nor PFW has ever paid any cash dividends on its stock, and each anticipates that, for the foreseeable future, it will continue to retain any earnings for use in the operation of its business. Under the terms of Petco's revolving credit agreement, Petco is not permitted to declare or pay dividends on its capital stock. Under PFW's credit agreement, PFW is also not permitted to declare or pay any dividends.


     The following table sets forth the closing price per share for Petco Common Stock and PFW Common Stock as reported on The Nasdaq National Market on October 3, 1996, the last full trading day prior to the date of the public announcement of the Merger Agreement, and on November 19, 1996, the latest practicable trading day before the printing of this Proxy Statement/Prospectus. Additionally, the table below sets forth the equivalent per share prices for PFW Common Stock based on the Petco Common Stock prices on such dates.



                                                PETCO             PFW
                                             COMMON STOCK     COMMON STOCK       PFW EQUIVALENT
                                                PRICE            PRICE         PER SHARE PRICE(1)
                                             ------------     ------------     ------------------
    October 3, 1996........................     $29.00           $ 5.13              $ 5.80
    November 19, 1996......................     $22.88           $ 4.50              $ 4.97


---------------

(1) PFW equivalent per share price was calculated by multiplying an assumed exchange ratio (0.2 on October 3, 1996 and 0.2173913 on November 19, 1996, based on the assumption that the Petco Stock Price on the dates shown equaled the Petco Common Stock price on such dates) by the Petco Common Stock price on such dates.

             PETCO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
            (IN THOUSANDS, EXCEPT SHARE, STORE AND SQUARE FOOT DATA)

     The following table sets forth selected historical consolidated financial data of Petco for each of the years in the five-year period ended February 3, 1996, and as of February 1, 1992, January 30, 1993, January 29, 1994, January 28, 1995, February 3, 1996, July 29, 1995 and August 3, 1996, and for the twenty-six week periods ended July 29, 1995 and August 3, 1996. The selected historical consolidated financial data as of and for each of the years in the three-year period ended February 3, 1996 shown below have been derived from the audited consolidated financial statements of Petco, which have been restated to reflect the merger in July 1996 with Pet Nosh Consolidated Co., Inc. ("Pet Nosh") using the pooling of interests method. The selected historical consolidated financial data as of and for each of the years in the two-year period ended January 30, 1993 have been derived from the unaudited historical consolidated financial statements of Petco restated for the merger with Pet Nosh. The historical consolidated financial data for Petco for the twenty-six week periods ended July 29, 1995 and August 3, 1996 have been derived from Petco's unaudited consolidated financial statements and reflect all adjustments and accruals, consisting only of normal, recurring adjustments and accruals which are, in the opinion of Petco management, necessary for a fair presentation of the results for the interim periods presented. These historical data are not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the information set forth under the captions "Petco Management's Discussion and Analysis of Financial Condition and Results of Operations" and the separate consolidated financial statements and the notes thereto of Petco incorporated herein by reference.


                                                                                                          TWENTY-SIX WEEKS
                                                               FISCAL YEAR ENDED                               ENDED
                                            --------------------------------------------------------    --------------------
                                            FEB. 1,     JAN. 30,    JAN. 29,    JAN. 28,    FEB. 3,     JULY 29,    AUG. 3,
                                              1992        1993        1994        1995        1996        1995        1996
                                            --------    --------    --------    --------    --------    --------    --------
STATEMENTS OF OPERATIONS DATA:
Net sales................................   $112,444    $125,231    $160,841    $205,178    $293,631    $122,512    $197,272
Cost of sales and occupancy costs(1).....     80,869      91,186     120,574     153,607     224,540      93,151     147,764
                                            --------    --------    --------    --------    --------    --------    --------
Gross profit.............................     31,575      34,045      40,267      51,571      69,091      29,361      49,508
Selling, general and administrative
  expenses(2)............................     24,586      29,147      35,969      44,128      70,808      25,531      42,787
Merger and nonrecurring charges(3).......         --          --          --          --          --          --      14,945
                                            --------    --------    --------    --------    --------    --------    --------
Operating income (loss)..................      6,989       4,898       4,298       7,443      (1,717)      3,830      (8,224)
Interest expense (income)................      4,823       4,356       5,104         720        (245)        (79)         88
                                            --------    --------    --------    --------    --------    --------    --------
Earnings (loss) before income taxes......      2,166         542        (806)      6,723      (1,472)      3,909      (8,312)
Income taxes (benefit)(4)................        161          28          51       1,969      (9,785)      1,177      (2,395)
                                            --------    --------    --------    --------    --------    --------    --------
Net earnings (loss)......................   $  2,005    $    514    $   (857)   $  4,754    $  8,313    $  2,732    $ (5,917)
                                            ========    ========    ========    ========    ========    ========    ========
Net earnings (loss) per share(5).........         --          --          --    $   0.57    $   0.67    $   0.24    $  (0.40)
Weighted average common shares
  outstanding............................                                       8,340,803   12,430,720  11,443,860  14,874,304
OPERATING DATA:
Superstores open end of period...........         11          39          69         117         184         139         206
Traditional stores open end of period....        167         158         132         107          79          92          68
                                            --------    --------    --------    --------    --------    --------    --------
Total stores open end of period..........        178         197         201         224         263         231         274
Aggregate gross square footage...........    652,800     833,000     996,000    1,427,000   2,278,000   1,608,000   2,601,000
Percentage increase in comparable store
  net sales..............................        5.5%        2.1%       15.0%       18.5%       16.5%       15.0%       18.3%
BALANCE SHEET DATA:
Working capital..........................   $    139    $  1,591    $    785    $ 14,183    $ 14,414    $ 50,089    $ 66,803
Total assets.............................     25,293      32,586      41,771      79,850     162,115     126,270     236,628
Current portion of capital lease and
  other obligations......................      1,110       5,770       4,999       1,016       2,747       1,627       3,941
Capital lease and other obligations,
  excluding current portion..............     44,148      46,990      50,064       4,200      11,522       5,742      12,619
Total stockholders' equity...............   ( 36,119)    (35,470)    (36,181)     41,348      96,280      90,849     169,226

---------------

(1) Includes $4.3 million of charges from the write-down of fixed assets and related costs with respect to Petco's central distribution facility in fiscal 1995.

(2) Includes $9.2 million of costs incurred following acquisitions in fiscal 1995. These costs were primarily associated with lease cancellations, closure of traditional stores located in the same markets as acquired stores, write-downs of certain assets, and the conversion and integration of certain acquired stores.

(3) Merger and nonrecurring charges of $14.9 million reflected in the twenty-six weeks ended August 3, 1996 include transaction costs, costs attributable to lease cancellation and closure of duplicate or inadequate facilities, facility conversion costs, cancellation of certain contractual obligations and other integration costs.

(4) Includes an $8.7 million benefit from previously unrecognized deferred tax assets in fiscal 1995.

(5) Due to differences in capital structure, Petco's net earnings per share information prior to fiscal 1994 is not comparable and, accordingly, is not presented.

                     PFW SELECTED HISTORICAL FINANCIAL DATA
            (IN THOUSANDS, EXCEPT SHARE, STORE AND SQUARE FOOT DATA)


     The following table sets forth selected historical financial data of PFW. The balance sheet data presented below as of December 31, 1991, 1992 and 1993, January 29, 1994, January 28, 1995 and February 3, 1996 and the statements of operations data for each of the years in the three-year period ended December 31, 1993, the twenty-nine days ended January 29, 1994, the year ended January 28, 1995 and the year ended February 3, 1996 have been derived from the audited financial statements of PFW, all of which have been audited by Arthur Andersen LLP, except as of and for each of the years in the two-year period ended December 31, 1992, which were audited by another firm. The balance sheet data as of July 29, 1995 and August 3, 1996 and the statements of operations data for the twenty-six weeks ended July 29, 1995 and August 3, 1996 presented below have been derived from PFW's unaudited condensed financial statements and reflect all adjustments and accruals, consisting only of normal, recurring adjustments and accruals which are, in the opinion of PFW management, necessary for a fair presentation of the results for the interim periods presented. The historical interim results data are not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the information set forth under the caption "PFW Management's Discussion and Analysis of Financial Condition and Results of Operations" and the separate financial statements and the notes thereto of PFW included herein.



                                                                     TWENTY-NINE                                TWENTY-SIX
                                         FISCAL YEAR ENDED              DAYS         FISCAL YEAR ENDED          WEEKS ENDED
                                  --------------------------------      ENDED      ---------------------   ---------------------
                                  DEC. 31,   DEC. 31,    DEC. 31,     JAN. 29,     JAN. 28,     FEB. 3,    JULY 29,     AUG. 3,
                                    1991       1992        1993         1994         1995        1996        1995        1996
                                  --------   ---------   ---------   -----------   ---------   ---------   ---------   ---------
STATEMENTS OF OPERATIONS DATA:
Net sales.......................  $ 7,050    $  11,108   $  18,170    $   1,842    $  36,285   $  61,095   $  26,767   $  31,903
Cost of sales...................    5,364        8,424      14,113        1,437       28,052      46,747      20,971      23,630
                                  --------   ---------   ---------   -----------   ---------   ---------   ---------   ---------
Gross profit....................    1,686        2,684       4,057          405        8,233      14,348       5,796       8,273
Selling, general and
  administrative expenses.......    1,747        2,443       5,671          714       10,997      16,332       7,835       7,778
                                  --------   ---------   ---------   -----------   ---------   ---------   ---------   ---------
Operating income (loss).........      (61 )        241      (1,614)        (309)      (2,764)     (1,984)     (2,039)        495
Loss on disposal................       --           --          --           --           --      (3,500)         --          --
Interest expense (income).......       88           38         (34)           3         (570)       (391)       (239)       (111)
                                  --------   ---------   ---------   -----------   ---------   ---------   ---------   ---------
Earnings (loss) before income
  taxes.........................     (149 )        203      (1,580)        (312)      (2,194)     (5,093)     (1,800)        606
Income taxes (benefit)..........       --           69          (9)          --           --          --          --          --
                                  --------   ---------   ---------   -----------   ---------   ---------   ---------   ---------
Net earnings (loss).............     (149 )        134      (1,571)        (312)      (2,194)     (5,093)     (1,800)        606
                                  =======     ========    ========   ===========    ========    ========    ========    ========
Net earnings (loss) per share...  $  (.52 )  $     .07   $    (.38)   $    (.06)   $    (.24)  $    (.55)  $    (.19)  $     .06
Weighted average common shares
  outstanding...................  285,714    2,011,450   4,117,055    4,866,206    9,001,257   9,330,171   9,327,522   9,422,378
OPERATING DATA:
Stores open end of period.......        5            5           8            8           21          22          25          25
Aggregate gross square
  footage.......................   77,000       77,000     133,000      133,000      379,000     376,000     454,000     427,000
Percentage increase in
  comparable store net sales....     53.3 %       30.0%       23.8%        29.7%        23.3%       17.9%       18.0%        6.9%
BALANCE SHEET DATA:
Working capital (deficit).......     (420 )      3,781       3,679        3,151       13,898       9,544      10,937      10,197
Total assets....................    1,658        5,919       8,354        7,866       25,426      21,443      24,533      22,823
Current maturities of capital
  lease obligations.............      346          119          60          109           86         149          76         154
Capital lease obligation, less
  current maturities............      160           86          28          282          294         349         250         270
Total stockholders' equity......     (105 )      4,376       5,806        5,494       21,686      16,635      19,886      17,345

       SELECTED PRO FORMA CONDENSED COMBINING CONSOLIDATED FINANCIAL DATA

     The selected pro forma condensed combining consolidated financial information presented below provides financial information giving effect to the Merger on a pooling of interests basis for the periods presented. The financial information of PFW has been adjusted to conform PFW's presentation format to that of Petco. The pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results. The pro forma information is derived from the Unaudited Pro Forma Condensed Combining Consolidated Financial Statements appearing elsewhere herein and should be read in conjunction with, and is qualified in its entirety by reference to, such information.


                                                               FISCAL YEAR ENDED
                                                    ---------------------------------------     TWENTY-SIX
                                                    JANUARY 29,   JANUARY 28,   FEBRUARY 3,    WEEKS ENDED
                                                    1994(1)(2)       1995          1996       AUGUST 3, 1996
                                                    -----------   -----------   -----------   --------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINING STATEMENT OF OPERATIONS DATA:
Net sales.........................................   $ 179,011     $ 241,463     $ 354,726       $229,175
Gross profit......................................      44,324        59,804        83,439         57,781
Operating income (loss)...........................       2,684         4,679        (3,701)        (7,729)
Net interest expense (income).....................       5,070           150          (636)           (23)
Earnings (loss) before income taxes...............      (2,386)        4,529        (6,565)        (7,706)
Net earnings (loss)...............................   $  (1,976)    $   3,515     $   4,971       $ (5,523)
Net earnings (loss) per share.....................          --     $    0.34     $    0.34       $  (0.33)
Weighted average common shares outstanding........          --    10,392,993    14,482,910     16,926,494


                                                                                 AUGUST 3, 1996
                                                                                 --------------
                                                                                 (IN THOUSANDS)
PRO FORMA COMBINING BALANCE SHEET DATA:
Working capital................................................................     $ 74,750
Total assets...................................................................      262,397
Current portion of capital lease and other obligations.........................        4,095
Capital lease and other obligations, excluding current portion.................       12,889
Total stockholders' equity.....................................................      187,267

---------------
(1) PFW historical financial data included is for the year ended December 31, 1993.

(2) Due to differences in capital structure, Petco's net earnings per share information prior to fiscal 1994 is not comparable and, accordingly, is not presented.

                           COMPARATIVE PER SHARE DATA

     The following table summarizes certain selected consolidated financial information on an historical basis, a pro forma basis and a pro forma equivalent per share basis and is derived from, should be read in conjunction with and is qualified in its entirety by reference to, the Unaudited Pro Forma Condensed Combining Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus and the historical financial statements of Petco and PFW, which are included elsewhere in this Proxy Statement/Prospectus or incorporated in this Proxy Statement/Prospectus by reference. The information presented in this table is for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results.


                                                                                            PFW
                                                   HISTORICAL                           EQUIVALENT
                                                -----------------     PRO FORMA          PRO FORMA
                                                PETCO(3)    PFW     COMBINED(1)(3)   COMBINED(1)(2)(3)
                                                --------   ------   --------------   -----------------
Net earnings (loss) per share:
  Twenty-six weeks ended August 3, 1996.......   $(0.40)   $ 0.06       $(0.33)           $ (0.07)
  Twenty-six weeks ended July 29, 1995........     0.24     (0.19)        0.10               0.02
  Fiscal year ended February 3, 1996..........     0.67     (0.55)        0.34               0.07
  Fiscal year ended January 28, 1995..........     0.57     (0.24)        0.34               0.07
  Twenty-nine days ended January 29, 1994.....       --     (0.06)          --                 --
  Fiscal year ended January 29, 1994(3)(4)....       --     (0.38)          --                 --
Book value per share at(5):
  August 3, 1996..............................   $10.37    $ 1.84       $10.19            $  2.22
  February 3, 1996............................     7.19      1.78         7.37               1.60


---------------
(1) Petco and PFW anticipate that the combined company will incur Merger-related expenses totaling approximately $2.3 million. Such expenses include only financial advisory fees, legal and accounting expenses and other miscellaneous transaction costs; they do not include any severance payments that may be made to PFW employees in connection with the Merger (see "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in the Merger"), any costs relating to possible store conversions or closures or any other costs that may arise in connection with the Merger (see "The Merger and Related Transactions -- Merger Expenses and Fees and Other Costs"). These Merger-related expenses are estimated to be in the range of $15.0 -- $23.0 million and are expected to be charged to the operations of Petco and PFW as incurred. The effects of the $2.3 million in direct costs have not been reflected in the historical or pro forma earnings per share data but are reflected in the pro forma book value per share as of August 3, 1996 and February 3, 1996.


(2) The PFW equivalent pro forma combined per share amounts are calculated by multiplying the Petco pro forma combined per share amounts by an assumed exchange ratio of 0.2173913, based on the assumption that the Petco Stock Price on November 19, 1996 equaled the Petco Common Stock price on such date.


(3) Due to differences in capital structure, Petco net earnings (loss) per share information prior to fiscal 1994 is not comparable and, accordingly, is not presented.

(4) PFW historical financial data included is for the year ended December 31, 1993.

(5) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Petco's pro forma book value per share is computed by dividing pro forma stockholders' equity, including the effect of pro forma adjustments, by the pro forma number of Petco Common Stock which would have been outstanding had the Merger been consummated as of each balance sheet date.

                                  RISK FACTORS

     In addition to the other information regarding Petco, PFW and the Merger contained in this Proxy Statement/Prospectus, the following factors should be considered carefully by PFW stockholders before voting on the Merger.

     Certain statements in this Proxy Statement/Prospectus that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Petco, PFW and the combined entity to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following risks:

INTEGRATION OF OPERATIONS

     If the combined company is to realize the anticipated benefits of the Merger, the operations of the two companies must be integrated and combined efficiently. The process of rationalizing management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the combined company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce the short-term earnings of the combined company. Subsequent to the Merger, Petco expects to incur a charge estimated to be in the range of $15.0-$23.0 million to reflect integration costs expected to result from the combination of the two companies. This amount is a preliminary estimate only. There can be no assurance that Petco will not incur additional charges in the current quarter and subsequent quarters to reflect costs associated with the Merger.

TAX-FREE REORGANIZATION; CONTINUITY OF INTEREST REQUIREMENT

     The proper characterization of the Merger as a tax-free reorganization (a "Reorganization") under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), is subject to the satisfaction of certain requirements. Of particular importance is the "continuity of interest" requirement. To satisfy the "continuity of interest" requirement, PFW stockholders must not, pursuant to a plan or intent existing at or prior to the Effective Time, dispose of or transfer so much of either (i) their PFW Common Stock in anticipation of the Merger, or (ii) the Petco Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the PFW stockholders, as a group, would no longer have a significant equity interest in the PFW business being conducted by Petco after the Merger. PFW stockholders will generally be regarded as having a significant equity interest as long as the Petco Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the PFW stockholders in the Merger.

     A successful Internal Revenue Service ("IRS") challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in significant tax consequences. A PFW stockholder would recognize gain or loss with respect to each share of PFW Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Petco Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Petco Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger is consummated. Neither Petco nor PFW has requested a ruling from the IRS with regard to the federal income tax consequences of the

Merger. Counsel for PFW will render certain legal opinions with respect to tax matters. See "The Merger and Related Transactions -- Certain Federal Income Tax Matters."

EXPANSION PLANS

     Petco's continued growth depends, to a significant degree, on its ability to open and operate new superstores on a profitable basis and to a lesser extent on increasing sales in existing stores. Petco's performance is also dependent upon a number of other factors, including its ability to locate and obtain favorable superstore sites and negotiate acceptable lease terms, to obtain and distribute adequate product supplies to its stores, to hire and train employees and to upgrade its management information and other operating systems to control the anticipated growth and expanded operations. In fiscal 1996, Petco expects to open or acquire 55 superstores, including 16 conversions, and to close 14 stores. In fiscal 1997, Petco expects to open 45 superstores, including 20 conversions, and to close five stores. While Petco expects the costs of closing the aforementioned stores to be insignificant, it is Petco's policy to accrue such expenses at the time management makes the decision to close a store. Petco expects to expend approximately $28.0 million in each of fiscal 1996 and fiscal 1997 for capital expenditures and pre-opening costs related to such expansion. There can be no assurance that Petco will achieve its planned expansion or that such expansion will be profitable. Petco has recently opened stores in new markets and plans to open additional stores in new markets. The performance of new stores may be adversely affected by regional economic conditions. Petco's expansion strategy could have the effect of drawing customers from its existing stores. In addition, average store contribution and operating margins may be adversely affected in the near term due to the level of preopening expenses and lower anticipated sales volumes of its immature stores. See "Petco Management's Discussion and Analysis of Financial Condition and Results of Operations." Management's experience has been that a superstore achieves positive cash flow, positive store contribution and GAAP income within approximately seven months. See "Petco Business -- Store Development, Expansion and Acquisition Strategy." Petco's existing revolving credit facility contains certain covenants which may restrict or impair Petco's growth plans. See "Petco Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Management continues to evaluate Petco's long-term distribution needs to increase product handling capacity to accommodate store and sales growth beyond fiscal 1997. Either Petco's failure to expand its distribution facilities in accordance with its growth plans or difficulties incurred in operating its distribution facilities could adversely affect Petco's ability to deliver merchandise to its stores in a timely fashion. See "Petco Business -- Purchasing and Distribution."

RELIANCE ON VENDORS AND PRODUCT LINES AND EXCLUSIVE DISTRIBUTION ARRANGEMENTS

     Petco purchases significant amounts of products from four key vendors, Iams, Nutro, Science Diet and Nature's Recipe, the first three of which each supplied products that accounted for more than 10% and less than 15% of Petco's sales in calendar 1995. Petco does not maintain long-term supply contracts with any of its vendors and the loss of any of these vendors or other significant vendors of premium pet food or pet supplies offered by Petco could have a material adverse effect on Petco. In addition, it would materially adversely affect Petco if any of these manufacturers of premium pet food were to make their products available in supermarkets or through other mass merchants, or if the premium brands currently available to such supermarkets and mass merchants were to increase their market share at the expense of the premium brands sold only through specialty pet food and supply retailers. Petco's principal vendors currently provide Petco with certain incentives such as volume purchasing, trade discounts, cooperative advertising and market development funds. A reduction or discontinuance of these incentives could also have a material adverse effect on Petco.

COMPETITION

     The pet food and supply retailing industry is highly competitive. Petco competes with a number of pet supply warehouse stores, smaller pet store chains and independent pet stores. Petco also competes with supermarkets and other mass merchants. Many of Petco's competitors are larger and have significantly greater resources than Petco. If any of Petco's major competitors seek to gain or retain market share by reducing prices, Petco may be required to reduce its prices on key items in order to remain competitive, which may have the effect of reducing its profitability. There is no assurance that in the future Petco will not face greater competition from other national, regional and local retailers. See "Petco Business -- Competition."

OPERATING LOSSES; FUTURE OPERATING RESULTS; ECONOMIC CONDITIONS

     Petco incurred significant losses in fiscal 1989 and 1990. As of August 3, 1996, Petco had an accumulated deficit of $41.3 million. Beginning in fiscal 1990, Petco hired a new management team which redirected Petco's business strategies. In fiscal 1991, Petco completed a restructuring. The decreased debt (and attendant reduced interest payments) from the restructuring, coupled with merchandising and operational improvements implemented by the new management team, enabled Petco to realize profits in fiscal 1991 and 1992. Petco realized a loss in fiscal 1993 due to lower gross margins on key food items as a result of the implementation of an everyday low pricing strategy, increased operating costs and immature sales volumes related to Petco's new store expansion, increased interest expense and a loss on a writedown of intangible assets. Although Petco realized net profits in fiscal 1994 and 1995 and believes that it has successfully implemented its business strategies, there is no assurance that they will continue to be effective or that Petco will be profitable in the future.

     Many regions of the United States, including California, where, as of August 3, 1996, 122 of Petco's 274 stores were located, continue to experience an economic recession. Adverse economic conditions in any of Petco's major markets, or further adverse changes in general or local economic conditions, could adversely affect Petco's operating results and expansion plans.

QUARTERLY AND SEASONAL FLUCTUATIONS

     The timing of new store openings, related preopening expenses and the amount of revenue contributed by new and existing stores may cause Petco's quarterly results of operations to fluctuate. Petco's business is also subject to some seasonal fluctuation. Historically, Petco has realized a higher portion of its net sales during the month of December than during the other months of the year and also typically has higher sales in the second and third fiscal quarters due to increased demand for flea and tick control products. See "Petco Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Data."

DEPENDENCE ON SENIOR MANAGEMENT

     Petco is dependent upon the efforts of its principal executive officers. In particular, Petco is dependent upon the management and leadership of Brian K. Devine, Chairman, President and Chief Executive Officer. The loss of Mr. Devine or certain of Petco's other principal executive officers could materially adversely affect Petco's business. Petco has entered into an employment agreement with Mr. Devine which provides for an indefinite term and which may be terminated by Mr. Devine on 90 days' notice. Petco has obtained a key man insurance policy on the life of Mr. Devine in the amount of $1.0 million, of which Petco is the sole beneficiary. Petco's success will depend on its ability to retain its current management and to attract and retain qualified personnel in the future.

POSSIBLE VOLATILITY OF STOCK PRICE

     The Petco Common Stock is quoted on The Nasdaq National Market. The market price of the Petco Common Stock could be subject to significant fluctuations in response to operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Petco Common Stock. In addition, the absence or discontinuance of the listing of the Petco Common Stock on The Nasdaq National Market could adversely affect the liquidity and price of the Petco Common Stock.

                              THE SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to the stockholders of PFW in connection with the solicitation by the PFW Board of Directors of proxies in the accompanying form to be used at the Special Meeting and at any adjournments or postponements thereof.

DATE, TIME AND PLACE


     The Special Meeting will be held on December 31, 1996, at 9:30 a.m., local time, at Interchange Tower, Room 205, 600 South Highway 169, St. Louis Park, Minnesota 55426.


PURPOSE

     At the Special Meeting, including any adjournments or postponements thereof, stockholders of PFW will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.

RECORD DATE; QUORUM


     Only holders of record of PFW Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 9,440,074 shares of PFW Common Stock outstanding and entitled to vote, held of record by 326 stockholders. The presence (in person or by proxy) of the holders of a majority of the outstanding shares of PFW Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will each be included in determining whether a quorum is present.


VOTE REQUIRED


     Each PFW stockholder is entitled to one vote for each share of PFW Common Stock held as of the Record Date. The affirmative vote of a majority of the outstanding shares of PFW Common Stock as of the Record Date, present in person or represented by proxy, is required to approve and adopt the Merger Agreement. Because approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of PFW Common Stock, abstentions and broker non-votes will have the effect of votes against the Merger Agreement. As a group, all executive officers and directors of PFW beneficially owned 1,576,269 shares, or 16.0%, of the PFW Common Stock outstanding as of the Record Date.


VOTING OF PROXIES


     The shares represented by properly executed proxies received prior to or at the Special Meeting in response to this solicitation and not revoked will be voted at the Special Meeting. A proxy may be revoked at any time before it is exercised at the Special Meeting by (i) delivering to the Corporate Secretary of PFW, Interchange Tower, Suite 701, 600 South Highway 169, St. Louis Park, Minnesota 55426, a written notice bearing a later date than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy). All proxies that are properly executed and returned and that are not revoked will be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the Merger Agreement, as recommended by the PFW Board of Directors. The PFW Board is not currently aware of any business to be brought before the Special Meeting other than the specific proposals referred to in this Proxy Statement/Prospectus and specified in the accompanying notice of the Special Meeting. As to any other business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

SOLICITATION OF PROXIES


     The expense of printing and mailing this Proxy Statement/Prospectus and accompanying proxy materials will be borne equally by Petco and PFW. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of PFW by personal interview, telephone or telegraph. No additional compensation will be paid to such persons for such solicitation. Also, D.F. King & Co., Inc. ("D.F. King") will assist in the solicitation of proxies. D.F. King will receive a fee not expected to exceed $10,000 plus out-of-pocket expenses for its services. PFW may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the PFW Common Stock.


BOARD RECOMMENDATION

     THE PFW BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

     This section of the Proxy Statement/Prospectus describes certain aspects of the Merger. The Merger Agreement provides for the merger of Merger Sub, a newly formed, wholly owned Minnesota subsidiary of Petco, with and into PFW. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Merger Agreement are accurate in all material respects but do not purport to be complete and are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and incorporated herein by reference. All PFW stockholders are urged to read the Merger Agreement in its entirety.

EFFECTS OF THE MERGER

     General

     The Merger will be consummated promptly following approval of the Merger Agreement by the PFW stockholders and the satisfaction or waiver of all other conditions to consummation of the Merger. At the Effective Time, Merger Sub will merge with and into PFW, with the result that PFW will be the surviving corporation in the Merger and a wholly owned subsidiary of Petco. It is anticipated that, promptly after the Effective Time, PFW will then be merged with Petco, with the result that PFW will cease to exist and Petco will continue as the surviving corporation. As described below, the stockholders of PFW will become stockholders of Petco, and their rights will be governed by the Petco Certificate, the Petco Bylaws and the Delaware Law. See "Comparison of Rights of Stockholders of Petco and PFW."

     At the Effective Time, the PFW Common Stock will cease trading on The Nasdaq National Market, and there will no longer be any public trading market for PFW Common Stock. In addition, Petco intends to take action, promptly following the Effective Time, to terminate the registration of the PFW Common Stock under the Exchange Act. As a result, at prescribed dates thereafter, neither Petco nor PFW will be required to continue to file with the Commission reports, proxy statements and other information required under the Exchange Act with respect to PFW as a separate entity, although Petco will continue to file such reports, proxy statements and other information with respect to the combined company for so long as Petco remains subject to such Exchange Act requirements.

     There will be no change in the current Board of Directors and officers of Petco as a result of the Merger, except that Marvin W. Goldstein, the current Chairman, President and Chief Executive Officer of PFW, will become a Senior Vice President of Petco. At the Effective Time, the officers and directors of Merger Sub (who are currently officers of Petco) will become the officers and directors of PFW.

     Conversion of Shares

     At the Effective Time, each outstanding share of PFW Common Stock (other than dissenting PFW shares, if any) will be converted into the right to receive that fraction of a share of Petco Common Stock equal to (i) 0.2173913 of a share of Petco Common Stock if the Petco Stock Price is less than or equal to $23.00,
(ii) the quotient of (A) $5.00 divided by (B) the Petco Stock Price if the Petco Stock Price is greater than $23.00 and less than $25.00, or (iii) 0.2 if the Petco Stock Price is greater than or equal to $25.00.


     Based on the assumption that the Petco Stock Price on November 19, 1996 equaled the Petco Common Stock price on such date, each outstanding share of PFW Common Stock would have been converted into the right to receive 0.2173913 of a share of Petco Common Stock, and based upon the closing price per share of Petco Common Stock on November 19, 1996 of $22 7/8, such fraction of a share of Petco Common Stock would have had a value of $4.97. Based on such information, an aggregate of 2,052,190 shares of Petco Common Stock would have been issued in the Merger (not including shares issuable upon the exercise of outstanding PFW Options and PFW Warrants to be assumed by Petco in the Merger), and the former holders of PFW Common Stock would own shares of Petco Common Stock representing 11.0% of the shares of Petco Common Stock to be outstanding immediately after consummation of the Merger. The market price for shares of Petco Common Stock fluctuates daily. Accordingly, the exchange ratio and the aggregate number of shares of Petco Common Stock to be issued in the Merger may be subject to adjustment up to the Closing Date. PFW stockholders are urged to obtain current market quotations for Petco Common Stock and PFW Common Stock.

     Fractional Shares

     No fractional shares of Petco Common Stock will be issued in the Merger. Instead, each PFW stockholder who would otherwise be entitled to receive a fraction of a share of Petco Common Stock will receive an amount in cash (without interest) equal to such holder's proportionate interest in the proceeds from the sale or sales in the open market of the aggregate fractional shares of Petco Common Stock issued in the Merger.

     Conversion of Options

     As a result of the Merger, each outstanding PFW Option will be assumed by Petco and converted into an option to acquire, on the same terms and conditions as were applicable under such PFW Option prior to the Effective Time, the number (rounded to the nearest whole number) of shares of Petco Common Stock as the holder of such PFW Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share of Petco Common Stock equal to (i) the aggregate exercise price for PFW Common Stock otherwise purchasable pursuant to such PFW Option divided by (ii) the number of shares of Petco Common Stock deemed purchasable pursuant to such PFW Option. Under the Merger Agreement, Petco is obligated to file a Registration Statement on Form S-8 with the Commission with respect to the issuance of shares of Petco Common Stock upon exercise of the assumed PFW Options as promptly as practicable following the Effective Time.


     As of the Record Date, 987,949 shares of PFW Common Stock were subject to outstanding PFW Options. Assuming no exercise or termination of such PFW Options prior to the consummation of the Merger, and based on the assumption that the Petco Stock Price on November 19, 1996 equaled the Petco Common Stock price on such date, at the Effective Time, the PFW Options would be converted into options to purchase an aggregate of 214,771 shares of Petco Common Stock.


     Conversion of Warrants

     As a result of the Merger, each outstanding PFW Warrant will be assumed by Petco and converted into a warrant to acquire, on the same terms and conditions as were applicable under such PFW Warrant prior to the Effective Time, the number (rounded to the nearest whole number) of shares of Petco Common Stock as the holder of such PFW Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such PFW Warrant in full immediately prior to the Effective Time (not taking into account whether or not such PFW Warrant was in fact exercisable), at a price per share of Petco Common Stock equal to
(i) the aggregate exercise price for PFW Common Stock otherwise purchasable pursuant to such PFW Warrant divided by (ii) the number of shares of Petco Common Stock deemed purchasable pursuant to such PFW Warrant.


     As of the Record Date, 100,000 shares of PFW Common Stock were subject to outstanding PFW Warrants. Assuming no exercise or termination of such PFW Warrants prior to the consummation of the Merger, and based on the assumption that the Petco Stock Price on November 19, 1996 equaled the Petco Common Stock price on such date, at the Effective Time, the PFW Warrants would be converted into warrants to purchase an aggregate of 21,739 shares of Petco Common Stock.


     PFW Employee Stock Purchase Plan

     Pursuant to the Merger Agreement, in the event that the Closing Date occurs before December 31, 1996, PFW has agreed to terminate PFW's Employee Stock Purchase Plan (the "PFW Purchase Plan") as of the Closing Date. To the extent of the accumulated payroll deductions made as of the Closing Date, all outstanding options to purchase PFW Common Stock ("Purchase Options") granted thereunder will be deemed exercised in full on the Closing Date and converted into the right to receive on the Closing Date the number (rounded to the nearest whole number) of shares of Petco Common Stock as the holder of such Purchase Option would have been entitled to receive pursuant to the Merger had such holder exercised such Purchase Option in full immediately prior to the Effective Time.

     In the event that the Closing Date occurs after December 31, 1996, PFW has agreed to continue the PFW Purchase Plan only with respect to completion of the current phase ending on December 31, 1996, and the exercise of Purchase Options thereunder.


     PFW estimates that approximately 11,500 shares of PFW Common Stock will be purchased upon plan termination, which would be converted in the Merger into approximately 2,500 shares of Petco Common Stock, based on the assumption that the Petco Stock Price on November 19, 1996 equaled the Petco Common Stock price on such date.


BACKGROUND OF THE MERGER

     From May to July 1995, Petco and PFW held occasional preliminary discussions to determine whether there was a mutually agreeable basis on which a combination of the two companies could occur. After various meetings and telephone conversations during this period, they were unable to reach agreement and ceased discussions.

     In March 1996, Petco and PFW again held preliminary discussions regarding a possible combination of the two companies. After various meetings and telephone conversations, they were again unable to reach agreement and ceased discussions.

     Several months later, at a pet food and supply industry convention in mid-June 1996, Petco management met with PFW management regarding their interest in pursuing a business combination. Both parties expressed a willingness to resume discussions. PFW remained interested in exploring its merger and other strategic alternatives, due largely to the continuing consolidation of the pet food and supply industry, while Petco remained interested in expanding its operations into the Upper Midwest.

     In July 1996, Petco approached PaineWebber to provide financial advisory services regarding a possible combination with PFW. On July 27, 1996, Richard St. Peter, Petco's Chief Financial Officer, met with George Kline, a Board member of PFW, and provided PFW with a proposal for merger in the form of a draft of an Agreement and Plan of Merger (the "Agreement"). The draft Agreement proposed an exchange ratio for the conversion of shares of PFW into shares of Petco which in effect would value PFW stock at not more than $4.00 per share and Petco stock at the average of its closing price for the ten days preceding execution of the Agreement. The Board of Directors of PFW met on August 5, 1996 to consider the proposal. On such date, shares of PFW's stock were trading at approximately $3.50 per share. The directors were dissatisfied with the terms offered but agreed that the overture should be given serious consideration and appointed a committee composed of Messrs. Goldstein, Stofer, Kline and Johnson (the "First Special Committee") to conduct preliminary discussions and engage an investment banker.

     The First Special Committee met on August 6, 1996 with legal counsel and with representatives of Dain. The directors discussed valuations of PFW, the possible retention of Dain as PFW's investment banker and pressure from Petco for prompt execution of the Agreement. The directors determined to reject early execution, to seek additional information including results of Petco's most recent fiscal quarter and to define the terms and conditions of PFW's engagement of Dain.

     Members of the First Special Committee had individual telephone conversations with representatives of Petco over the next two days in which representatives of Petco pressed for execution of the Agreement or a letter of intent by August 13, 1996. The First Special Committee met on August 8, 1996 and agreed to reject the deadline, take additional time to evaluate Petco's offer and complete PFW's engagement of Dain. The First Special Committee met again on August 21, 1996. The members agreed that a valuation of PFW stock at approximately $4.00 per share for purposes of an exchange ratio with Petco was not acceptable and that Dain's focus should be on determining whether a valuation of higher than $4.00 could be elicited from Petco. On August 22, 1996, PFW executed a formal engagement letter with Dain pursuant to which Dain agreed to act as PFW's investment advisor in connection with any transaction with Petco and to determine whether Petco could be engaged in negotiations which would value PFW stock in excess of $4.00 per share.

     On August 28, 1996 the First Special Committee met and representatives of Dain reported on communications with representatives of Petco's investment banker, PaineWebber. It was reported that an exchange ratio based on a valuation in excess of $4.00 was achievable. The directors reviewed historical data on the market price of PFW's stock and the prospects for and difficulties of obtaining a higher valuation in the future. They compared this to the market performance of Petco's stock and analysts' projections for Petco. The Committee members determined to call a meeting of the full PFW Board of Directors.

     The Board of Directors of PFW met on September 4, 1996. Representatives of Dain attended and reported on discussions with PaineWebber regarding an exchange ratio and timetable. The directors discussed Petco's announcement of second quarter earnings of $0.17 per share, PFW's capacity for growth, the fact that the stock market had not reacted positively to the improvements at PFW since the one year old change in PFW's top management, the lack of market analyst coverage of PFW and the absence of institutional investors and the difficulty of changing those facts in the foreseeable future. Some directors expressed the view that PFW stockholders had a higher probability of realizing an increase in the value of their investment if PFW merged with Petco than if PFW remained independent. The directors determined to continue negotiations with Petco.

     On September 11, 1996, George Kline contacted Petco's Chairman, Brian Devine, and Richard St. Peter and indicated that Petco's $4.00 per share offer was inadequate and asked Petco to submit a higher offer.

     On September 12, 1996, Brian Devine communicated an offer to PFW for Petco to acquire PFW for Petco Common Stock with a fixed 5-for-1 exchange ratio of PFW shares to Petco shares.

     On September 17, 1996, Dain contacted PaineWebber regarding the possibility of providing some additional protection to PFW stockholders if the price of Petco stock were to fall below certain levels. Discussions also began between Petco's and PFW's attorneys regarding the terms of a definitive merger agreement.

     The PFW Board of Directors met again on September 18, 1996 with representatives of Dain attending. Mr. Goldstein reported the receipt of a letter from Tara Capital Partners ("Tara") dated September 10, 1996 proposing an investment in PFW by the Tara group, including Norman Brinker, of $20.0 - $25.0 million over an unspecified period of time at an unspecified price and the addition of Mr. Brinker and three unnamed individuals to the PFW Board. Mr. Goldstein stated that principals of Tara and Mr. Brinker had visited some PFW stores with him in March and July of 1996. They expressed interest in a possible investment in PFW at the time of the July visit but no proposal was made until the September 10, 1996 letter. The directors determined that the interest expressed by Tara should be explored further. Representatives of Dain reported on the status of additional negotiations with PaineWebber regarding Petco and models for the future growth of PFW. The directors discussed values which might be realized in the future on PFW stock and Petco stock. The consensus of directors was that greater value for stockholders of PFW might be realized in a merger with Petco than by remaining independent. The directors resolved to appoint a new committee composed of Messrs. Finkelstein, Kline and Stofer (the "Second Special Committee") to consider and make a recommendation to the PFW Board in compliance with Section 302A.673 of the Minnesota Law on a possible merger with Petco at a 5-for-1 exchange ratio and directed the Second Special Committee to negotiate a contingency based on Dain's fairness opinion, a breakup fee of $1.7 million plus expenses and appropriate retention of and severance arrangements for corporate employees.

     On September 20, 1996, PaineWebber contacted Dain offering the same fixed 5-for-1 exchange ratio with a "collar" (i.e., adjustments in exchange ratio depending upon changes in prices of Petco stock) between $23.00 and $25.00 for Petco Common Stock. The collar would provide PFW stockholders with an implied $5.00 share value within such range.

     The Second Special Committee met on September 20, 1996 and discussed a new draft of a proposed merger agreement submitted by Petco. The PFW directors discussed the terms of collars and the terms of retention of and severance compensation for corporate employees.

     Between September 20, 1996 and September 30, 1996, senior management of Petco and PFW and Petco's and PFW's legal and financial advisors were in communication regarding due diligence matters and negotiations regarding other material terms of the proposed transaction. The terms of a proposed merger agreement and related documents were negotiated during this period and a draft agreement was distributed to the respective Boards of Directors.

     On September 30, 1996, the Second Special Committee met again and for part of the meeting consulted with representatives of Dain and Mr. Goldstein. The Committee members discussed a letter received from Tara on September 27, 1996 in which Tara changed its expressed interest in PFW from an investment in PFW to a tender offer by a corporation to be formed by Tara and Mr. Brinker for not less than a majority of the outstanding shares of PFW at a cash per share price of $6.00. The proposal was stated to be subject to approval by PFW's Board, execution of a definitive agreement and election of persons designated by Tara as a majority of PFW's Board. The Committee recessed its meeting and with the participation of representatives of Dain called Tara and Mr. Brinker. The Committee members asked questions of Tara and Mr. Brinker concerning terms and conditions of their proposed tender offer. The Committee meeting reconvened and Committee members expressed their unanimous opinion that the Tara proposal was neither likely to come to fruition nor competitive with the Petco proposal for the following reasons: (i) the belief that the offer was subject to additional due diligence before being made firm or comparable to the Petco proposal and the risk of losing the Petco proposal during the period of additional due diligence;
(ii) uncertainty of financing because only a portion of the financing would come from Mr. Brinker and the balance would need to be raised from unknown associates; (iii) uncertainty of the impact of a transaction with Tara on future management of PFW and concerns about directors' duties to stockholders in this regard; (iv) concern caused by the dramatic shifts in Tara's approach from investment in PFW to a purchase of fewer than all outstanding shares; (v) concern about the market for outstanding shares of PFW not purchased by Tara;
(vi) the current lack of commitment to an infusion of new capital by Tara into PFW; (vii) the Tara transaction would be a cash, taxable transaction, for only a part of PFW's outstanding shares whereas the Petco transaction would be for all shares and allow stockholders to choose the date of a taxable sale or hold their shares; (viii) the ability of Tara to make a tender offer without approval by PFW's Board and, in spite of the Petco merger proposal, whether Tara's interest was bona fide and, in fact, competitive with the Petco offer; and (ix) the probability that Petco would follow PetSmart, Inc. into the Upper Midwest and implement its publicly announced strategy to open stores in the Upper Midwest, creating additional competition for PFW, which could adversely affect PFW's stock price. At its September 30, 1996 meeting, the Second Special Committee also discussed terms of the collar being negotiated and, with a private attorney for Mr. Goldstein, the terms of Mr. Goldstein's future relationship with Petco.

     On October 2, 1996, the Second Special Committee met in the morning and again in the afternoon to review negotiations with Petco and a letter received on that date from Tara. The letter proposed to reduce the minimum number of shares sufficient to close on its tender offer to 40%, to acquire shares from current stockholders, PFW or both, to promptly register for resale the shares purchased by Tara and to have Mr. Brinker serve as a part-time chairman of the PFW Board of Directors. A representative of Dain reported on his conversations with Tara and expressed his concern that with additional due diligence by Tara required, the likelihood of a formal, binding offer was uncertain. The Committee members agreed and stated that they did not favor a partial tender with uncertain upside potential for the remaining shares. The Committee members reviewed the status of negotiations and authorized Mr. Stofer to have a final conversation with Petco regarding retention of and severance compensation for corporate employees. The Committee unanimously adopted a resolution approving and recommending to PFW's full Board of Directors the proposed Merger Agreement with Petco, including such final terms as negotiated by Mr. Stofer.

     On October 3, 1996, the Board of Directors of PFW, except one Board member who was out of town, met and representatives of Dain participated. The directors discussed the October 2, 1996 letter from Tara and a telephone conversation of the same date which a director had with Mr. Brinker. The director stated that Mr. Brinker effectively put conditions and qualifications on the Tara offer, including additional pre-offer due diligence and the syndication of financing of the offer. The Second Special Committee reported their consideration of the Tara offer and their unanimous rejection of it because it was uncertain, partial and taxable. It was the consensus of the directors that Tara's offer was uncertain of completion and not as attractive as the Petco proposal. The directors reviewed copies of the final Merger Agreement and discussed its terms. Representatives of Dain presented their analysis and opinion on fairness as described below under the caption "-- Opinion of PFW Financial Advisor." Following discussion of the Dain analysis and opinion, the directors voted to approve and recommend to PFW's stockholders approval of the Merger Agreement.

     On October 3, 1996, the Petco Board of Directors met telephonically and heard presentations from Petco's management and its financial and legal advisors about the proposed transaction, the history of the negotiations and the terms of the proposed Merger Agreement. After a full discussion, the Merger Agreement was unanimously approved by the Petco Board.

     At approximately 5:00 p.m. Pacific time on October 3, 1996, each company executed and delivered the Merger Agreement. The signing of the Merger Agreement was announced prior to the opening of The Nasdaq National Market on October 4, 1996 by the issuance of separate press releases by each company.

PFW'S REASONS FOR THE MERGER

     PFW believes that its stockholders will realize greater appreciation in the value of their investment as part of Petco than as an independent company. PFW believes that its performance and growth potential have not been and will not be recognized in the foreseeable future by a sufficient number of securities analysts and institutional investors to support the market evaluation afforded to larger companies such as Petco. In addition, PFW believes that market segments such as the pet food superstore category in which it operates tend to consolidate into a small number of dominant chains. The Merger with Petco affords PFW the opportunity to consolidate with a national chain which currently has no stores in PFW's geographic region, has the capital to fund expansion and, therefore, is willing to acquire PFW on terms favorable to PFW's stockholders.

OPINION OF PFW FINANCIAL ADVISOR

     PFW retained Dain on August 22, 1996 to act as PFW's financial advisor in connection with merger and acquisition transactions such as the Merger with Petco, including rendering its opinion to the Board of Directors of PFW as to the fairness, from a financial point of view, of the consideration to be received by PFW's stockholders in connection with the Merger (the "Opinion").

     At the October 3, 1996 special meeting of PFW's Board of Directors, Dain delivered an oral Opinion, which was subsequently confirmed in writing, that, subject to the assumptions set forth below, as of such date and based on the matters described therein, the consideration to be received was fair to the stockholders of PFW from a financial point of view. Dain has consented to the use of its name and the Dain Opinion included in this Proxy Statement/Prospectus. No limitations were imposed by the PFW Board upon Dain with respect to the investigations made or procedures followed by it in rendering its Opinion.

     THE FULL TEXT OF DAIN'S WRITTEN OPINION DATED OCTOBER 3, 1996, WHICH SETS FORTH AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B. AND IS INCORPORATED HEREIN BY REFERENCE. PFW STOCKHOLDERS ARE URGED TO READ THE DAIN OPINION IN ITS ENTIRETY. THE SUMMARY OF THE DAIN OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS SETS FORTH THE MATERIAL ANALYSES AND MATTERS PRESENTED BY DAIN TO THE PFW BOARD AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE DAIN OPINION IS DIRECTED TO THE PFW BOARD, ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF PFW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PFW STOCKHOLDER AS TO HOW SUCH A STOCKHOLDER SHOULD VOTE AT THE PFW SPECIAL MEETING. THE DAIN OPINION WAS RENDERED TO THE PFW BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT.

     In connection with the Dain Opinion, Dain, among other things: (i) reviewed the Merger Agreement; (ii) held discussions with senior members of the management of PFW and Petco concerning the business, operations and prospects of each company and the reasons for completing the Merger; (iii) reviewed certain business and financial information on PFW and Petco, including certain publicly available documents filed by

PFW and Petco with the Commission pursuant to the Exchange Act; (iv) compared certain financial statistics of PFW and Petco with statistics of other publicly traded companies deemed comparable; (v) reviewed price and trading data of the common stock of both PFW and Petco; and (vi) to the extent publicly available, compared the financial terms of the Merger with those of other transactions deemed comparable.

     In conducting its review and arriving at its Opinion that the consideration to be received by the stockholders of PFW was fair, from a financial point of view, Dain assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its Opinion. With respect to the financial projections of PFW and other information relating to the prospects of PFW provided to Dain by PFW, Dain assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the management of PFW as to the likely future financial performances of PFW and of the combined entity. In addition, Dain relied upon estimates and judgments of the PFW and Petco managements as to the potential revenue and cost savings and synergies that could result from the Merger. Dain assumed, with the consent of PFW, that the Merger will qualify for pooling of interests accounting treatment and as a tax-free transaction for the stockholders of PFW. Dain did not make and it was not provided with an independent evaluation or appraisal of the assets of PFW and Petco, nor has Dain been furnished with any such evaluations or appraisals. The Dain Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the Opinion letter.

     The following paragraphs summarize the most significant quantitative and qualitative analyses performed by Dain in arriving at its Opinion and reviewed with the PFW Board and do not purport to be a complete description of the analyses performed by Dain. The information presented below is based on the financial condition of PFW and Petco as of a date or dates shortly before the Merger Agreement was executed on October 3, 1996 and stock price information through the close of the market on October 2, 1996.

     Analysis of Certain Other Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Dain compared certain financial and stock market information for both PFW and Petco with similar information from comparable publicly traded companies. The valuation analysis was based on several variables, including sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), operating income, net income for the last twelve months, and projected net income for both the 1996 and 1997 fiscal years. The earnings estimates used in this analysis for PFW and Petco for fiscal years 1996 and 1997 were as reported by First Call Corporation.

     Dain compared certain financial and stock market information for PFW and Petco with similar information from two groups of comparable publicly traded companies. The first comparable group consisted of Petco and PETsMART, Inc. (the "Specialty Pet Retailing Comparables"). The second comparable group consisted of Baby Superstore, Inc., Bed, Bath & Beyond, Inc., Home Depot, Inc., Office Depot Inc., and Pep Boys -- Manny, Moe & Jack (the "High-Growth Retailing Comparables"). Dain noted from this analysis that the multiples for PFW and Petco were generally within the range of multiples for both comparable groups.

                                             ENTERPRISE VALUE/                    MARKET VALUE/
                                      --------------------------------     ----------------------------
                                                     LTM                    LTM        1996       1997
                                        LTM       OPERATING      LTM        NET        NET        NET
                                      REVENUE      INCOME       EBITDA     INCOME     INCOME     INCOME
                                      -------     ---------     ------     ------     ------     ------
PFW(1)..............................    0.65x        35.1x       16.7x      31.5x      54.2x      29.5x
PFW(2)..............................    0.43x        23.5x       11.2x      22.2x      38.2x      20.8x
Petco(3)............................    1.19x        29.9x       15.9x      53.2x      37.0x      27.1x
Specialty Pet Retailing:
  High..............................    2.56x        47.2x       34.4x      79.4x      63.1x      44.1x
  Low...............................    1.19x        29.9x       15.9x      53.2x      37.0x      27.1x
  Median............................    1.88x        38.6x       25.2x      66.3x      50.0x      35.6x
High Growth Retailing:
  High..............................    2.86x        26.3x       22.9x      45.7x      36.8x      31.9x
  Low...............................    0.73x        15.8x       12.0x      24.4x      21.9x      18.0x
  Median............................    1.57x        19.0x       15.6x      30.5x      28.0x      22.5x

---------------
(1) Closing price per share on October 2, 1996 of $4.88.

(2) Closing price per share on August 1, 1996 (receipt of first draft of definitive agreement) of $3.44 per share.

(3) Closing price per share on October 2, 1996 of $29.00.

LTM = Last twelve months.

Enterprise Value = Market value plus total debt less cash.

     Analysis of Selected Merger and Acquisition Transactions. Dain reviewed and summarized the financial terms, to the extent publicly available, of seven recent merger transactions completed by either Petco or PETsMART, Inc., which were deemed relevant and comparable to the business of PFW (the "Comparable Transactions"). In this analysis, Dain calculated the ratio of the implied Enterprise Value to the last twelve months revenue and the price paid for PFW stock to total stores and total store square footage. All multiples for the Comparable Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions present at the time of the Comparable Transactions. The following table summarizes the results of Dain's analysis comparing the high, low and median multiples to the midpoint of the pricing range proposed by the Merger.

                                                                        MARKET VALUE/     MARKET VALUE/
                                                  ENTERPRISE VALUE/     -------------     -------------
                                                  -----------------         TOTAL             TOTAL
                                                         LTM               STORES            SQUARE
                                                       REVENUE          ($ MILLIONS)         FOOTAGE
                                                  -----------------     -------------     -------------
PFW(1)..........................................         0.75x              $ 1.8             $  99
Comparable Transactions:
  High..........................................         1.01x              $ 3.0             $ 129
  Low...........................................         0.35x              $ 1.0             $  82
  Median........................................         0.68x              $ 2.0             $  93

---------------
(1) Assumes a purchase price per PFW share of $5.54.

LTM = Last twelve months.

Enterprise Value = Market value plus total debt less cash.

     Discounted Cash Flow Analysis. Dain performed two discounted cash flow analyses for PFW: a moderate growth case (the "Moderate Case") and an aggressive growth case (the "Aggressive Case"). The primary difference between the two cases was the store growth assumption. The Moderate Case assumed that PFW would have 82 stores open by the end of fiscal 2001, while the Aggressive Case assumed that PFW would have 108 stores open by the end of fiscal 2001. Neither case assumed additional capital required beyond PFW's existing credit facilities. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate. To establish a current value under the approach, future cash flow must be estimated and an appropriate discount rate determined.

     In the Moderate Case, Dain used estimates of projected financial performance for PFW for the fiscal years 1996 through 2001 prepared by PFW's management. Dain aggregated the present value of the cash flows through fiscal year 2001 with the present value of a range of terminal values. Dain discounted these cash flows at weighted average cost of capital rates ranging from 21.0% to 28.0%. The terminal value was computed based on projected EBITDA in fiscal year 2001 and a range of terminal multiples from 6.0x to 11.0x. Dain arrived at such discount rates based upon the consideration of a number of factors, including cost of capital, required rates of return to investors and risks attributable to the uncertainty of achieving the projected cash flows. Based on the foregoing analysis, PFW's implied equity values per share ranged from $2.71 to $6.67. Dain also analyzed the impact on PFW's implied equity value per share from factoring potential synergies from the Merger ranging from 0% to 100% of the potential synergies being realized. Based on the foregoing synergy analysis, PFW's implied equity values per share ranged from $3.63 to $8.23.

     In the Aggressive Case, as with the Moderate Case, Dain aggregated the present value of the cash flows through fiscal year 2001 with the present value of a range of terminal values. Dain discounted these cash flows at weighted average cost of capital rates ranging from 21.0% to 28.0%. The terminal value was computed based on projected EBITDA in fiscal year 2001 and a range of terminal multiples from 6.0x to 11.0x. Dain arrived at such discount rates based upon the consideration of a number of factors, including cost of capital, required rates of return to investors and risks attributable to the uncertainty of achieving the projected cash flows. Based on the foregoing analysis, PFW's implied equity values per share ranged from $3.16 to $8.15. Dain also analyzed the impact on PFW's implied equity value per share from factoring potential synergies from the Merger ranging from 0% to 100% of the potential synergies being realized. Based on the foregoing synergy analysis, PFW's implied equity values per share ranged from $4.34 to $9.48.

     Contribution Analysis. Dain analyzed the relative contributions of PFW and Petco to the pro forma income statement of the combined company and compared such contributions to the pro forma ownership of Petco by the PFW stockholders. The analysis was performed based on the financial results for the projected fiscal years ended January 31, 1997, 1998 and 1999, respectively, as provided by the management of PFW and Petco, under both the Moderate and Aggressive Cases. This analysis showed that PFW would contribute under the Moderate Case 14.4%, 14.6% and 15.7% of net revenue, 13.8%, 14.1% and 14.9% of gross income, 2.5%,
6.8% and 8.3% of operating income and 5.2%, 7.8% and 8.9% of net income of the combined company for fiscal years 1996, 1997 and 1998, respectively. Under the Aggressive Case, this analysis showed that PFW would contribute 14.4%, 15.4% and 16.5% of net revenue, 13.8%, 14.8% and 15.7% of gross income, 2.5%, 8.8% and
11.2% of operating income and 5.2%, 9.1% and 10.8% of net income of the combined company for fiscal years 1996, 1997 and 1998, respectively. These ranges do not give effect to potential cost savings and synergies that could be achieved in the Merger. Based on Petco's closing stock price of $29.00 on October 2, 1996, PFW stockholders would own approximately 10.4% of the combined company.

     Pro Forma Merger Analysis. Dain analyzed certain pro forma effects on the combined company resulting from the Merger. Dain computed the resulting dilution/accretion to the combined company's earnings per share estimate for the fiscal years ending January 31, 1997 and 1998 pursuant to the Merger before and after taking into account any net operating loss carryforwards (the "NOLs") of PFW and potential cost savings, revenue loss and other synergies that PFW and Petco could achieve if the Merger were consummated and before nonrecurring costs relating to the Merger.

     Under the Moderate Case, Dain noted that before taking into account any potential cost savings, revenue loss, and other synergies and before certain nonrecurring costs relating to the Merger, the Merger would be approximately 8.3% dilutive and 4.8% dilutive to the combined company's earnings per share before factoring in the NOLs for the fiscal years 1996 and 1997, respectively, and 0.5% accretive and 1.4% accretive to the combined company's earnings per share after factoring in the NOLs for the fiscal years 1996 and 1997, respectively. Dain also noted that assuming (i) an offer price per PFW share ranging from $5.00 to $6.00, (ii) potential operating synergies that PFW and Petco could achieve if the Merger were consummated, and (iii) no impact from nonrecurring costs relating to the Merger, the Merger would have a dilutive/accretive impact on the combined company's earnings per share ranging from approximately 9.1% dilutive to 3.0% dilutive and 5.6% dilutive to 5.3% accretive for fiscal years 1996 and 1997, respectively, before factoring in NOLs and 0.3% accretive to 5.0% accretive and 1.0% accretive to 10.9% accretive for fiscal years 1996 and

1997, respectively, after factoring in NOLs. There can be no assurance that the combined company will be able to minimize the potential revenue loss or realize any potential operating synergies in the amounts estimated, or at all, following the Merger.

     Under the Aggressive Case, Dain noted that before taking into account any potential cost savings, revenue loss, and other synergies and before certain nonrecurring costs relating to the Merger, the Merger would be approximately 8.3% dilutive and 2.8% dilutive to the combined company's earnings per share before factoring in the NOLs for the fiscal years 1996 and 1997, respectively, and 0.5% accretive and 3.4% accretive to the combined company's earnings per share after factoring in the NOLs for the fiscal years 1996 and 1997, respectively. Dain also noted that assuming (i) an offer price per PFW share ranging from $5.00 to $6.00, (ii) potential operating synergies that PFW and Petco could achieve if the Merger were consummated, and (iii) no impact from nonrecurring costs relating to the Merger, the Merger would have a dilutive/accretive impact on the combined company's earnings per share ranging from approximately 9.1% dilutive to 3.0% dilutive and 3.6% dilutive to 7.4% accretive for fiscal years 1996 and 1997, respectively, before factoring in NOLs and 0.3% accretive to 5.0% accretive and 3.0% accretive to 13.0% accretive for fiscal years 1996 and 1997, respectively, after factoring in NOLs. There can be no assurance that the combined company will be able to minimize the potential revenue loss or realize any potential operating synergies in the amounts estimated, or at all, following the Merger.

     No company used in the analysis of other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to PFW, Petco or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Specialty Pet Retailing Comparables and High Growth Retailing Comparables (collectively, the "Comparable Companies") for PFW and Petco and the companies in the Comparable Transactions and other factors that would affect the public trading value and acquisition value of the Comparable Companies and Comparable Transactions, respectively.

     While the foregoing summary describes all analyses and factors that Dain deemed material in its presentation to the PFW Board, it is not a comprehensive description of all analyses and factors considered by Dain. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Dain believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Dain Opinion. In performing its analyses, Dain considered general economic, market and financial conditions and other matters, many of which are beyond the control of PFW and Petco. The analyses performed by Dain are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Petco Common Stock may trade at any future time.

     Pursuant to an agreement dated August 22, 1996 between PFW and Dain, the fees payable to Dain consist of a $15,000 progress fee, a $175,000 fee for rendering its Opinion to the PFW Board on October 2, 1996 in connection with the transactions contemplated by the Merger Agreement, which aggregate amount will be credited against a transaction fee equal to 1.2% of the total transaction value (as defined in the agreement), payable upon consummation of the Merger. Pursuant to the Merger Agreement, in no event shall Dain's fees exceed $750,000. In addition, PFW has agreed to reimburse Dain for its reasonable out-of-pocket expenses and to indemnify Dain against certain expenses and liabilities arising in connection with its engagement, including liabilities under the Securities Act and the Exchange Act.

     Dain was selected by PFW on the basis of its experience in valuing securities in connection with mergers and acquisitions, knowledge of PFW and other specialty retailers and expertise in transactions involving retailers. Dain is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Dain is familiar with PFW having provided certain investment banking services to PFW from time to time, including a public offering of the PFW Common Stock on February 16, 1994. In connection with the public offering, Dain received warrants to purchase 60,000 shares of PFW Common Stock expiring in February 1999. Also, Dain has from time to time issued research reports and recommendations on PFW Common Stock and, in the ordinary course of business, makes a market in PFW Common Stock. In the course of its market making and other trading activities, Dain may have, from time to time, a long or short position in, and buy and sell securities of, PFW. These activities may have created a potential conflict of interest for Dain when it rendered its Opinion.

PFW BOARD RECOMMENDATION

     THE PFW BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

PETCO'S REASONS FOR THE MERGER

     In the course of evaluating the Merger, Petco identified several benefits that it believes will contribute to the success of the combined company. These potential benefits include:

     - The Merger provides Petco with an opportunity to add an established store base in certain geographic areas in the Upper Midwest where Petco presently has no stores and thus facilitates execution of Petco's nationwide expansion plans.

     - The Merger is expected to permit a reduction in certain corporate overhead expenses and the achievement of certain operating efficiencies and economies of scale.

     - Although the issuance of Petco Common Stock may have a short term dilutive effect on earnings per share, the Merger is expected to contribute to earnings per share over the long term.

     - PFW's strong store-level management can benefit the combined company by providing a larger pool of skilled and experienced managers.

     - The similar superstore format and operating philosophy of the two companies will help facilitate a combination of the businesses.

     The Petco Board also considered a variety of potentially negative factors concerning the Merger, including (i) the risk that the combined company might not achieve revenue equal to the sum of the separate companies' anticipated revenue; (ii) the risk that the combined company might not achieve sufficient operating efficiencies to ensure that the Merger would not have a negative effect on Petco's earnings per share; (iii) the substantial charges expected to be incurred in connection with the Merger, including transaction costs and costs of integrating the businesses of the companies; (iv) the risk that the public market price of Petco Common Stock might be adversely affected by announcement of the Merger; (v) the risk that the other benefits sought to be achieved in the Merger would not be achieved; and (vi) the other risks described above under "Risk Factors."

     Based on the factors described above, the Petco Board determined that the Merger is fair to, and in the best interests of, Petco and its stockholders and unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby.

     The foregoing discussion of the information and factors considered is not intended to be exhaustive but is believed to include the material factors considered by the Petco Board. In view of the wide variety of factors considered, the Petco Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors.

MERGER AGREEMENT

     Representations and Covenants

     Under the Merger Agreement, Petco and PFW have each made a number of representations regarding their respective capital structures, operations, financial condition and other matters, including their authority to enter into the Merger Agreement and to consummate the Merger. In addition, they have each covenanted that, until the consummation of the Merger or the termination of the Merger Agreement, they will not take certain actions relating to the operation of their respective businesses without the other's consent. Each of Petco and PFW has also covenanted that it will use all reasonable efforts to consummate the Merger in accordance with the Merger Agreement as promptly as practicable, to obtain all necessary waivers, consents and approvals (though Petco will not be required to dispose of any assets or change its operations), to effect all necessary registrations and filings, and otherwise to satisfy all conditions precedent to its obligations under the Merger Agreement.

     In addition, PFW has agreed that it will not, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to, or otherwise cooperate in any other way with, any person or entity, other than Petco, concerning any sale of any shares of capital stock of PFW, or any merger, consolidation, liquidation, dissolution or similar transaction involving PFW (each, a "Proposed Acquisition Transaction"), subject to the good faith exercise by the PFW Board of Directors of its fiduciary obligations, supported by a written legal opinion from counsel for PFW as to the necessity of such action. In connection with such covenant, PFW represented that it was not engaged in discussions or negotiations with any party other than Petco with respect to any of the foregoing. Further, PFW agreed to promptly notify Petco if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction.

     Under the Merger Agreement, Petco has agreed to keep in effect the provisions in PFW's Bylaws (the "PFW Bylaws") with respect to exculpation of director and officer liability and indemnification in effect on the date of the Merger Agreement to the fullest extent permitted under the Minnesota Law; provided that nothing in the Merger Agreement shall prevent PFW from merging into Petco subsequent to the Merger so long as following such merger the exculpation of director and officer liability and indemnification provided the former directors and officers of PFW shall be the same standards of exculpation of director and officer liability and indemnification as that applying to the directors and officers of Petco. For a period of three years following the Effective Time, Petco will also maintain PFW's current directors' and officers' liability insurance with respect to matters occurring prior to the Effective Time, or substitute policies providing comparable coverage, subject to a limitation on maximum expenditures for such insurance policy. In addition, from and after the closing, Petco will indemnify the officers and directors of PFW who served in such capacity prior to the Effective Time for any and all claims related to matters occurring prior to the Effective Time.

     PFW has further agreed, among other things, to: (i) conduct its business in the ordinary course consistent with past practice and to not take certain actions, even if in the ordinary course of business, without Petco's consent,
(ii) provide reasonable access to its properties, books and records and deliver certain financial and operating data to Petco, (iii) terminate PFW's Employee Stock Purchase Plan, and (iv) use its best efforts to obtain and deliver to Petco at the closing of the Merger various Related Agreements and other documents. Petco has also agreed, among other things, not to declare or pay any cash dividend or amend the Petco Certificate or Petco Bylaws in any manner which would adversely affect PFW, without PFW's consent.

     In addition, Petco and PFW have agreed to extend their best efforts to consummate the Merger by January 2, 1997 (the "Expectation Date"). In the event that the Merger has not closed prior to the Expectation Date and PFW shall have received the necessary approval of its stockholders and all required approvals under the HSR Act on or prior to December 20, 1996, then no later than May 2, 1997 Petco will publish stub period financial statements (reflecting a 30-day period of combined operations) sufficient to terminate the lock-up of PFW's affiliates required to qualify the Merger for pooling of interests accounting treatment.

     Conditions to the Merger

     In addition to the requirement that the Merger Agreement be approved by the requisite vote of PFW stockholders, the obligations of Petco and PFW to consummate the Merger are subject to the satisfaction of a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Merger Agreement to be terminated. Each party's obligation is conditioned on the effectiveness of, and the absence of any stop orders with respect to, the Registration Statement; the approval for quotation on The Nasdaq National Market of the Petco Common Stock to be issued in the Merger, subject to official notice of issuance; the expiration of all applicable waiting periods under the HSR Act; the accuracy of the representations and warranties made by the other party; the performance by the other party of its covenants; the receipt of all permits and waivers necessary to consummate the Merger; the absence of any order by any governmental agency to enjoin or otherwise prevent the consummation of the Merger; the receipt of certain legal opinions from counsel to the other party; the receipt of a comfort letter from the other party's independent auditors (in form and substance as is customary in a registered public offering); and the receipt of an update, dated as of the Closing Date, to the fairness opinion provided by their respective financial advisors.

     Petco's obligation to consummate the Merger is further conditioned on (i) the receipt from KPMG Peat Marwick LLP, Petco's independent auditors, of a letter to the effect that the Merger qualifies for pooling of interests accounting treatment, which will be based in part on a letter from Arthur Andersen LLP, PFW's independent public accountants, stating that they are not aware of any conditions that would preclude PFW from being pooled with Petco;
(ii) the absence of any material adverse change with respect to the business or financial condition of PFW; (iii) the exercise by holders of not more than 7.5% of the outstanding shares of PFW Common Stock of their dissenters' rights; and
(iv) the receipt of other documents, including the Related Agreements.

     At any time prior to the Effective Time, to the extent legally allowed, Petco or PFW, without approval of the stockholders of PFW, may waive compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of that company. Neither Petco nor PFW currently intends to waive compliance with any such agreements or conditions.

     Termination or Amendment

     The Merger Agreement may be terminated by mutual agreement of both parties or by either Petco or PFW: (i) if the Merger has not been consummated by January 31, 1997, other than as a result of the failure by the terminating party to perform any obligation under the Merger Agreement; (ii) if a court or governmental agency issues a nonappealable final order or decree or otherwise takes any action having the effect of permanently restraining or enjoining the Merger, other than as a result of the failure by the terminating party to use all reasonable efforts to consummate the Merger; (iii) if the meeting of PFW stockholders to approve the Merger has been held and the Merger Agreement is not approved by the requisite vote of the PFW stockholders; (iv) if (A) under the applicable fiduciary duties of the directors of PFW, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, the PFW Board of Directors withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Petco or resolves to do so; (B) the PFW Board of Directors recommends to the stockholders of PFW an Alternative Transaction (as defined below); or (C) a tender offer or exchange offer for 25% or more of the outstanding shares of PFW Common Stock is commenced (other than by Petco) and the PFW Board of Directors recommends that the stockholders of PFW tender their shares in such tender offer or exchange offer; (v) if under the applicable fiduciary duties of the directors of Petco, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, the Petco Board of Directors withdraws or modifies its approval of the Merger Agreement or the Merger in a manner adverse to PFW or resolves to do so; or (vi) as a result of a material uncured breach by the other party of a representation, warranty or covenant set forth in the Merger Agreement which is either not curable or which the breaching party has not used reasonable efforts to cure.

     For purposes of the Merger Agreement, "Alternative Transaction" means any of (a) a transaction pursuant to which any person (or group of persons) other than Petco (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of PFW Common Stock, whether from PFW or pursuant to a tender offer or exchange offer or otherwise, (b) a merger or other business combination involving PFW pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of PFW or the entity surviving such merger or business combination, or (c) any other transaction pursuant to which any Third Party acquires or would acquire control of assets of PFW or any of its subsidiaries having a fair market value (as determined by the PFW Board of Directors in good faith) equal to more than 25% of the fair market value of all of the assets of PFW and its subsidiaries, taken as a whole, immediately prior to such transaction.

     Petco may also terminate the Merger Agreement if any person (or group of persons) other than Petco is or becomes the beneficial owner of 25% or more of the outstanding shares of PFW Common Stock; provided, that Petco may not terminate the Merger Agreement pursuant to this condition by reason of the ownership of shares of PFW Common Stock by any person listed in the beneficial ownership table in PFW's proxy statement dated May 17, 1996 in amount not exceeding the amount of shares indicated therein as being owned by such person.

     Upon termination of the Merger Agreement by reason of any of the matters set forth in the immediately preceding paragraph or in clauses (iii), (iv) or
(vi) above (as (vi) relates to a material uncured breach by PFW), or in the event of the non-satisfaction of PFW's condition to closing that PFW receive an update, dated as of the Closing Date, to the fairness opinion provided by its financial advisor, PFW would be required to pay Petco a fee of $1.7 million, plus actual, documented and reasonable out-of-pocket expenses of Petco relating to the transactions contemplated by the Merger Agreement in an aggregate amount not to exceed $450,000. PFW would not be required to pay such fee, however, in all such cases other than those described in clause (iv) above unless and until PFW also consummates an Alternative Transaction within one year from the date of termination of the Merger Agreement.

     The Merger Agreement provides that it may be amended by Petco and PFW at any time before or after approval of the PFW stockholders. Pursuant to Delaware Law, an amendment to the Merger Agreement made after adoption by stockholders may not, without further stockholder approval, (i) change the exchange ratio,
(ii) change the articles of incorporation of PFW as the corporation surviving the Merger, or (iii) change the terms and conditions of the Merger Agreement in a manner that would adversely affect holders of PFW Common Stock.

RELATED AGREEMENTS; INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Employment, Consulting, Severance and Non-Competition Agreements


     Marvin W. Goldstein, Chairman, President and Chief Executive Officer of PFW, has entered into an employment letter agreement (the "Letter Agreement") with Petco, pursuant to which he will be employed by Petco as a Senior Vice President in charge of Petco's Midwest Region for a period commencing on the Closing Date and ending on March 31, 1997. The Letter Agreement provides, among other things, that following termination of his employment with Petco, Mr. Goldstein will enter into a six-month consulting agreement, and that Mr. Goldstein will enter into a five-year non-competition agreement prior to the Effective Time (in exchange for which he will be paid $375,000 by Petco) which will begin at the earlier of (i) the termination of Mr. Goldstein's consulting period, or (ii) October 1, 1997. The Letter Agreement further provides that Petco will honor Mr. Goldstein's existing severance arrangements with PFW, which allow for a $125,000 lump sum payment upon termination of employment under certain circumstances, the immediate vesting of all PFW Options held by Mr. Goldstein upon a change in control, and the continuation of certain other benefits for a one-year period.



     Under the Merger Agreement, Petco has agreed to honor the existing severance arrangements of certain other employees of PFW, which generally allow for the continuation of salary and certain other benefits for six or nine months following termination of employment under certain circumstances and the immediate vesting of all PFW Options held by such employees upon a change in control. In addition, Petco has agreed to pay PFW's remaining corporate managerial staff (totaling 45 persons) severance benefits equal to three weeks' salary upon their termination of employment under certain circumstances.

     Affiliate Agreements

     To help ensure that the Merger will be accounted for as a pooling of interests, it is a condition to Petco's obligation to consummate the Merger that PFW affiliates (as defined for purposes of Rule 145) enter into agreements ("Affiliate Agreements") that prohibit such persons from disposing of their shares of Petco Common Stock until Petco publicly releases its first report of at least 30 days of "combined operations," as defined by the Commission. Such affiliates also will agree not to sell, pledge or otherwise transfer such shares, except in compliance with Rule 145 or under certain other limited circumstances. In consideration for receiving the Affiliate Agreements, Petco has agreed not to terminate the affiliates' employment with Petco, except under certain limited circumstances, on or prior to February 10, 1997.

REGULATORY MATTERS


     Certain acquisition transactions such as the Merger are reviewed by the Justice Department or the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until certain information has been furnished to the Justice Department and the FTC and certain waiting period requirements of the HSR Act have been satisfied. On October 28, 1996, Petco and PFW each filed Premerger Notification and Report Forms pursuant to the HSR Act with the Justice Department and the FTC. The waiting period under the HSR Act expired with respect to the Merger without any request for additional information on November 4, 1996.


     Petco and PFW are not aware of any other governmental or regulatory approvals required for consummation of the Merger, other than compliance with federal and applicable state securities laws.

CERTAIN FEDERAL INCOME TAX MATTERS

     The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of PFW Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Petco, PFW or PFW's stockholders, as described herein.

     PFW stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular PFW stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger). The following discussion also assumes that the PFW Common Stock will be held as a capital asset by each PFW stockholder at the Effective Time of the Merger. ACCORDINGLY, PFW STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES. THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED AS AND SHOULD NOT BE CONSIDERED TAX ADVICE.

     Neither Petco nor PFW has requested, or will request, a ruling from the IRS with regard to any of the federal income tax consequences of the Merger. As a condition to PFW's obligation to consummate the Merger, since the date of the Merger Agreement, there shall not have been any change in the facts, circumstances or applicable federal tax laws that would prevent PFW from receiving an opinion (the "Tax Opinion"), dated on or prior to the time that the Registration Statement shall have become effective under the Securities Act, or that would cause the withdrawal of such Tax Opinion on or prior to the Closing Date, of Fredrikson & Byron, P.A., counsel to PFW, to the effect that, subject to customary conditions and representations of PFW, Petco and Merger Sub, (i) the Merger will be treated for federal income tax purposes as a Reorganization within the meaning of Section 368(a) of the Code, (ii) Petco, Merger Sub and PFW will each be a party to the Reorganization within the meaning of Section 368(b) of the Code, (iii) no income, gain or loss will be recognized for federal income tax purposes by either PFW or Petco as a result of the consummation of the Merger, and (iv) no income, gain or loss will be recognized for federal income tax purposes by stockholders of PFW upon the exchange in the Merger of shares of PFW Common Stock solely for shares of Petco Common Stock (except to the extent of any cash received in lieu of fractional shares). The discussion below assumes that the Merger will qualify as a Reorganization. The tax description set forth below has been reviewed by Fredrikson & Byron, P.A., and in the opinion of such firm, to the extent such description relates to statements of law, it is correct in all material respects.

     Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a Reorganization, the following federal income tax consequences should, under currently applicable law, result:

     - No gain or loss will be recognized for federal income tax purposes by the holders of PFW Common Stock upon the receipt of Petco Common Stock solely in exchange for such PFW Common Stock in the Merger (except to the extent that cash is received in lieu of fractional shares).

     - The aggregate tax basis of the Petco Common Stock so received by PFW stockholders in the Merger (including any fractional shares of Petco Common Stock not actually received) will be the same as the aggregate tax basis of the PFW Common Stock surrendered in exchange therefor.

     - The holding period of the Petco Common Stock so received by each PFW stockholder in the Merger will include the period for which the PFW Common Stock surrendered in exchange therefor was considered to be held.

     - Cash payments received by holders of PFW Common Stock in lieu of fractional shares will be treated as if such fractional shares of Petco Common Stock had been issued in the Merger and then redeemed by Petco. A PFW stockholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional shares. The gain or loss should be capital gain or loss.

     The Tax Opinion will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of Petco, PFW, Merger Sub and certain stockholders of PFW, including representations in certain certificates delivered to counsel by the respective managements of Petco, PFW and Merger Sub and certain stockholders of PFW. See "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in the Merger -- Affiliate Agreements."

     One key assumption is that the "continuity of interest" requirement will be satisfied in the Merger. In order for this requirement to be met, stockholders of PFW must not, pursuant to a plan or intent existing at or prior to the Effective Time, dispose of or transfer so much of either (i) their PFW Common Stock in anticipation of the Merger, or (ii) the Petco Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the PFW stockholders, as a group, would no longer have a significant equity interest in the PFW business being conducted by Petco after the Merger. PFW stockholders will generally be regarded as having a significant equity interest as long as the Petco Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the PFW stockholders in the Merger.

     A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in significant tax consequences. A PFW stockholder would recognize gain or loss with respect to each share of PFW Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Petco Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Petco Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger is consummated.

     Even if the Merger qualifies as a Reorganization, a recipient of Petco Common Stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the PFW Common Stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that a PFW stockholder were treated as receiving (directly or indirectly) consideration other than Petco Common Stock in exchange for such stockholder's PFW Common Stock, gain or loss would have to be recognized.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting purposes. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Petco and PFW are carried forward to the combined operations of the surviving corporation at their recorded amounts. No recognition of goodwill in the combination is required of either party to the Merger.

     To support the treatment of the Merger as a pooling of interests, the affiliates of PFW will enter into agreements imposing certain resale limitations on their stock. It is a condition to Petco's obligation to consummate the Merger that, among other things, Petco receive a letter from KPMG Peat Marwick LLP, Petco's independent auditors, to the effect that the Merger qualifies for pooling of interests accounting treatment. Such letter will be based in part on a letter from Arthur Andersen LLP, PFW's independent public accountants, stating that they are not aware of any conditions that would preclude PFW from being pooled with Petco.

DISSENTERS' RIGHTS

     The following discussion is not a complete statement of the law pertaining to dissenters' rights under Minnesota Law and is qualified in its entirety by reference to the full text of Sections 302A.471 and 302A.473 of the Minnesota Law attached to this Proxy Statement/Prospectus as Appendix C. ANY STOCKHOLDER WHO WISHES TO EXERCISE SUCH DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX C CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS UNDER MINNESOTA LAW.

     Procedure to Preserve Dissenters' Rights

     Any holder of PFW Common Stock who follows the procedures set forth in
Section 302A.473 of the Minnesota Law will be entitled to receive payment in cash of the "fair value" of such stockholder's shares.

     Under Section 302A.473 of the Minnesota Law, if a corporation calls a stockholder meeting at which a plan of merger to which such corporation is a party is to be voted upon, the notice of the meeting must inform each stockholder of the right to dissent and must include a copy of Sections 302A.471 and 302A.473 of the Minnesota Law and a brief description of the procedures to be followed under such sections. This Proxy Statement/Prospectus constitutes such notice to the stockholders of PFW and the applicable statutory provisions of the Minnesota Law are attached to this Proxy Statement/Prospectus as Appendix C.

     The Merger Agreement must be approved by the holders of a majority of the outstanding shares of PFW Common Stock. A stockholder who wishes to exercise dissenters' rights must file with PFW before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder and must not vote his or her shares in favor of the Merger Agreement.

     The "fair value of the shares" means the value of the shares of PFW immediately before the effective date of the Merger.

     After the proposed Merger has been approved by the PFW Board and the PFW stockholders, PFW must send a written notice to all stockholders who have not voted their shares in favor of the Merger Agreement and who have filed with PFW before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholders. The notice from PFW must contain:

          (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertified shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of Sections 302A.471 and 302A.473 of the Minnesota Law and a brief description of the procedures to be followed under such sections.

     In order to receive the fair market value of the shares, a dissenting stockholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a stockholder until the Merger takes effect.

     A stockholder may not assert dissenters' rights as to less than all of the shares registered in the name of the stockholder, unless the stockholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the stockholder and discloses the name and address of each beneficial owner on whose behalf the stockholder dissents. In that event, the rights of the dissenter will be determined as if the shares as to which the stockholder has dissented and the other shares were registered in the names of different stockholders.

     A beneficial owner of shares who is not the stockholder may assert dissenters' rights with respect to shares held on behalf of such beneficial owner, and will be treated as a dissenting stockholder under the terms of Sections 302A.471 and 302A.473 of the Minnesota Law, if the beneficial owner submits written consent of the stockholder holding such beneficial owner's shares to PFW at the time of or before the assertion of the rights.

     Procedures Following an Assertion of Dissenters' Rights

     After the Merger takes effect, or after PFW receives a valid demand for payment, whichever is later, PFW must remit to each dissenting stockholder who has not voted his or her shares in favor of the proposed Merger and has filed with PFW before the vote on the proposed Merger a written notice of intent to demand the fair value of the shares owned by such stockholder, the amount PFW estimates to be the fair value of the shares, plus interest ("interest" commences five days after the effective date of the Merger up to and including the date of payment, calculated at a rate provided under Minnesota Law for interest on verdicts and judgments), accompanied by:

          (1) PFW's balance sheet and statement of operations for a fiscal year ending not more than 16 months before the effective date of the Merger, together with the latest available interim financial statements;

          (2) An estimate by PFW of the fair value of the shares and a brief description of the procedures to be followed in demanding supplemental payment; and

          (3) A copy of Sections 302A.471 and 302A.473 of the Minnesota Law, and a brief description of the procedures to be followed in demanding supplemental payment.

     PFW may withhold the above-described remittance from a person who was not a stockholder on the date the Merger Agreement was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If such dissenter has not voted his or her shares in favor of the Merger Agreement and has filed with PFW before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder, PFW must forward to such dissenter the materials described in the preceding paragraph, a statement of reason for withholding the remittance, and an offer to pay to such dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. Such dissenter may decline the offer and demand payment of such dissenter's own estimate of the fair value of the shares, plus interest, by written notice to PFW. Failure to do so entitles such dissenter only to the amount offered. If such dissenter makes demand, the procedures, costs, fees and expenses described below for petitioning the court shall apply.

     If PFW fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertified shares, it must return all deposited certificates and cancel all transfer restrictions. However, PFW may require deposit or restrict transfer at a later time and again give notice that contains:

          (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of Sections 302A.471 and 302A.473 of the Minnesota Law and a brief description of the procedures to be followed under such sections.

     If a dissenter believes that the amount remitted by PFW is less than the fair value of the shares plus interest, the dissenter may give written notice to PFW of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after PFW mails the remittance, and demand payment of the difference (a "Demand"). Otherwise, a dissenter is entitled only to the amount remitted by PFW.

     If PFW receives a Demand, it must, within 60 days after receiving the Demand, either pay to the dissenter the amount demanded, or an amount agreed to by the dissenter after discussion with PFW, or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must be filed in Hennepin County, Minnesota. The petition must name as parties all dissenters who made a Demand and who have not reached agreement with PFW. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court must determine whether the stockholder or stockholders in question have fully complied with the requirements of Section 302A.473 of the Minnesota Law, and must determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by PFW or by a dissenter. The fair value of the shares as determined by the court is binding on all stockholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by PFW, but shall not be liable to PFW for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

     The court must determine the costs and expenses of any appraisers of a proceeding under the preceding paragraph, including the reasonable expenses and compensation of any appraisers appointed by the court, and must assess those costs and expenses against PFW, except that the court may assess part or all of those costs and expenses against a dissenter whose Demand is found to be arbitrary, vexatious, or not in good faith.

     If the court finds that PFW has failed to comply substantially with Section 302A.473 of the Minnesota Law, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

MERGER EXPENSES AND FEES AND OTHER COSTS

     Whether or not the Merger is consummated, each party will bear its own costs and expenses in connection with the Merger and the transactions related thereto, except that Petco and PFW have agreed to share equally all fees and expenses, other than attorneys', accountants' and representatives' fees, incurred in connection with the printing and filing of this Proxy Statement/Prospectus. In the event of a termination of the Merger Agreement due to the occurrence of certain events and the satisfaction of certain conditions, however, PFW would be required to pay Petco a termination fee in the amount of $1.7 million and to reimburse Petco for all reasonable expenses incurred by Petco in connection with the Merger up to a maximum of $450,000. See
"-- Termination or Amendment."

     Petco has agreed to pay PaineWebber a transaction fee of $750,000 if the Merger is consummated. Petco will also reimburse PaineWebber for the reasonable out-of-pocket expenses incurred by PaineWebber in rendering services to Petco in connection with the Merger. In addition, Petco has agreed to indemnify PaineWebber against certain claims and liabilities, including claims under the federal securities laws. PFW has agreed to pay Dain a progress fee of $15,000 and a fee of $175,000 in connection with rendering an opinion concerning the fairness of consideration to be received by the stockholders of PFW, which aggregate amount will be credited against a transaction fee equal to 1.2% of the total transaction value payable upon consummation of the Merger. Pursuant to the Merger Agreement, in no event shall Dain's fees exceed $750,000. PFW will also reimburse Dain for the reasonable out-of-pocket expenses incurred by Dain in rendering services to PFW in connection with the Merger. In addition, PFW has agreed to indemnify Dain against certain claims and liabilities, including claims under the federal securities laws. See "Opinion of PFW Financial Advisor."

     Petco and PFW anticipate that they will incur combined direct transaction costs currently estimated to be approximately $2.3 million associated with the Merger. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger, expected in the fiscal year ending February 1, 1997. In addition, Petco anticipates incurring an additional charge upon consummation of the Merger currently estimated to be in the range of $15.0 - $23.0 million to reflect costs and expenses related to integrating the two companies. See "Unaudited Pro Forma Condensed Combining Consolidated Financial Statements."

AFFILIATES' RESTRICTIONS ON SALE OF PETCO COMMON STOCK

     The shares of Petco Common Stock issued in the Merger will be registered under the Securities Act pursuant to the Registration Statement, thereby allowing such shares to be traded without restriction by all former holders of PFW Common Stock who (i) are not deemed to be affiliates of PFW at the time of the Special Meeting (as "affiliates" is defined for purposes of Rule 145), and
(ii) who do not become affiliates of Petco after the Merger. PFW stockholders who may be deemed to be affiliates of PFW will be so advised prior to the Merger.

     The Merger Agreement requires PFW to cause its affiliates to enter into agreements not to make any public sale of any Petco Common Stock received upon conversion of PFW Common Stock in the Merger prior to the date Petco shall have publicly released financial results for a period that includes at least 30 days of combined operations of Petco and PFW, and thereafter not to make any sale of Petco Common Stock received upon conversion of PFW Common Stock in the Merger, except in compliance with Rule 145 or under certain other limited circumstances. See "-- Related Agreements; Interests of Certain Persons in the Merger -- Affiliate Agreements." In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of Petco Common Stock and also on the number of shares of Petco Common Stock that such affiliates and others (including persons with whom the affiliates act in concert) may sell within any three month period. Rule 145 will not generally preclude sales by affiliates. These restrictions will generally apply for a period of at least two years after the Effective Time (or longer if the person remains or becomes an affiliate of Petco).

SURRENDER OF CERTIFICATES

     If the Merger becomes effective, Petco will mail a letter of transmittal with instructions to all holders of record of PFW Common Stock as of the Effective Time for use in surrendering their stock certificates in exchange for certificates representing Petco Common Stock and a cash payment in lieu of fractional shares. CERTIFICATES REPRESENTING SHARES OF PFW COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED.

              UNAUDITED PRO FORMA CONDENSED COMBINING CONSOLIDATED
                              FINANCIAL STATEMENTS

     The unaudited pro forma condensed combining consolidated balance sheet combines Petco's consolidated balance sheet as of August 3, 1996 with PFW's balance sheet as of that date, giving effect to the Merger as if it occurred on August 3, 1996. The unaudited pro forma condensed combining consolidated statements of operations combine Petco's consolidated statements of operations for the twenty-six weeks ended August 3, 1996 and July 29, 1995 and for each of the years in the three-year period ended February 3, 1996 with PFW's statements of operations for the twenty-six weeks ended August 3, 1996 and July 29, 1995 and for the fiscal years ended February 3, 1996, January 28, 1995 and December 31, 1993, giving effect to the Merger as if it had occurred at the beginning of each period presented on a pooling of interests basis. The historical information of Petco has been derived from the unaudited condensed consolidated financial statements for the twenty-six weeks ended August 3, 1996 and July 29, 1995 which are incorporated by reference herein and the audited consolidated financial statements for each of the years in the three-year period ended February 3, 1996 which are included herein and should be read in conjunction with such financial statements and notes thereto. The historical financial information of PFW has been derived from the unaudited condensed financial statements for the twenty-six weeks ended August 3, 1996 and July 29, 1995, the audited financial statements for the fiscal years ended February 3, 1996 and January 28, 1995 which are included herein and the year ended December 31, 1993 and should be read in conjunction with such financial statements and notes thereto. In the opinion of the managements of Petco and PFW, the above-mentioned unaudited interim condensed consolidated financial statements of the respective companies include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for unaudited interim periods. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results.

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                    AUGUST 3, 1996
                                                   ------------------------------------------------
                                                       HISTORICAL                 PRO FORMA
                                                   ------------------     -------------------------
                                                    PETCO       PFW       ADJUSTMENTS(1)   COMBINED
                                                   --------   -------     --------------   --------
ASSETS
Current assets:
  Cash and cash equivalents......................  $ 52,232   $ 5,399        $     --      $ 57,631
  Receivables....................................     4,526       789              --         5,315
  Inventories....................................    54,699     6,922              --        61,621
  Other..........................................       993     1,016              --         2,009
                                                   --------   -------         -------      --------
          Total current assets...................   112,450    14,126              --       126,576
Fixed assets, net................................    71,610     8,492              --        80,102
Goodwill.........................................    38,095        --              --        38,095
Deferred tax assets..............................    12,777        --           2,946        15,723
Other assets.....................................     1,696       205              --         1,901
                                                   --------   -------         -------      --------
                                                   $236,628   $22,823        $  2,946      $262,397
                                                   ========   =======         =======      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $ 22,035   $ 1,431        $     --      $ 23,466
  Accrued expenses...............................    14,610     1,530           2,250        18,390
  Accrued salaries and employee benefits.........     5,061       814              --         5,875
  Current portion of capital lease and other
     obligations.................................     3,941       154              --         4,095
                                                   --------   -------         -------      --------
          Total current liabilities..............    45,647     3,929           2,250        51,826
Capital lease and other obligations, excluding
  current portion................................    12,619       270              --        12,889
Accrued store closing costs......................     7,126        --              --         7,126
Deferred rent....................................     2,010     1,279              --         3,289
Stockholders' equity:
  Common Stock...................................         2        94             (94)            2
  Additional paid-in capital.....................   210,485    25,682              94       236,261
  Accumulated deficit............................   (41,261)   (8,431)            696       (48,996)
                                                   --------   -------         -------      --------
          Total stockholders' equity.............   169,226    17,345             696       187,267
                                                   --------   -------         -------      --------
                                                   $236,628   $22,823        $  2,946      $262,397
                                                   ========   =======         =======      ========

 See accompanying notes to Unaudited Pro Forma Condensed Combining Consolidated
                             Financial Statements.

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                      TWENTY-SIX WEEKS ENDED AUGUST 3, 1996
                                              -----------------------------------------------------
                                                   HISTORICAL                    PRO FORMA
                                              ---------------------     ---------------------------
                                               PETCO         PFW        ADJUSTMENTS(1)     COMBINED
                                              --------     --------     --------------     --------
Net sales...................................  $197,272     $ 31,903        $     --        $229,175
Cost of sales and occupancy costs...........   147,764       23,630              --         171,394
                                              ----------                                   ----------
                                                     -                                            -
                                                           ----------    ----------
          Gross profit......................    49,508        8,273              --          57,781
Selling, general and administrative
  expenses..................................    42,787        7,778              --          50,565
Merger and nonrecurring charges.............    14,945           --              --          14,945
                                              ----------                                   ----------
                                                     -                                            -
                                                           ----------    ----------
          Operating income (loss)...........    (8,224)         495              --          (7,729)
Interest income.............................       798          141              --             939
Interest expense............................      (886)         (30)             --            (916)
                                              ----------                                   ----------
                                                     -                                            -
                                                           ----------    ----------
          Earnings (loss) before income
            taxes...........................    (8,312)         606              --          (7,706)
Income taxes (benefit)......................    (2,395)          --             212          (2,183)
                                              ----------                                   ----------
                                                     -                                            -
                                                           ----------    ----------
          Net earnings (loss)...............  $ (5,917)    $    606        $   (212)       $ (5,523)
                                              ===========  ==========    ==========        ===========
Net earnings (loss) per common and common
  equivalent share..........................  $  (0.40)    $   0.06        $     --        $  (0.33)
                                              ===========  ==========    ==========        ===========
Weighted average number of common and common
  equivalent shares outstanding(1)..........  14,874,304   9,422,378     (7,370,188)       16,926,494
                                              --------     --------     -----------        --------
                                              --------     --------     -----------        --------


 See accompanying notes to Unaudited Pro Forma Condensed Combining Consolidated
                             Financial Statements.

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                       TWENTY-SIX WEEKS ENDED JULY 29, 1995
                                                ---------------------------------------------------
                                                     HISTORICAL                  PRO FORMA
                                                --------------------     --------------------------
                                                 PETCO        PFW        ADJUSTMENTS(1)    COMBINED
                                                --------    --------     --------------    --------
Net sales.....................................  $122,512    $ 26,767        $     --       $149,279
Cost of sales and occupancy costs.............    93,151      20,971              --        114,122
                                                ----------                                 ----------
                                                       -                                          -
                                                            ----------    ----------
          Gross profit........................    29,361       5,796              --         35,157
Selling, general and administrative
  expenses....................................    25,531       7,835              --         33,366
                                                ----------                                 ----------
                                                       -                                          -
                                                            ----------    ----------
          Operating income (loss).............     3,830      (2,039)             --          1,791
Interest income...............................       498         258              --            756
Interest expense..............................      (419)        (19)             --           (438)
                                                ----------                                 ----------
                                                       -                                          -
                                                            ----------    ----------
          Earnings (loss) before income
            taxes.............................     3,909      (1,800)             --          2,109
Income taxes (benefit)........................     1,177          --            (361)           816
                                                ----------                                 ----------
                                                       -                                          -
                                                            ----------    ----------
          Net earnings (loss).................  $  2,732    $ (1,800)       $    361       $  1,293
                                                =========== ==========    ==========       ===========
Net earnings (loss) per common and common
  equivalent share............................  $   0.24    $  (0.19)       $     --       $   0.10
                                                =========== ==========    ==========       ===========
Weighted average number of common and common
  equivalent shares outstanding(1)............  11,443,860  9,327,522     (7,275,332)      13,496,050
                                                --------    --------     -----------       --------
                                                --------    --------     -----------       --------


 See accompanying notes to Unaudited Pro Forma Condensed Combining Consolidated
                             Financial Statements.

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                        FISCAL YEAR ENDED FEBRUARY 3, 1996
                                                ---------------------------------------------------
                                                     HISTORICAL                  PRO FORMA
                                                --------------------     --------------------------
                                                 PETCO        PFW        ADJUSTMENTS(1)    COMBINED
                                                --------    --------     --------------    --------
Net sales.....................................  $293,631    $ 61,095        $     --       $354,726
Cost of sales and occupancy costs.............   224,540      46,747              --        271,287
                                                ----------                                 ----------
                                                       -                                          -
                                                            ----------    ----------
          Gross profit........................    69,091      14,348              --         83,439
Selling, general and administrative
  expenses....................................    70,808      16,332              --         87,140
                                                ----------                                 ----------
                                                       -                                          -
                                                            ----------    ----------
          Operating income (loss).............    (1,717)     (1,984)             --         (3,701)
Loss on disposal of stores....................        --      (3,500)             --         (3,500)
Interest income...............................     1,081         427              --          1,508
Interest expense..............................      (836)        (36)             --           (872)
                                                ----------                                 ----------
                                                       -                                          -
                                                            ----------    ----------
          Earnings (loss) before income
            taxes.............................    (1,472)     (5,093)             --         (6,565)
Income taxes (benefit)........................    (9,785)         --          (1,751)       (11,536)
                                                ----------                                 ----------
                                                       -                                          -
                                                            ----------    ----------
          Net earnings (loss).................  $  8,313    $ (5,093)       $  1,751       $  4,971
                                                =========== ==========    ==========       ===========
Net earnings (loss) per common and common
  equivalent share............................  $   0.67    $  (0.55)       $     --       $   0.34
                                                =========== ==========    ==========       ===========
Weighted average number of common and common
  equivalent shares outstanding(1)............  12,430,720  9,330,171     (7,277,981)      14,482,910
                                                --------    --------     -----------       --------
                                                --------    --------     -----------       --------


 See accompanying notes to Unaudited Pro Forma Condensed Combining Consolidated
                             Financial Statements.

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                        FISCAL YEAR ENDED JANUARY 28, 1995
                                                ---------------------------------------------------
                                                     HISTORICAL                  PRO FORMA
                                                --------------------     --------------------------
                                                 PETCO        PFW        ADJUSTMENTS(1)    COMBINED
                                                --------    --------     --------------    --------
Net sales.....................................  $205,178    $ 36,285        $     --       $241,463
Cost of sales and occupancy costs.............   153,607      28,052              --        181,659
                                                                                           ----------
                                                                                                  -
                                                ----------  ----------   -----------
          Gross profit........................    51,571       8,233              --         59,804
Selling, general and administrative
  expenses....................................    44,128      10,997              --         55,125
                                                                                           ----------
                                                                                                  -
                                                ----------  ----------   -----------
          Operating income (loss).............     7,443      (2,764)             --          4,679
Interest income...............................       427         610              --          1,037
Interest expense-primarily to related
  parties.....................................    (1,147)        (40)             --         (1,187)
                                                                                           ----------
                                                                                                  -
                                                ----------  ----------   -----------
          Earnings (loss) before income
            taxes.............................     6,723      (2,194)             --          4,529
Income taxes (benefit)........................     1,969          --            (955)         1,014
                                                                                           ----------
                                                                                                  -
                                                ----------  ----------   -----------
          Net earnings (loss).................  $  4,754    $ (2,194)       $    955       $  3,515
                                                ==========  ==========   ===========       ===========
Net earnings (loss) per common and common
  equivalent share............................  $   0.57    $  (0.24)       $     --       $   0.34
                                                ==========  ==========   ===========       ===========
Weighted average number of common and common
  equivalent shares outstanding(1)............  8,340,803   9,001,257     (6,949,067)      10,392,993
                                                --------    --------     -----------       --------
                                                --------    --------     -----------       --------


 See accompanying notes to Unaudited Pro Forma Condensed Combining Consolidated
                             Financial Statements.

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  FISCAL YEAR ENDED
                                               --------------------------------------------------------
                                                      HISTORICAL
                                               -------------------------
                                               JAN. 29,                              PRO FORMA
                                                 1994      DEC. 31, 1993     --------------------------
                                                PETCO           PFW          ADJUSTMENTS(1)    COMBINED
                                               --------    -------------     --------------    --------
Net sales....................................  $160,841      $  18,170           $   --        $179,011
Cost of sales and occupancy costs............   120,574         14,113               --         134,687
                                               ----------   ----------       ----------        ----------
          Gross profit.......................    40,267          4,057               --          44,324
Selling, general and administrative
  expenses...................................    35,969          5,671               --          41,640
                                               ----------   ----------       ----------        ----------
          Operating income (loss)............     4,298         (1,614)              --           2,684
Interest income..............................         1             60               --              61
Interest expense-primarily to related
  parties....................................    (5,105)           (26)              --          (5,131)
                                               ----------   ----------       ----------        ----------
          Earnings (loss) before income
            taxes............................      (806)        (1,580)                          (2,386)
Income taxes (benefit).......................        51             (9)            (452)           (410)
                                               ----------   ----------       ----------        ----------
          Net earnings (loss)................  $   (857)     $  (1,571)          $  452        $ (1,976)
                                               ==========   ==========       ==========        ==========
Net earnings (loss) per common and common
  equivalent share(4)........................  $     --      $   (0.38)          $   --        $     --
                                               ==========   ==========       ==========        ==========
Weighted average number of common and common
  equivalent shares outstanding(1)...........        --      4,117,055               --              --
                                               ==========   ==========       ==========        ==========

 See accompanying notes to Unaudited Pro Forma Condensed Combining Consolidated
                             Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINING CONSOLIDATED FINANCIAL STATEMENTS


(1) The adjustments to the unaudited pro forma condensed combining consolidated balance sheet give effect to the assumed issuance of 2,052,190 shares of Petco Common Stock as if the Merger had been consummated as of August 3, 1996 and an anticipated charge for Merger-related expenses totaling approximately $2.3 million. Such Merger-related expenses include only financial advisory fees, legal and accounting expenses and other miscellaneous transaction costs; they do not include any severance payments that may be made to PFW employees in connection with the Merger (see "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in the Merger"), any costs relating to possible store conversions or closures (see "The Merger and Related Transactions -- Merger Expenses and Fees and Other Costs") or any other costs that may arise in connection with the Merger. These Merger-related expenses are estimated to be in the range of $15.0-$23.0 million and are expected to be charged to the operations of Petco and PFW as incurred. The unaudited pro forma condensed combining consolidated statements of operations do not reflect these non-recurring charges which will be recorded as incurred. The pro forma combining common stock in the unaudited pro forma condensed combining consolidated balance sheet is based on the historical par value of PFW Common Stock being valued at the Petco Common Stock par value of $0.0001. The unaudited pro forma condensed combining consolidated statements of operations include adjustments to recognize deferred income taxes (benefit) related to previously unrecognized PFW net operating loss carryforwards in accordance with SFAS No. 109. The pro forma combining per share amounts in the unaudited pro forma condensed combining consolidated statements of operations are based upon the historical weighted average number of shares of common stock and dilutive common stock equivalents of Petco outstanding during each period presented. In addition, the shares of Petco Common Stock to be issued in connection with the Merger, based on the equivalent weighted average shares and the dilutive common share equivalents of PFW outstanding during each period presented, are treated as outstanding during each such period.


(2) The unaudited pro forma condensed combining consolidated financial statements do not include adjustments to conform the accounting policies of PFW to those followed by Petco. The nature and extent of such adjustments, if any, will be based upon further study and analysis and are not expected to be significant in relationship to the consolidated financial statements of Petco.

(3) Certain financial statement balances of PFW have been reclassified to conform with Petco's financial statement presentation.

(4) Due to differences in capital structure, Petco net earnings (loss) per share information prior to fiscal 1994 is not comparable and, accordingly, is not presented.

            PETCO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Petco currently utilizes both superstore and traditional store formats and follows a strategy of converting and expanding its store base from a traditional store format to a superstore format. As a result of this strategy, Petco has opened and acquired superstores, has expanded, remodeled and relocated traditional stores into superstores, collectively referred to as conversions, and has closed underperforming stores. At August 3, 1996, Petco operated 274 stores, including 206 superstores, in 15 states and the District of Columbia.

     As a result of Petco's plan to open approximately 40 to 50 superstores each year, including conversions of existing traditional stores into superstore formats, Petco anticipates certain costs to increase as a percentage of sales in the near term. In addition, the timing of new superstore openings and related preopening expenses and the amount of revenue contributed by new and existing superstores may cause Petco's quarterly results of operations to fluctuate. Petco expects continued downward pressure on its gross profit as a percentage of sales from higher occupancy costs in new stores and increased competitive pressures in certain markets. This trend should be offset, however, by increased sales from maturing stores and the benefit of expanded merchandise assortments in existing stores. Increased payroll, advertising and other store level expenses as a percentage of sales in new stores should also contribute to lower store operating margins. In addition, Petco charges preopening costs associated with each new superstore to earnings as incurred. Therefore, Petco expects that the opening of a large number of new superstores in a given quarter may adversely impact its quarterly results of operations for that quarter.

     In March 1996, Petco acquired eight P.T. Moran stores and in July 1996 acquired eight Pet Nosh stores. Petco is in the process of integrating the merchandise mix, and operating and marketing philosophies into Petco's format of superstores. Although Petco does not expect the results of the P.T. Moran and Pet Nosh stores to be dilutive on its fiscal 1996 operating results, there can be no assurance that these stores can achieve their anticipated profitability.

     Petco's business is also subject to some seasonal fluctuations. Historically, Petco has realized a higher portion of its net sales during the month of December and a lower portion of its net sales in other winter months and fall than during the other months of the year.

  Twenty-six Weeks Ended August 3, 1996 Compared to Twenty-six Weeks Ended July 29, 1995

RESULTS OF OPERATIONS

     Net sales increased 61.1% to $197.3 million for the twenty-six weeks ended August 3, 1996 from $122.5 million for the twenty-six weeks ended July 29, 1995. The increase in net sales resulted primarily from the addition of 69 superstores, including the conversion of 26 traditional stores into superstores, partially offset by the closing of nine stores in the past year, and a comparable store net sales increase of 18.3%. The comparable store net sales increase was attributable to maturing superstores, more effective marketing efforts and expanded merchandise assortments in existing stores. The net increase in Petco's store base accounted for approximately $53.6 million, or 71.7% of the net sales increase, and $21.2 million, or 28.3% of the net sales increase, was attributable to the increase in comparable store net sales.

     Gross profit, defined as net sales less cost of sales including store occupancy costs, increased $20.1 million or 68.4% to $49.5 million for the twenty-six weeks ended August 3, 1996 from $29.4 million for the same period last year. Gross profit as a percentage of net sales increased to 25.1% for the twenty-six weeks ended August 3, 1996 from 24.0% for the twenty-six weeks ended July 29, 1995 primarily due to lower distribution expenses related to the more efficient operation of Petco's central distribution facility during the current period.

     Selling, general and administrative expenses increased $17.3 million, or 67.8%, to $42.8 million for the twenty-six weeks ended August 3, 1996 compared to $25.5 million for the same period last year. Selling, general and administrative expenses increased primarily as a result of higher personnel and related costs associated with new store openings and acquisitions. As a percentage of net sales, these expenses increased to 21.7% for the twenty-six weeks ended August 3, 1996 from 20.8% for the twenty-six weeks ended July 29, 1995 primarily due to increased amortization of goodwill. Merger and nonrecurring charges of $14.9 million were recorded in the twenty-six weeks ended August 3, 1996 following the acquisition of P.T. Moran, Pet Nosh and the former Herman's Sporting Goods locations.

     Operating loss of $8.2 million was incurred in the twenty-six weeks ended August 3, 1996, reflecting the $14.9 million in merger and nonrecurring charges, compared to operating income of $3.8 million in the prior year. Operating income, excluding the merger and nonrecurring charges, on a comparable basis, increased 76.3% to $6.7 million for the twenty-six weeks ended August 3, 1996 from $3.8 million for the twenty-six weeks ended July 29, 1995 and increased as a percentage of net sales to 3.4% for the twenty-six weeks ended August 3, 1996 from 3.1% for the same period last year.

     Net interest expense was $0.1 million for the twenty-six weeks ended August 3, 1996 compared to net interest income of $0.1 million for the same period last year.

     Income tax benefits were $2.4 million in the twenty-six weeks ended August 3, 1996, primarily due to the merger and nonrecurring charges recorded in second quarter 1996, compared to income taxes of $1.2 million in the prior year.

     Net loss of $5.9 million was incurred for the twenty-six weeks ended August 3, 1996, reflecting the merger and nonrecurring charges and related income tax benefits, compared to net earnings of $2.7 million for the same period of the prior year. Net earnings, excluding merger and nonrecurring charges and related tax benefits, on a comparable basis, increased 40.7% to $3.8 million, or $0.26 per share, for the twenty-six weeks ended August 3, 1996 compared to net earnings of $2.7 million, or $0.24 per share, for the twenty-six weeks ended July 29, 1995.

  Fiscal Year Ended February 3, 1996 Compared to Fiscal Year Ended January 28, 1995

RESULTS OF OPERATIONS

     The following table sets forth certain items expressed as a percentage of net sales for the periods indicated. As a result of operational and strategic changes, period-to-period comparisons of financial results may not be meaningful and the results of operations for historical periods may not be indicative of future results.

                                                                       FISCAL YEAR ENDED
                                                               ----------------------------------
                                                               JAN. 29,     JAN. 28,     FEB. 3,
                                                                 1994         1995         1996
                                                               --------     --------     --------
    Net sales................................................    100.0%       100.0%       100.0%
    Cost of sales and occupancy costs........................     75.0         74.9         76.5
                                                                 -----        -----        -----
    Gross profit.............................................     25.0         25.1         23.5
    Selling, general and administrative expenses.............     22.3         21.5         24.1
                                                                 -----        -----        -----
    Operating income (loss)..................................      2.7          3.6         (0.6)
    Interest expense (income)................................      3.2          0.4         (0.1)
                                                                 -----        -----        -----
    Earnings (loss) before income taxes......................     (0.5)         3.2         (0.5)
    Income taxes (benefit)...................................       --          0.9         (3.3)
                                                                 -----        -----        -----
    Net earnings (loss)......................................     (0.5)%       2.3%          2.8%
                                                                 =====        =====        =====

     Net sales increased 43.1% to $293.6 million in fiscal 1995 from $205.2 million in fiscal 1994. The increase in net sales in fiscal 1995 resulted primarily from the addition of 69 superstores, including the conversion of 23 traditional stores into superstores, partially offset by the closing of 13 stores, and a comparable store net sales increase of 16.5%. The comparable store net sales increase was attributable to maturing superstores, increased advertising and expanded merchandise assortments in existing stores. The net increase in Petco's store base accounted for approximately $57.9 million, or 65.5% of the net sales increase, and $30.5 million, or 34.5% of the net sales increase, was attributable to the increase in comparable store net sales.

     Gross profit increased $17.5 million, or 34.0%, to $69.1 million in fiscal 1995 from $51.6 million in fiscal 1994. Gross profit as a percentage of net sales decreased to 23.5% in fiscal 1995 from 25.1% in fiscal 1994. This decrease resulted primarily from $4.3 million in charges reflected in the third quarter of fiscal 1995 from the write-down of fixed assets and related costs with respect to Petco's central distribution facility. These charges resulted from Petco's decision to replace certain hardware and software in this facility which have not produced the planned benefits. Excluding these charges, gross profit as a percentage of net sales in fiscal 1995 would have been 25.0%.

     Selling, general and administrative expenses increased $26.7 million, or 60.5%, to $70.8 million in fiscal 1995 from $44.1 million in fiscal 1994. Selling, general and administrative expenses included $9.2 million of costs reflected in the third quarter of fiscal 1995 following acquisition activities. These costs were primarily associated with lease cancellations and closure of traditional stores located in the same markets as acquired stores, write-downs of certain assets, and the conversion and integration of certain acquired stores. As a percentage of net sales, these expenses increased to 24.1% in fiscal 1995 from 21.5% in fiscal 1994 due to these additional costs. Excluding these additional costs, selling, general and administrative expenses would have decreased as a percentage of net sales to 21.0%. Selling, general and administrative expenses also increased as a result of higher personnel and related costs associated with new store openings.

     Operating loss of $1.7 million was incurred in fiscal 1995, reflecting the combined $13.5 million in charges described above, compared to operating income of $7.4 million in fiscal 1994. Excluding these combined charges, Petco would have reported operating income of $11.8 million in fiscal 1995 or 4.0% of net sales.

     Net interest income was $0.2 million in fiscal 1995 compared to net interest expense of $0.7 million in fiscal 1994. Interest income was produced by the short-term investment of the proceeds from public stock offerings. Interest expense decreased due to the repayment of subordinated debt with proceeds of Petco's initial public offering in fiscal 1994.

     Income tax benefit was $9.8 million in fiscal 1995, due in part to recognition of an income tax benefit of $8.7 million from previously unrecognized deferred tax assets during the third quarter of fiscal 1995, compared to income taxes of $2.0 million in fiscal 1994.

     Net earnings increased to $8.3 million in fiscal 1995 from $4.8 million in fiscal 1994. As a percentage of net sales, net earnings increased to 2.8% in fiscal 1995 from 2.3% in fiscal 1994.

  Fiscal Year Ended January 28, 1995 Compared to Fiscal Year Ended January 29, 1994

RESULTS OF OPERATIONS

     Net sales increased 27.6% to $205.2 million in fiscal 1994 from $160.8 million in fiscal 1993. The increase in net sales in fiscal 1994 resulted primarily from the addition of 48 superstores, including the conversion of 21 traditional stores into superstores, partially offset by the closing of five stores, and a comparable store net sales increase of 18.5%. The comparable store net sales increase was attributable to increased sales volume of both food and supplies resulting from the full implementation in fiscal 1994 of Petco's everyday low pricing strategy on key food items and from expanded merchandise assortments. The net increase in Petco's store base accounted for approximately $17.4 million, or 39.3%, of the net sales increase, and $26.9 million, or 60.7%, of the net sales increase was attributable to the increase in comparable store net sales.

     Gross profit increased $11.3 million, or 28.0%, to $51.6 million in fiscal 1994 from $40.3 million in fiscal 1993. Gross profit as a percentage of net sales was 25.1% in fiscal 1994 compared to 25.0% in fiscal 1993.

     Selling, general and administrative expenses increased $8.1 million, or 22.5%, to $44.1 million in fiscal 1994 from $36.0 million in fiscal 1993. Selling, general and administrative expenses increased primarily as a result of higher personnel and related costs associated with new store openings. As a percentage of net sales, these expenses decreased to 21.5% in fiscal 1994 from 22.3% in fiscal 1993 due to net sales increasing at a greater rate than related expenses. Selling, general and administrative expenses included a write-down of non-compete agreements of $0.8 million in fiscal 1993.

     Operating income increased 72.1% to $7.4 million in fiscal 1994 from $4.3 million in fiscal 1993 and increased as a percentage of net sales to 3.6% in fiscal 1994 from 2.7% in fiscal 1993.

     Net interest expense decreased $4.4 million to $0.7 million in fiscal 1994 from $5.1 million in fiscal 1993 due to the repayment of amounts outstanding under Petco's revolving credit facility, the repayment of $20.0 million of subordinated debt and the extinguishment of the remaining outstanding subordinated debt, all in connection with the initial public offering.

     Income taxes were $2.0 million in fiscal 1994, representing an effective income tax rate of 29.3% after the recognition of $0.6 million in deferred tax assets, compared to $51,000 in fiscal 1993.

     Net earnings increased to $4.8 million for fiscal 1994 from a net loss of $0.9 million in fiscal 1993.

QUARTERLY DATA

     The following tables set forth the unaudited quarterly results of operations for fiscal 1996, 1995 and 1994, all of which have been restated to reflect the merger with Pet Nosh in July 1996 which was accounted for as a pooling of interests (see Note 2 to the Notes to Consolidated Financial Statements of Petco included herein). This information includes all adjustments management considers necessary for a fair presentation of such data. The results of operations for historical periods are not necessarily indicative of results for any future period. Petco expects quarterly results of operations to fluctuate depending on the timing and amount of revenue contributed by new stores.

     Petco believes that its business is moderately seasonal, with net sales and earnings generally higher in the fourth fiscal quarter due to year-end holiday purchases and during the second and third fiscal quarters due to demand for flea and tick control products.


                                                    FISCAL QUARTER ENDED
                                                   ----------------------
                                                    MAY 4,       AUG. 3,
                   FISCAL 1996                       1996          1996
-------------------------------------------------  ---------     --------
                                                   (DOLLARS IN THOUSANDS,
                                                   EXCEPT PER SHARE DATA)
Net sales........................................   $ 93,701     $103,571
Gross profit.....................................     22,666       26,842
Operating income (loss)..........................      2,388      (10,612)
Net earnings (loss)..............................      1,133       (7,050)
Net earnings (loss) per share....................   $   0.08     $  (0.43)
Stores open at end of period.....................        273          274
Aggregate gross square footage...................  2,525,000     2,601,000
Percentage increase in comparable store net
  sales..........................................       18.2%       18.3%


                                                                  FISCAL QUARTER ENDED
                                                    ------------------------------------------------
                                                    APRIL 29,     JULY 29,     OCT. 28,     FEB. 3,
                   FISCAL 1995                        1995          1995         1995         1996
--------------------------------------------------  ---------     --------     --------     --------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.........................................   $ 59,211     $ 63,301     $ 70,053     $101,066
Gross profit......................................     13,857       15,504       12,690       27,040
Operating income (loss)...........................      1,545        2,285      (11,348)       5,801
Net earnings (loss)...............................        924        1,808        2,203        3,378
Net earnings (loss) per share.....................   $   0.09     $   0.14     $   0.16     $   0.25
Stores open at end of period......................        223          228          237          263
Aggregate gross square footage....................  1,479,000     1,608,000    1,837,000    2,278,000
Percentage increase in comparable store net
  sales...........................................       16.3%        13.7%        14.6%        20.4%

                                                                   FISCAL QUARTER ENDED
                                                      -----------------------------------------------
                                                                                               JAN.
                                                      APRIL 30,     JULY 30,     OCT. 29,       28,
                    FISCAL 1994                         1994          1994         1994        1995
----------------------------------------------------  ---------     --------     --------     -------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...........................................   $ 44,947     $ 48,554     $ 51,844     $59,833
Gross profit........................................     11,090       12,702       12,691      15,088
Operating income (loss).............................      1,232        2,065        1,195       2,951
Net earnings (loss).................................        329        1,388          693       2,344
Net earnings (loss) per share.......................   $   0.08     $   0.14     $   0.07     $  0.24
Stores open at end of period........................        203          207          211         224
Aggregate gross square footage......................  1,038,000     1,117,000    1,212,000    1,427,000
Percentage increase in comparable store net sales...       23.9%        20.5%        15.4%       15.6%

LIQUIDITY AND CAPITAL RESOURCES

     Petco has financed its operations and expansion program through internal cash flow, external borrowings and the sale of equity securities. At August 3, 1996, total assets were $236.6 million, of which $112.5 million were current assets, while at February 3, 1996, total assets were $162.1 million, $60.5 million of which were current assets. Net cash used in operating activities was $11.8 million for the twenty-six weeks ended August 3, 1996 and $3.2 million for the same period of the prior year. Net cash provided by operating activities was $8.8 million, $8.2 million and $13.1 million for fiscal years 1993, 1994 and 1995, respectively. Petco's sales are substantially on a cash basis, therefore cash flow generated from operating stores provides a source of liquidity to Petco. The principal use of operating cash is for the purchase of merchandise inventories. A portion of Petco's inventory purchases is financed through vendor credit terms.

     Petco uses cash in investing activities to acquire stores, purchase fixed assets for new and converted stores and, to a lesser extent, to purchase warehouse and office fixtures, equipment and computer hardware and software in support of its distribution and administrative functions. During the twenty-six weeks ended August 3, 1996, Petco acquired two retailers of pet food and supplies, and during the twenty-six weeks ended July 29, 1995, Petco acquired two retailers of pet food and supplies. Net cash of $7.8 million and $2.4 million, respectively, was invested in acquisitions for the twenty-six weeks ended August 3, 1996 and July 29, 1995. Cash used in investing activities was $23.8 million for the twenty-six weeks ended August 3, 1996 and $16.3 million for the same period of the prior year.

     During fiscal 1995, Petco completed six acquisitions of retailers of premium pet food and supplies. The aggregate fair market value of assets acquired was $37.7 million and assumed liabilities were $7.3 million, with $30.4 million of net cash invested in the acquisition of these businesses. During fiscal 1994, Petco acquired a retailer of premium pet food and supplies with a fair market value of assets acquired of $5.3 million and assumed liabilities of $1.6 million, with $3.7 million of net cash invested in the acquisition. Cash used in investing activities was $7.1 million, $19.2 million and $56.7 million for fiscal years 1993, 1994 and 1995, respectively.

     Petco also finances some of its purchases of equipment and fixtures through capital leases and other obligations. Purchases of $3.1 million and $2.1 million of fixed assets were financed in this manner during the twenty-six weeks ended August 3, 1996 and July 29, 1995, respectively. Purchases of $1.2 million, $3.3 million and $9.4 million of fixed assets were financed in this manner during fiscal years 1993, 1994 and 1995, respectively. Petco believes that additional sources of capital lease and other financing are available on a cost-effective basis and plans to use them, as necessary, in connection with its expansion program.

     Petco's primary long-term capital requirement is funding for the opening or acquisition of superstores and the conversion of traditional stores into superstores. During the twenty-six weeks ended August 3, 1996 and July 29, 1995, net proceeds of $78.6 million and $46.9 million, respectively, were obtained from public offerings of common stock to provide funds for Petco's expansion program, the acquisition of related businesses and for working capital requirements.

     Cash flows provided by financing activities were $17.7 million and $46.3 million in fiscal 1994 and 1995, respectively. In fiscal 1994, net proceeds of $41.7 million from an initial public offering of common stock were used to repay $20.0 million of subordinated debt and $5.4 million outstanding under a revolving credit facility. In fiscal 1995, net proceeds of $46.8 million from a public offering were used to finance the acquisition of related businesses and to fund Petco's expansion program and working capital requirements.

     Petco has a revolving credit facility with a commitment of up to $25.0 million that expires June 2, 1997. Borrowings under this facility are unsecured and bear interest, at Petco's option, at either the bank's reference rate or LIBOR plus 1.0%. The revolving credit facility contains certain affirmative and negative covenants related to working capital, net worth, leverage, profitability, capital expenditures and payment of cash dividends.

     As of February 3, 1996, Petco had available net operating loss carryforwards of $8.5 million for federal income tax purposes, which begin expiring in 2004, and $1.8 million for California income tax purposes, which began expiring in 1996.

CERTAIN CAUTIONARY STATEMENTS

     Certain statements in this Proxy Statement/Prospectus that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Petco to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors are discussed herein under the caption "Risk Factors."

NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. ("SFAS") 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. SFAS 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of. The adoption of SFAS 121 is not expected to have a material effect on Petco's financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. Under the provisions of SFAS 123, Petco is encouraged, but not required, to measure compensation costs related to its employee stock compensation under the fair value method. If Petco elects not to recognize compensation expense under this method, it is required to disclose the pro forma effects based on the SFAS 123 methodology. Petco has not determined its method of adoption.

INFLATION

     Although Petco cannot accurately anticipate the effect of inflation on its operations, it does not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on its net sales or results of operations.

             PFW MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     PFW operated 25 warehouse superstores as of August 3, 1996 and 25 warehouse superstores (17 excluding the Michigan and Ohio ("MI/OH") stores) as of July 29, 1995. PFW opened ten new warehouse superstores during the year ended February 3, 1996 (fiscal 1995) and 13 new warehouse superstores during the year ended January 28, 1995 (fiscal 1994). PFW closed nine stores during fiscal 1995. As of February 3, 1996 and January 28, 1995, PFW operated 22 and 21 warehouse stores, respectively.

     Comparable store sales, for the twenty-six weeks ended August 3, 1996 compared to the twenty-six weeks ended July 29, 1995, increased 6.9%. PFW anticipates that the rate of comparable store sales growth will remain relatively consistent in future periods as existing warehouse superstores mature and additional warehouse superstores are opened in existing markets. Also impacting comparable store sales growth was the opening of five stores in the Minneapolis/St. Paul metropolitan area in first quarter fiscal 1996 by a national superstore competitor. Same store sales, calculated on a comparable 52-week fiscal year basis, increased 17.9% for the year ended February 3, 1996 and 23.3% for the year ended January 28, 1995.

     PFW's operations are relatively "young" with an average age of PFW's 25 stores of approximately two years. Future operating results may be adversely affected by costs associated with the opening of a significant number of new stores over a relatively short period of time. PFW expects downward pressure on its gross profit and operating profit margins because certain store level expenses, primarily occupancy and payroll, are higher as a percentage of sales for new warehouse superstores than for mature warehouse superstores due to the relatively lower sales of the new warehouse superstores. Store operating expenses decreased as a percentage of net sales for the twenty-six weeks ended August 3, 1996 compared to the twenty-six weeks ended July 29, 1995 primarily due to the disposition of the underperforming MI/OH market stores in fourth quarter fiscal 1995. Excluding the MI/OH stores, store operating expenses increased as a percentage of net sales due to increased saturation and competition primarily in the Minneapolis/St. Paul market.

     General and administrative expenses as a percentage of sales decreased from 7.2% (8.4% excluding MI/OH stores) for the twenty-six weeks ended July 29, 1995 to 5.1% for the twenty-six weeks ended August 3, 1996 as sales growth outpaced the general and administrative expenses incurred to support PFW's expansion. Management expects general and administrative expenses will continue to decrease as a percentage of sales. General and administrative expenses as a percentage of sales decreased from 7.4% in fiscal 1994 to 6.3% in fiscal 1995 as sales growth outpaced expenses incurred to support PFW's expansion.

     PFW charges preopening costs, which are estimated to be approximately $75,000 to $85,000 for each new warehouse superstore, to expense in the quarter the warehouse superstore opens. Therefore, the opening of a large number of new warehouse superstores in a given quarter will adversely affect PFW's results of operations for that quarter. In addition, although the pet food supply industry does not experience the same degree of seasonal fluctuations as many retailers, a mature warehouse superstore's sales are typically higher than average during the winter and lower than average during the summer. As a result of the foregoing, period to period comparisons of financial results may not be meaningful and the results of operations for historical periods may not be indicative of future results.

     In November 1995, PFW exited the MI/OH market. Accordingly, PFW sold certain assets of its eight retail locations in the MI/OH stores for $2.4 million in cash to SuperPetz, Inc. pursuant to an Asset Purchase Agreement and Addendum (the "Agreements"). The Agreements provided for the purchase of certain assets used in the operation of the MI/OH stores and the assumption of certain liabilities. The decision to exit the MI/OH market resulted in a loss on the sale of these stores of $3.5 million (approximately $0.38 per share) in the fourth quarter of fiscal 1995. The loss includes estimates for, among other things, rent concessions and the loss on disposal of inventory and property and equipment. Pursuant to the Agreements, if SuperPetz, Inc. defaults under the sublease arrangements, PFW is contingently liable for amounts owing under the lease agreements.

     This disposition and the relative maturity of the stores involved affect the comparability of results between years. Had the sale of the MI/OH stores occurred at the beginning of the fiscal years ended January 28, 1995 and February 3, 1996 and the twenty-six weeks ended July 29, 1995, the selected unaudited pro forma results would have been as follows (in thousands, except per share data):

                                                                                        TWENTY-SIX
                                                                                        WEEKS ENDED
                                                       FISCAL 1994     FISCAL 1995     JULY 29, 1995
                                                       -----------     -----------     -------------
    Revenues.........................................    $33,160         $52,960          $22,322
    Operating loss...................................     (1,152)            (47)            (707)
    Net income (loss)................................       (532)            419             (423)
    Net income (loss) per common share...............    $ (0.06)        $  0.05          $ (0.04)

     On March 16, 1994, PFW changed its fiscal year-end from December 31 to the Saturday closest to January 31. The 29-day transition period, January 1, 1994 through January 29, 1994, is reported as a separate period in the financial statements.

  Twenty-six Weeks Ended August 3, 1996 Compared to Twenty-six Weeks Ended July 29, 1995

RESULTS OF OPERATIONS

     Net sales increased 19.2% (42.9% excluding MI/OH stores) to $31.9 million for the twenty-six weeks ended August 3, 1996 from $26.8 million for the twenty-six weeks ended July 29, 1995. The increase is due to comparable store sales growth and the eight warehouse superstores opened since July 29, 1995, offset by the disposition of eight MI/OH stores in November 1995 which were opened prior to the end of second quarter fiscal 1995. PFW's fiscal 1996 comparable store sales increased 6.9% over fiscal 1995 comparable store sales.

     Gross profit, defined as net sales less cost of sales, including distribution, purchasing and store occupancy costs, increased as a percentage of net sales for the twenty-six weeks ended August 3, 1996 to 25.9% from 21.7% (24.0% excluding the MI/OH stores) for the twenty-six weeks ended July 29, 1995. This improvement reflects increased product margins primarily due to revised marketing and distribution programs. In addition, store occupancy costs declined as a percentage of sales as stores continued to mature.

     Store operating expenses decreased as a percentage of net sales to 18.5% for the twenty-six weeks ended August 3, 1996 from 20.6% (17.8% excluding the MI/OH stores) for the twenty-six weeks ended July 29, 1995. Store operating expenses decreased as a percentage of net sales during the first twenty-six weeks of fiscal 1996 primarily due to the disposition of the underperforming MI/OH stores in fourth quarter fiscal 1995. Excluding the MI/OH stores, store operating expenses increased as a percentage of net sales due to increased saturation and competition primarily in the Minneapolis/St. Paul market.

     Preopening expenses decreased as a percentage of net sales to 0.8% for the twenty-six weeks ended August 3, 1996 from 1.5% for the twenty-six weeks ended July 29, 1995. Average preopening expenses per store for the three stores opened during the first twenty-six weeks of fiscal 1996 was $80,000 compared to $80,000 ($77,000 excluding the MI/OH stores) for the five stores opened during the first twenty-six weeks of fiscal 1995.

     General and administrative expenses decreased as a percentage of net sales to 5.1% for the twenty-six weeks ended August 3, 1996 from 7.2% (8.4% excluding the MI/OH stores) for the twenty-six weeks ended July 29, 1995. Sales growth outpaced the growth in general and administrative expenses incurred to build the corporate infrastructure to support PFW's expansion plans. Included in fiscal 1995 general and administrative expenses were approximately $242,000 (0.9% of net sales) for separation expenses associated with the resignation of PFW's President and Chief Executive Officer.

     Net interest income was $111,000 for the twenty-six weeks ended August 3, 1996 compared to $239,000 for the twenty-six weeks ended July 29, 1995. The decline is due to the decrease of available cash and cash equivalents for temporary investment.

     Provision for income taxes for the twenty-six weeks ended August 3, 1996 was not recorded by PFW due to sufficient net operating loss carryforwards available at February 3, 1996 to offset income tax liabilities. No provision for income taxes was recorded for the twenty-six weeks ended July 29, 1995 due to PFW's net operating loss.

     Net income for the twenty-six weeks ended August 3, 1996 was $606,000 ($0.06 per share) compared to a net loss of $1.8 million ($0.19 per share) for the twenty-six weeks ended July 29, 1995. PFW's net loss for the twenty-six weeks ended July 29, 1995, excluding the MI/OH stores, was $423,000 ($0.04 per share).

  Fiscal Year Ended February 3, 1996 Compared to Fiscal Year Ended January 28, 1995

RESULTS OF OPERATIONS

     Net sales for the fifty-three weeks of fiscal 1995 were $61.1 million. On a fifty-two week basis, net sales increased 65.0% (56.0% excluding the MI/OH stores) to $59.9 million for the fiscal year ended February 3, 1996 from $36.3 million for the fiscal year ended January 28, 1995. The increase is primarily due to the ten warehouse superstores opened since January 28, 1995. In addition, PFW's fiscal 1995 same store sales, calculated on a fifty-two week basis, increased 17.9%. (Same stores are those stores open 12 months or longer.)

     Gross profit improved as a percentage of net sales for the fiscal year ended February 3, 1996 to 23.5% (25.3% excluding the MI/OH stores) from 22.7% (23.9% excluding the MI/OH stores) for the fiscal year ended January 28, 1995. This improvement reflects improved margins on products sold as well as increased profits from services. These improvements were partially offset by higher occupancy costs for new warehouse superstores which have not reached mature sales levels.

     Store operating expenses decreased as a percentage of net sales to 19.1% (17.0% excluding the MI/OH stores) for the fiscal year ended February 3, 1996 from 20.0% (18.0% excluding the MI/OH stores) for the fiscal year ended January 28, 1995. This decrease resulted from improved payroll and advertising expenses as a percentage of sales as stores matured and certain store level promotional and customer service programs were refined.

     Store contribution increased as a percentage of net sales to 4.4% (8.3% excluding the MI/OH stores) for the fiscal year ended February 3, 1996 from 2.7% (5.8% excluding the MI/OH stores) for the fiscal year ended January 28, 1995. The increase is a result of the improved margins on products sold and the decline in store operating expenses.

     Preopening expenses decreased as a percentage of net sales to 1.3% (1.2% excluding the MI/OH stores) for the fiscal year ended February 3, 1996 from 2.9% (1.5% excluding the MI/OH stores) for the fiscal year ended January 28, 1995. Average preopening expense per store for the stores opened during fiscal 1995 and fiscal 1994 was $79,000 ($85,000 for the MI/OH stores) and $81,000 ($95,000 for the MI/OH stores), respectively.

     General and administrative expenses decreased as a percentage of net sales to 6.3% (7.2% excluding the MI/OH stores) for the fiscal year ended February 3, 1996 from 7.4% (7.8% excluding the MI/OH stores) for the fiscal year ended January 28, 1995. Sales growth outpaced the general and administrative expenses incurred to build the corporate infrastructure to support PFW's expansion plans. In addition, fiscal 1995 general and administrative expenses include approximately $395,000 (0.6% of net sales) in separation expenses associated with the resignation of two officers of PFW. Fiscal 1994 general and administrative expenses include approximately $97,000 (0.3% of net sales) in transition expenses incurred related to relocation and store design activities initiated in 1993 and completed in fiscal 1994.

     Loss on disposal of stores of $3.5 million ($0.38 per share) for the fiscal year ended February 3, 1996 was a one-time charge incurred to exit the MI/OH market by selling the eight stores operating in that market.

     Net interest income was $391,000 for the fiscal year ended February 3, 1996 compared to $570,000 for the fiscal year ended January 28, 1995.

     Net loss for the fiscal year ended February 3, 1996 was $5.1 million ($0.55 per share) compared to a net loss of $2.2 million ($0.24 per share) for the fiscal year ended January 28, 1995. PFW's net loss for the year was due to the MI/OH market related losses ($0.22) and the one-time charge for the sale of the eight stores ($0.38) operating in that market.

  Fiscal Year Ended January 28, 1995 Compared to Fiscal Year Ended December 31, 1993

RESULTS OF OPERATIONS

     Net sales increased 99.7% to $36.3 million for the fiscal year ended January 28, 1995 from $18.2 million for the fiscal year ended December 31, 1993. The increase is primarily due to the 13 warehouse superstores opened during the year. In addition, PFW's fiscal 1994 same store sales, calculated on a comparable fiscal 1994 basis, increased 23.3%. Comparable store sales increases were impacted by the retrofit of four warehouse superstores, including the addition of grooming salons at three locations.

     Gross profit improved as a percentage of net sales for the fiscal year ended January 28, 1995 to 22.7% from 22.3% for the fiscal year ended December 31, 1993. This improvement reflects improved margin on products sold as well as increased profits from grooming and other services. These improvements were partially offset by higher occupancy costs for new warehouse superstores which had not reached mature sales levels and increased distribution costs due to PFW's Upper Midwest expansion.

     Store operating expenses increased as a percentage of net sales to 20.0% for the fiscal year ended January 28, 1995 from 17.6% for the fiscal year ended December 31, 1993. This increase resulted from lower sales relative to store operating expenses for the warehouse superstores opened since December 31, 1993 compared to the more mature stores. In addition, payroll and operating supplies expenses increased due to the completion of store retrofits in the first quarter, as well as expanded promotional and customer service programs. These program costs as a percentage of net sales decreased over the course of fiscal 1994 as the programs matured.

     Preopening expenses increased as a percentage of net sales to 2.9% for the fiscal year ended January 28, 1995 from 0.5% for the fiscal year ended December 31, 1993. Average preopening expense per store for the stores opened during fiscal 1994 was $81,000.

     General and administrative expenses decreased as a percentage of net sales to 7.1% for the fiscal year ended January 28, 1995 from 9.3% for the fiscal year ended December 31, 1993. Sales growth outpaced the general and administrative expenses incurred to build the corporate infrastructure to support PFW's expansion plans.

     Recruitment, relocation, consultation and severance expenses were $97,000 for the fiscal year ended January 28, 1995 and $682,000 for the fiscal year ended December 31, 1993 and include costs associated with enhancing PFW's management team as well as consulting costs incurred to upgrade PFW's warehouse superstore design. These transition activities, initiated in 1993, were completed in the second quarter of fiscal 1994.

     Net interest income was $570,000 for the fiscal year ended January 28, 1995 compared to $34,000 for the fiscal year ended December 31, 1993. This increase, primarily due to interest earned on the proceeds of the February 1994 public offering of PFW Common Stock, was partially offset by interest expenses incurred under a capital lease obligation for PFW's new computer system.

     Net loss for the fiscal year ended January 28, 1995 was $2.2 million compared to a net loss of $1.6 million for the fiscal year ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, PFW has financed its operations and growth primarily through the sale of equity securities. PFW has financed the purchase of its computer hardware and software systems with capital lease arrangements under which $424,000 was outstanding at August 3, 1996. PFW's net working capital at August 3, 1996 was $10.2 million and at February 3, 1996 was $9.5 million.

     PFW's primary capital requirement is related to the opening of new warehouse superstores. All of PFW's existing warehouse superstores are in leased facilities, and PFW intends to continue to lease, rather than purchase, new warehouse superstore facilities. PFW estimates the average expenditures for opening a new warehouse superstore to be $650,000, including an average of $235,000 for inventory (net of vendor payables), $330,000 for equipment, fixture and leasehold improvements and $85,000 for preopening expenses. PFW plans to open an additional five new superstores during the remainder of fiscal 1996. The success of PFW's remaining fiscal 1996 expansion plans will depend on various business and economic factors.

     Net cash provided by operating activities for the twenty-six weeks ended August 3, 1996 was $841,000 compared to net cash used for operating activities of $1.4 million for the twenty-six weeks ended July 29, 1995. The cash provided by operating activities for the twenty-six weeks ended August 3, 1996 was primarily from PFW's operating profits. Cash used was primarily for purchasing inventory for new store openings. The cash used in operations for the twenty-six weeks ended July 29, 1995 was primarily for purchasing inventory for new stores, the funding of PFW's net losses and the timing of payments to vendors.

     PFW's primary use of cash for investing activities in the twenty-six weeks ended August 3, 1996 and July 29, 1995 related to leasehold improvements and equipment additions, including computer hardware and software, for warehouse superstore expansion. In second quarter fiscal 1996, PFW received proceeds of approximately $1.6 million related to the sale-leaseback of property and equipment.

     PFW had a revolving bank line of credit arrangement that provided for borrowings up to $2.0 million. The line of credit expired May 31, 1996. There were no amounts outstanding against this credit facility at February 3, 1996. Effective May 31, 1996, PFW obtained a new three-year credit facility, which provides for a line equal to the lesser of PFW's borrowing base, as defined, or $10.0 million. The credit facility will accrue interest on the outstanding balance at an index rate (30-day high-grade unsecured commercial paper) plus 3.0% and is collateralized by PFW's inventories, receivables, investments and general intangibles. PFW will pay a facility fee of 0.375% per annum. The facility fee will not be applicable on the committed amount in excess of $5.0 million until outstanding borrowings exceed $5.0 million for the first time and thereafter, such fee will not be applicable on the committed amount in excess of $7.5 million until outstanding borrowings exceed $7.5 million for the first time. There were no amounts outstanding against this credit facility at August 3, 1996.

     PFW does not believe that inflation is likely to have a material impact on its sales or results of operations.

SUBSEQUENT EVENT

     In October 1996, PFW and Petco announced that they had entered into an agreement whereby PFW would become a wholly owned subsidiary of Petco. Consummation of the Merger is subject to various conditions, including among other things the approval by PFW's stockholders of the Merger; qualification of the Merger as a pooling of interests for accounting and financial reporting purposes; and other customary closing conditions.

OTHER BUSINESS CONSIDERATIONS

     PFW plans to open an additional five new superstores during the remainder of fiscal 1996 and plans to continue to open a significant number of new stores. The success of PFW's future expansion depends upon various factors, including the availability of additional financing.

     The pet food and supply industry is highly competitive. PFW competes with a variety of supermarkets, warehouse clubs and mass merchandisers. PFW also faces competition from smaller pet store chains, independent pet supply stores, veterinarians and other regional medium-size pet food and supply stores. In addition, a national pet supply superstore chain opened five stores in the Minneapolis/St. Paul metropolitan area in 1996. PFW's 11 warehouse superstores in the Minneapolis/St. Paul metropolitan area generated approximately 49.0% of PFW's sales for the twenty-six weeks ended August 3, 1996. PFW's planned expansion includes opening additional warehouse superstores in the Minneapolis/St. Paul metropolitan area, which may attract customers away from PFW's existing stores in that market.

     PFW expects that its quarterly results of operations may fluctuate as a result of a variety of factors, including the timing of new warehouse superstore openings and related preopening expenses, competitive market entries and the amount of revenue contributed by new and existing warehouse superstores. These factors are difficult to forecast, and these or other factors could materially adversely affect quarterly or annual operating results. In addition, period-to-period comparisons of financial results may not be meaningful and the results of operations for historical periods may not be indicative of future results.

     PFW receives products at its warehouse superstores from a number of distributors and manufactures. If these distributors or manufacturers altered the brands offered or their channels of distribution, PFW's operations may be adversely affected. During fiscal 1995, PFW purchased approximately 69.0% of its merchandise from five suppliers. PFW believes its vendor relationships are satisfactory and has established alternative supply relationships with other vendors which may be used if a vendor discontinued selling to PFW.

     In 1995, PFW sold its eight retail locations in the MI/OH market under sublease arrangements to SuperPetz, Inc. If SuperPetz, Inc. defaults under the sublease arrangements, PFW is contingently liable for amounts owing under the lease agreements.

     PFW future operations, financial condition and stock price may be subject to volatility due to, but not limited to, the factors noted above. In addition, an actual or anticipated shortfall in revenue, gross margin, or earnings from securities analysts' expectations could have an immediate effect on the trading price of PFW's stock in any given period.

CERTAIN CAUTIONARY STATEMENTS

     Certain statements in this Proxy Statement/Prospectus that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of PFW to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors are discussed herein under the captions "Risk Factors" and "Other Business Considerations."

                                 PETCO BUSINESS

     Petco is a leading specialty retailer of premium pet food and supplies. As of August 3, 1996, Petco operated 274 stores, including 206 superstores, in 15 states and the District of Columbia. Petco's strategy is to become the leading category-dominant national chain of community pet food and supply superstores by offering its customers a complete assortment of pet-related products at competitive prices, with superior levels of customer service at convenient locations. Petco believes that this strategy provides Petco with a competitive advantage by combining the broad merchandise selection and everyday low prices of a pet supply warehouse store with the convenience and service of a neighborhood pet supply store.

     Petco currently utilizes both superstore and traditional store formats. Petco's expansion strategy is to continue to open and acquire superstores, including relocations, expansions or remodels of existing traditional stores into superstores ("conversions"), and to close underperforming stores. In fiscal 1995, Petco opened or acquired 69 superstores, including 23 conversions, acquired four traditional stores and closed 13 stores. In fiscal 1996, Petco expects to open or acquire 55 superstores, including 16 conversions, and to close 14 stores. In fiscal 1997, Petco expects to open 45 superstores, including 20 conversions, and to close five stores. Based on this expansion plan, excluding the Merger, Petco expects to operate a total of 288 stores, including 232 superstores, by the end of fiscal 1996 and a total of 308 stores, including 277 superstores, by the end of fiscal 1997.

THE PET FOOD, SUPPLY AND SERVICES INDUSTRY

     General. In 1994, retail sales in the United States of pet food, supplies and small animals (excluding dogs and cats) were approximately $12 billion. Sales of pet food accounted for the majority of this market, totaling approximately $8.5 billion, while pet supply and small animal sales totalled approximately $3 billion and $500 million, respectively. In addition, sales of pet services, which include veterinary services, obedience training and grooming services, totalled approximately $4 billion in 1994. In 1994, approximately 53 million households in the United States, or over half of all U.S. households, owned at least one pet and over half of pet-owning households owned more than one pet. Petco believes that these numbers reflect important demographic changes occurring in the United States which have been favorable to the pet food and supply industry, such as an increase in families with young children and an increase in the number of "empty-nest" households with additional disposable income to spend on pets.

     Pet Food. Historically, the pet food industry has been dominated by national supermarket brands such as Alpo, Kal Kan and Purina, which are primarily sold through grocery stores, convenience stores and mass merchants. These brands are generally considered less nutritious than premium brands and sell at lower prices. Until the early 1980s, such brands had little retail competition from specialty pet food manufacturers. However, over the past five years, sales of national supermarket brands have represented a decreasing percentage of total annual pet food sales as premium food such as Iams, Nature's Recipe, Nutro and Science Diet, which are not available through supermarkets or mass merchants due to manufacturers' restrictions, has increased in popularity. Sales of premium pet food have increased at a compound annual growth rate of approximately 18% in recent years and now account for approximately 22% of the total pet food market. Petco believes that premium pet food sales have increased due to the changing demographics discussed above, the increasing concern for animal welfare and nutrition, recommendations by veterinarians and breeders and the increasing availability and variety of premium pet food products. As one of the leading specialty premium pet food retailers in the country, Petco believes that it is in an excellent position to continue to capitalize on these trends.

     Due in part to the increasing demand for premium pet food and manufacturers' restrictions on the sale of premium pet food at supermarkets and other mass merchants, major changes are occurring in the channels of distribution of pet food and supplies. Such restrictions include requiring minimum levels of sales associate training, requiring a majority of floor space to be devoted to pet food and supplies, and, in certain cases, requiring a majority of pet food sold to be premium pet food. Traditional pet food retailers such as supermarkets are losing market share to specialty pet stores. Although the national supermarket brands have attempted to introduce their own "premium" brands of pet food, and such brands have captured a portion of the overall pet food market, Petco believes it has been largely at the expense of the less-expensive national supermarket brands, rather than the premium brands sold through specialty pet supply stores. Sales of pet food through retailers other than supermarkets increased at a compound annual growth rate of approximately 11% from 1989 through 1994 while sales of pet food through supermarkets decreased at a compound annual rate of approximately 1% during the same period.

     Pet Supplies. Petco believes that the growing preference for premium pet food has also affected the pet supply industry. As consumers focus on pet health and nutrition, they tend to purchase more and higher quality pet supplies, particularly vitamins and veterinary products. Pet supplies are often an impulse purchase made during a customer's regular visit to purchase pet food, cat litter or flea control products. Petco believes that demand for pet supplies is less price sensitive than the demand for pet food. Consequently, pet supply products are less frequently discounted, resulting in higher gross margins. For these reasons, the pet supply industry has attracted strong interest from supermarkets, although due to space constraints, supermarkets tend to carry a limited assortment of basic items such as cat litter, collars, dog chews, leashes, flea collars and toys. Pet supply stores such as Petco, on the other hand, carry a wider variety of these basic items and a wide assortment of other supplies, which also includes grooming products, pet carriers, cat furniture, dog houses, vitamins, treats and veterinary products. Petco believes that sales of supplies at specialty stores should continue to increase due to the wide variety of products and the high level of customer service available at such stores and the growing preference for premium pet food.

     Small Animals. The market for small animals (other than dogs and cats) includes sales of fish, birds, reptiles, rabbits, hamsters, mice and other small pets. Because of the overpopulation of dogs and cats and the inhumane practices of some breeders, Petco has elected to limit its selection of animals to birds, fish, reptiles and other small animals. Petco does, however, participate in pet adoption programs for dogs and cats, which are administered through local humane societies. Petco purchases small animals only through domestic breeders.

     Pet Services. The market for pet services includes veterinary services, obedience training and grooming services. Petco typically does not offer veterinary services other than routine vaccinations because it believes offering such services may cause it to lose referral business from veterinarians in the community. Petco does offer obedience training in most of its stores and offers grooming in certain of its stores. Although such services do not generate a significant portion of Petco's revenues, Petco believes that offering selected pet services does create increased customer traffic in Petco's stores.

BUSINESS STRATEGY

     Petco's strategy is to become the leading category-dominant national chain of community pet food and supply superstores by offering its customers a complete assortment of pet-related products at competitive prices, with superior levels of customer service at convenient locations. The key components of Petco's strategy are:

     Superstore Expansion. Petco believes that opportunities for additional superstores exist in both new and existing markets. Petco intends to continue to increase the number of superstores it operates by implementing the following strategy:

     - Opening and acquiring superstores in new and existing markets

     - Converting traditional stores into superstores

Based on this expansion plan, excluding the Merger, Petco expects to operate 288 stores, including 232 superstores, by the end of fiscal 1996 and 308 stores, including 277 superstores, by the end of fiscal 1997.

     Acquisitions. A significant part of Petco's expansion strategy is to capitalize on the consolidation of the fragmented pet food and supply industry. Petco believes that there are acquisition opportunities which would allow Petco to attract new customers in existing markets, enter new markets and leverage operating costs. Generally, Petco seeks to acquire established and well-located stores or chains of stores which are similar in size and format to Petco's existing superstores. Consistent with this strategy, Petco has completed nine acquisitions, representing 54 stores located in ten states, since Petco's initial public offering in March 1994.

     Complete Merchandise Assortment. Petco's prototype 15,000 square foot superstores carry a complete merchandise assortment of more than 10,000 active SKUs of high quality pet-related products. This is equivalent to the number of SKUs carried by a typical pet supply warehouse store and far exceeds the approximately 2,000 such items in a typical independent pet store, 500 such items in a typical mass merchant, 400 such items in a typical supermarket and 20 such items in a typical warehouse club. Petco's products include premium pet food, fish, birds, reptiles and other small animals and related food and supplies, collars and leashes, grooming products, toys, pet carriers, cat furniture, dog houses, vitamins, treats and veterinary supplies. Petco's traditional stores, which average 3,500 square feet, also carry a wide variety of premium pet food and supplies (approximately 5,000 active SKUs).

     Competitive Prices. Petco's pricing strategy is to offer everyday low prices on all food items which are important in attracting and retaining customers. Petco believes that offering competitive prices on food items increases customer traffic and generates sales of higher-margin supplies. Petco's food prices are typically 10% to 30% below those generally offered by independent pet stores and are competitive with prices offered by pet supply warehouse stores.

     Superior Customer Service. Providing knowledgeable and friendly customer service is a key aspect of Petco's business strategy, which Petco believes gives it a competitive advantage over lower-service pet supply warehouse stores. Most Petco store managers and sales associates are better able to assist customers with their needs because they are pet owners and enthusiasts. Petco emphasizes the training and development of its personnel, and Petco believes that this enables it to attract and retain highly motivated, well-qualified store managers and sales associates committed to providing superior levels of customer service.

     Convenient Store Locations. Petco's stores are located in high-traffic retail areas with ample parking, often in community shopping centers anchored by a large supermarket. Petco selects sites which are characterized by weekly or more frequent shopping patterns. All stores offer extended shopping hours and are open seven days a week. Furthermore, Petco's superstore format offers Petco more flexibility in site selection than is available to the larger pet supply warehouse stores.

     Enjoyable Shopping Experience. Petco's stores are attractively designed to create a fun and exciting shopping environment for customers and their pets. Petco's superstores are brightly illuminated with colorful fixtures and graphics and feature prominent and attractive signage. Superstores feature an assortment of fish, aquarium systems, reptiles, birds and other small animals. Birds and other animals are available for demonstration by Petco employees and for handling by customers. Many of Petco's superstores also contain a glassed-in grooming area that allows customers to observe the grooming process while they shop. Petco believes its superstore format allows it to create a more customer-friendly environment than pet supply warehouse stores because of its size, layout and design.

     Innovative Community Programs. Petco has several long-standing neighborhood marketing programs in effect designed to introduce consumers to its stores and to maintain long-term customer and community relationships. Due to the large numbers of dogs and cats available at local animal shelters, Petco's long-standing corporate policy has been to encourage its customers to adopt these pets from animal shelters. On designated days, in cooperation with local humane societies, Petco offers pet adoption services at its stores. Petco's other community programs include in-store vaccination clinics, programs with local pet-related charities, a product sample program to introduce consumers and their pets to premium food and supplies and a preferred customer program. In addition, Petco maintains referral programs and other relationships with local breeders and veterinarians.

MERCHANDISING

     Complete Merchandise Assortment. Management believes that Petco stores offer the pet owner one of the most complete and exciting assortments of pet products and services available in the marketplace. Petco's products and services generally fall into five main categories:

          Pet Food. Petco offers a complete assortment of leading name brand premium food for dogs and cats, such as Iams, Nature's Recipe, Nutro and Science Diet. Due to manufacturers' restrictions, these brands are not currently sold through supermarkets, warehouse clubs or mass merchants, but are sold exclusively through specialty pet stores and veterinarians. Petco also offers a PetGold(R) private label brand of premium dog and cat food. In addition to food for dogs and cats, Petco features a variety of treats and rawhide chew items. Petco also sells an extensive variety of food for fish, birds, reptiles and small animals.

          Pet Supplies. Petco's broad assortment of supplies, including many private label items, for dogs and cats includes collars and leashes, grooming products, toys, pet carriers, cat furniture, dog houses, vitamins, treats and veterinary supplies. Petco also offers broad lines of supplies for other pets, including aquariums, filters, bird cages and supplies for small animals.

          Small Animals. Petco superstores feature specialty departments that stock a large assortment of fish, domestically bred birds, reptiles and other small pets. The stores' animal selection typically includes cockatiels, parakeets and finches in the bird category; iguanas, turtles and snakes in the reptile category; and hamsters, rats and mice in the small animal category. Birds and other animals are available for demonstration by Petco employees and for handling by customers. Petco believes that its small animal displays add excitement to shopping at Petco and generate increased sales of high-margin small animals and related food and supplies.

          Grooming and Other Services. Professional grooming is available at many of Petco's superstores. Grooming services are performed in glass-walled stations in the stores to provide an eye-catching display and to increase customer awareness and confidence in the service. In addition, Petco offers vaccinations and obedience training.

          Novelty Items. Petco carries a variety of novelty items, including apparel for pets, calendars, as well as other pet-related merchandise. In addition, Petco features a variety of seasonal and holiday pet items.

     Competitive Prices. Petco's pricing strategy is to offer everyday low prices on all food items which are important in attracting and retaining customers. Petco believes that offering competitive prices on key food items increases customer traffic and generates sales of higher-margin pet supplies. Petco's large buying volume and sophisticated distribution network allows it to compete effectively on price. Petco's food prices typically are 10% to 30% below those generally offered by independent pet stores and are competitive with prices offered by pet supply warehouse stores. Petco modifies its pricing policies by regional or local markets and is able to institute overnight price changes, as necessary, to meet market competition. Petco also offers price guarantees on advertised dog and cat food items to its customers.

     Marketing and Advertising. Petco's advertising program utilizes a multimedia approach to attract new customers and to reemphasize values to existing customers. Television, radio, direct mail circulars and newspaper advertisements communicate promotional activities and major events. Database marketing provides strategic information for targeting existing customers' specific purchasing needs and for supporting customer loyalty programs. Local store marketing efforts communicate unique events to the community for individual stores. In addition to Company-paid advertising, Petco receives cooperative advertising support from its major vendors. Petco's advertising targets middle- to upper-middle-income households with pets.

     Pet Adoption Program. Due to the overpopulation of cats and dogs, Petco's long-standing corporate policy has been to aggressively encourage its customers to adopt their next pet. In partnership with local animal welfare organizations, such as county shelters and the local humane society, Petco holds adopt-a-pet events in each of its stores in an effort to find loving homes for homeless pets. Every year, these highly successful efforts find new homes for tens of thousands of pets and prevent them from being destroyed. Adopt-a-pet events generate goodwill for Petco in local communities and create customer loyalty from the new pet owners.

     Promotional Activities. Petco has implemented several community service programs designed to familiarize customers with Petco and to maintain long-term customer relationships. Petco offers monthly low-cost vaccination services designed for customers who currently do not utilize a veterinarian. Petco stores also participate in a number of local programs with pet-related organizations and sponsor events such as dog washes, pet walks, pet look-alike contests and holiday pet photo sessions. Proceeds from these events go to specified animal welfare organizations. Petco uses a product sampling program in which each store offers a selection of premium food and supply samples to customers. This program introduces premium pet food to customers who purchase supermarket brand pet food and targets first-time customers during special promotional events.

STORE DEVELOPMENT, EXPANSION AND ACQUISITION STRATEGY

     Petco utilizes both superstore and traditional store formats. Petco plans only to open superstores in the future and expects that these will be Petco's current prototype superstores which average approximately 15,000 square feet. All of Petco's superstores offer fish, aquarium systems, reptiles and other small animals, and many of the superstores offer birds and grooming services. Overall, Petco's superstores currently average approximately 11,500 square feet in size. Petco's traditional stores average approximately 3,500 square feet in size and generally do not sell fish, birds, reptiles or small animals.

     Petco's experience indicates that its superstore format achieves increased customer traffic, sales volume and profitability compared to its traditional stores. As a result, Petco intends to continue to increase the number of superstores it operates by implementing the following strategy:

     - Opening and acquiring superstores in new and existing markets

     - Converting traditional stores into superstores

Based on this expansion plan, excluding the Merger, Petco expects to operate 288 stores, including 232 superstores, by the end of fiscal 1996 and 308 stores, including 277 superstores, by the end of fiscal 1997. Although Petco does not plan to open any new traditional stores in the future, it will continue to operate highly profitable and well-situated traditional stores until such time as they may be converted into superstores.

     In fiscal 1995, Petco opened or acquired 69 superstores, including 23 conversions, acquired four traditional stores, and closed 13 stores. In fiscal 1996, Petco expects to open 55 superstores, including 16 conversions, and to close 14 stores. In fiscal 1997, Petco expects to open 45 superstores, including 20 conversions, and to close five stores. The table below sets forth the number of each type of store Petco operated and expects to operate at the end of each fiscal year indicated.

                                                                    TRADITIONAL
                                                    SUPERSTORES       STORES        TOTAL STORES
                                                    -----------     -----------     ------------
        Fiscal 1992...............................       39             158              197
        Fiscal 1993...............................       69             132              201
        Fiscal 1994...............................      117             107              224
        Fiscal 1995...............................      184              79              263
        Fiscal 1996(1)............................      232              56              288
        Fiscal 1997(1)............................      277              31              308

---------------

(1) Data shown for fiscal 1996 and 1997 are estimates based upon Petco's anticipated expansion plans excluding the Merger. See "Risk
    Factors -- Expansion Plans."

     Petco expects to spend approximately $600,000 per new superstore, consisting of leasehold improvements, furniture, fixtures and equipment, merchandise inventory and pre-opening costs. In addition, Petco expects to spend approximately $400,000 per store to expand an existing traditional store into a superstore. Petco attempts to obtain convenient, high-traffic sites located in prime community shopping centers. Petco undertakes substantial market research prior to entering new markets. Key factors in market and site selection include high visibility, easy access, ample parking, population, demographics and the number and location of competitors.

STORE OPERATIONS

     The table below shows the location and number of Petco's stores as of August 3, 1996.

                                                                    TRADITIONAL
                         LOCATION                   SUPERSTORES       STORES        TOTAL STORES
        ------------------------------------------  -----------     -----------     ------------
        Arizona...................................        9              --                9
        California................................       72              50              122
        Connecticut...............................        9              --                9
        District of Columbia......................        1              --                1
        Maryland..................................        6              --                6
        Massachusetts.............................       12               4               16
        New Hampshire.............................        3              --                3
        New Jersey................................       13              --               13
        New York..................................       10               1               11
        Nevada....................................        2              --                2
        Oregon....................................        7               3               10
        Pennsylvania..............................        7              --                7
        Rhode Island..............................        1              --                1
        Texas.....................................       33               1               34
        Virginia..................................        7               1                8
        Washington................................       14               8               22
                                                        ---             ---              ---
                                                        206              68              274
                                                    ========        ========        =========

     Each store has a manager, one or two assistant managers and typically between ten and thirty sales associates, depending on sales volume. Store managers are responsible for all aspects of store operations including merchandise receiving and stocking, store staffing and shrinkage control. Each manager has a policy and procedures manual which details all aspects of store operations. Each store performs physical inventory counts two to three times annually and makes periodic cycle counts for inventory adjustments in conjunction with Petco's automatic inventory replenishment system. Each store manager reports to a district manager who is responsible for approximately ten stores and further ensures that the stores are operating properly. District managers are, in turn, accountable to one of seven regional managers who report directly to the Senior Vice President of Store Operations. All merchandising, pricing and inventory replenishment decisions are centralized and made at the corporate level.

     Petco emphasizes knowledgeable and friendly customer service with each of its employees. During the course of their employment, employees attend numerous product-related training programs. Petco's training department, under the direction of the corporate and regional training managers, continually develops programs for new and existing sales associates and field managers. Each new Petco sales associate completes an orientation program, an in-house training program and a product training course. The new-employee program includes customer service, safety, sales and product training that helps employees develop extensive product knowledge and refine service skills. The programs' media include video, self-study guides and interactive seminars. In addition, several of Petco's vendors provide Petco with employee training programs designed to increase employee knowledge of specific product categories. Petco also has a variety of training programs for its management team. These include a store manager and assistant store manager training program, a district management assessment center, management skills seminars and personally tailored programs for upper management candidates. On an annual basis, all field managers attend a four-day national meeting and training seminar with all of Petco's major food and supply vendors.

     Petco has a performance-based bonus and incentive system for all of its managerial employees, from individual store managers through upper level corporate management. Store managers are responsible for achieving store sales, shrinkage control and labor cost goals set by management in conjunction with store, district and regional managers. Store managers who meet these goals receive a quarterly incentive bonus which customarily represents approximately 5% to 15% of their total salary. District managers, regional managers and members of Petco's corporate staff are also eligible for incentive bonuses based on earnings goals for Petco.

MANAGEMENT INFORMATION AND CONTROL SYSTEMS

     Petco's state-of-the-art management information and control system includes a multi-tasking PC-based point-of-sale computer reporting system that connects stores to corporate headquarters via modem. Through automatic scanning at its point-of-sale registers, Petco is able to track merchandise, sales volume and inventory by SKU, department, store and merchandise category. Each store records unit sales data via the point-of-sale register located in the store and transmits that data nightly to Petco's corporate headquarters. Petco has merchandising systems that integrate key retailing functions such as seasonal merchandise planning, purchase order management and receiving and sales capture. Petco utilizes an automatic inventory replenishment system and communicates via electronic data interchange ("EDI") with certain of its vendors. Petco believes that the management information and control systems in place, along with routine upgrades, are sufficient to accommodate Petco's planned expansion for the foreseeable future.

PURCHASING AND DISTRIBUTION

     Petco's centralized purchasing and distribution system minimizes the delivered cost of merchandise and maximizes the in-stock position of its stores. Petco takes advantage of both volume purchasing and quick payment discounts. These discounts are particularly beneficial given the dynamics of the pet food and supply industry. These discounts enable Petco to price its products competitively with larger pet supply warehouse stores and below the independent operators and small chains that cannot take advantage of these purchasing economies. Petco anticipates that it will continue to recognize benefits through these discounts especially as sales volume increases via store expansion. In addition, Petco will pursue other measures designed to reduce or control the cost of goods sold such as direct importing, co-packing and private-label products. Petco also manufactures a portion of its private label products and sells domestically and internationally certain pet food and supplies through its Revere Manufacturing division.

     Petco purchases most of its merchandise directly from approximately 400 specialty suppliers and manufacturers of national brands. Petco purchases the majority of its pet food products from four vendors, Iams, Nutro, Science Diet and Nature's Recipe, the first three of which each supplied products that accounted for more than 10% and less than 15% of Petco's sales in calendar 1995. While Petco does not maintain long-term supply contracts with any of its vendors, Petco believes that it enjoys a favorable and stable relationship with each of these vendors. See "Risk Factors -- Reliance on Vendors and Product Lines and Exclusive Distribution Arrangements."

     Petco currently operates one central and five regional distribution centers. The central distribution center is located in Rancho Cucamonga, California. Bulk items for all stores are either shipped to regional distribution centers for redistribution or are sent directly to store locations. Manufacturers ship non-bulk supplies to the Rancho Cucamonga facility which Petco then distributes either to regional centers or directly to store locations. Where cost effective, non-bulk supplies are purchased for delivery directly to stores. Management believes that its centralized distribution system enables its stores to maximize selling space by reducing necessary levels of safety stock carried in each store. In fiscal 1995, Petco decided to replace certain hardware and software at its central distribution center in Rancho Cucamonga which, together with related costs, resulted in a charge of $4.3 million. See "Petco Management's Discussion and Analysis of Financial Condition and Results of Operations." Petco believes that the changes to these systems are substantially complete and that its central distribution center is operating at satisfactory levels. Petco also believes that its distribution capacity is sufficient to meet its expansion needs through fiscal 1996, at which time Petco expects to add capacity, at an estimated cost of approximately $3.0 million, to accommodate Petco's current expansion plans.

COMPETITION

     The pet food and supply business is highly competitive. This competition can be categorized into four different segments: (i) supermarkets and other mass merchants, (ii) single store and conventional pet shops, (iii) specialty pet supply chains and (iv) pet supply warehouse stores. Supermarkets account for approximately 62% of all pet food sales and approximately 26% of all pet supply sales. Pet supply warehouse stores and specialty pet supply chains, such as Petco, account for approximately 10% of all pet food and supply sales. Many of the premium pet food brands offered by Petco, such as Iams, Nature's Recipe, Nutro and Science Diet, are not currently available to grocery stores or other mass merchants due to manufacturers' restrictions. See "Risk Factors -- Reliance on Vendors and Product Lines and Exclusive Distribution Arrangements." Petco believes that the principal competitive factors influencing Petco's business are product selection and quality, convenient store locations, customer service and price. Based on total sales, Petco is one of the largest specialty premium pet food and supply retailers in the United States. Petco believes that it competes effectively within its various geographic areas; however, some of Petco's competitors are much larger in terms of sales volume and have access to greater capital and management resources than Petco. See "Risk Factors -- Competition."

     The pet food and supply industry is also highly fragmented. There are approximately 11,000 independent pet supply stores in the United States, many of which are unable to offer a broad product selection and are unable to obtain volume or time discounts from distributors. Many of these stores have an established presence in a particular geographic area. Petco believes that its ability to satisfy consumers' desire for value, quality, selection, convenience and service will enable Petco to gain market share from independent pet stores. In addition, certain pet supply warehouse stores and warehouse chains, which are expanding rapidly throughout the country, attempt to offer lower prices and a wider selection of pet food (due to the inclusion of non-premium pet food) and supplies than Petco. However, Petco believes it is able to compete effectively on price on all key food items, to offer essentially the same product selection and to offer a superior level of customer service at more convenient locations than that offered by lower-service pet supply warehouse stores.

     The pet food and supply industry recently has been characterized by the consolidation of a number of pet supply stores. This consolidation has been accomplished through the acquisition of independent pet stores by larger specialty pet supply chains or pet supply warehouse chains and the acquisition of these larger chains by similar competitors. Petco believes this consolidation trend may have a positive impact on industry conditions as store capacity may be rationalized, both in existing and in new units.

TRADEMARKS AND LICENSES

     Petco has registered several service marks and trademarks with the United States Patent and Trademark Office, including Petco(R), Aquatic Gardens(R), Avian Select(R), Finishing Touch(R), Mighty Marble(R), Paw Pals(R), PetGold(R), Ruff Toys(R), Small Animal Kingdom(R) and Your Pet's Second Best Friend(R). Petco believes the Petco trademark has become an important component in its merchandising and marketing strategy. Petco believes it has all licenses necessary to conduct its business.

REGULATION

     The transportation and sale of small animals is governed by various state and local regulations. To date, these regulations have not had a material effect on Petco's business or operations. Petco's fish and small animal buyers and real estate department are responsible for compliance with such regulations. Prior to the opening of each store, Petco's fish and small animal buyers and real estate department review the regulations of the relevant state and local government. Petco's fish and small animal buyers and real estate department then ensure ongoing compliance by keeping abreast of industry publications and maintaining contacts with Petco's fish and small animal suppliers and the appropriate regulatory agency within each such state and local government.

EMPLOYEES

     As of August 3, 1996, Petco employed 3,906 people, approximately 1,562 of whom were employed full-time. Approximately 91% of Petco's employees were employed in stores or in direct field supervision, approximately 4% in distribution centers and approximately 5% in the corporate office in San Diego. Management believes its labor relations are generally good.

PROPERTIES

     Petco leases all of its store and warehouse locations. Original lease terms for Petco's 274 stores generally range from three to 10 years, many of which contain renewal options. Leases on 113 stores expire within the next three years, with leases on 80 of these stores containing renewal options.

     Petco's headquarters, located in San Diego, California, occupy approximately 70,000 square feet of office space which is financed under an obligation which expires February 2006. Petco's five regional distribution centers collectively occupy over 150,000 square feet of space in Arlington, Texas; Stockton, California; Vancouver, Washington; Mansfield, Massachusetts; and Dayton, New Jersey under leases which expire in August 1999, December 2000, January 1997, December 1998 and August 1997, respectively. Petco's central distribution center, located in Rancho Cucamonga, California, occupies approximately 200,000 square feet of space under a lease which expires in May 1999. Each of the distribution center leases contains a renewal option. Petco occupies 20,000 square feet of manufacturing space in San Diego, California under a lease which expires November 1999.

LEGAL PROCEEDINGS

     Petco is not a party to any legal proceedings other than various claims and lawsuits arising in the normal course of its business which, in the opinion of Petco's management, are not individually or in the aggregate material to its business.

                                  PFW BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

     PFW is an operator of warehouse superstores specializing in pet food, supplies and services in the Upper Midwest (i.e., Minnesota, Wisconsin, Iowa, North Dakota and South Dakota). During the fiscal year ended January 28, 1995 (fiscal 1994), PFW opened 13 warehouse superstores, closed no stores and retrofitted two existing warehouse superstores. During the fiscal year ended February 3, 1996 (fiscal 1995), PFW opened ten stores, closed nine stores and retrofitted one existing warehouse superstore. In November 1995, PFW exited the Michigan/Ohio market and accordingly, sold its eight retail locations in that market to SuperPetz, Inc. See "PFW Management's Discussion and Analysis of Financial Condition and Results of Operations."

     During fiscal 1995, PFW hired a new president and chief executive officer and made certain other changes to the management team.


     PFW's executive offices are located at Interchange Tower, Suite 701, 600 South Highway 169, St. Louis Park, Minnesota 55426, and its telephone number is
(612) 542-0123.


INDUSTRY

     PFW estimates, based on industry sources, that total U.S. sales of pet food, supplies and services in 1994 were approximately $17 billion. Approximately 53 million households, or more than half of all U.S. households, own at least one pet, with over 40% of pet-owning households owning more than one type of pet. The largest segments of pet ownership are dogs and cats, with an estimated 54 million dogs and 59 million cats in the U.S. in 1994. At the end of 1994, an estimated 9 million households owned freshwater fish and an estimated 13 million households owned birds, reptiles or other small animals.

     Industry studies indicate that families with children ages 6 to 17 are especially likely to own pets, and that the peak years of pet spending are ages 45 to 54. The U.S. Census Bureau projects that the number of households headed by 45- to 54-year-olds will increase from 14.5 million in 1990 to 21.6 million in 2000. This and other positive demographic factors are expected to increase demand in the future for quality pet food, supplies and services.

OPERATING STRATEGY

     PFW's goal is to be the foremost provider of pet related products and services in the Upper Midwest. Key elements of the PFW strategy are:

     Commitment to Customer Service. PFW is committed to customer service in all forms -- associate service levels, in-stock position, assortment, convenience of locations, signage and store layout. PFW seeks to provide the best customer service in the industry. PFW believes its customer service program, which includes extensive training of associates, evaluation of customer comments, scored survey reports provided by an independent service evaluation firm and compensation programs designed to reward superior service, differentiates PFW from its competitors.

     Broad Merchandise Assortment. PFW seeks to offer a broad assortment of pet food, supplies and services with approximately 10,000 pet-related items in each warehouse superstore. Comparatively, management believes that on average a typical warehouse club carries approximately 100 such items, a typical mass merchandiser carries approximately 500 such items, a typical supermarket carries approximately 800 such items and a traditional pet store carries approximately 1,000 such items.

     Guaranteed Low Prices. PFW uses competitive shopping, advertising and in-store signage to support its low price guarantee. In addition, store associates are able to match competitors' prices using PFW's "Power Card" program to further support PFW's low-price guarantee.

     Low-Cost Pet Services. To complement PFW's wide selection of merchandise, better meet the needs of its customers and enhance warehouse superstore traffic, PFW offers low-cost pet services, including professional pet grooming. In addition, PFW leases space to veterinarians to provide in-store vaccinations and engages independent contractors to conduct dog obedience training classes.

     Innovative Programs and Events. PFW promotes a unique array of in-store programs and events to create a fun shopping environment and to educate customers about pet care, products and services. PFW also participates in pet adoption and other programs in coordination with non-profit organizations.

     Enjoyable Shopping Environment. PFW endeavors to create an enjoyable shopping experience for customers by creating an open, bright warehouse shopping atmosphere and inviting pet owners to shop with their pets.

EXPANSION STRATEGY

     PFW's expansion strategy is to open additional warehouse superstores in the five-state Upper Midwest as it seeks to become the foremost provider of pet-related products and services in the markets it serves. PFW plans to locate its warehouse superstores in the best sites available in metropolitan and moderate size markets that meet PFW's demographic standards. The success of PFW's planned future expansion depends on various factors including the availability of additional debt financing. PFW has an integrated management information system, including an inventory auto-replenishment system, to monitor and manage store productivity and profitability.

MERCHANDISE

     Pet Food, Treats and Litter. PFW carries and promotes premium foods for dogs and cats, which are not generally available in supermarkets, warehouse clubs or mass merchandisers, but are sold primarily through specialty pet stores and veterinarians. PFW's knowledgeable staff allows it to sell premium products such as Science Diet, Iams, Nutro Max, Eukanuba, Nature's Recipe, Masters Premium Diet(TM) and many others. PFW also sells grocery store brand dog and cat foods including Ralston Purina, Tuffy's, Alpo, Pedigree, Friskies, Founders(TM) and many others. In addition, PFW offers foods and treats for small animals, birds, reptiles and fish and a variety of prepackaged and bulk wild bird seed. The pet food, treats and litter segment generates in-store customer traffic as pet owners return regularly to purchase these consumable products and is the most aggressively and competitively priced by PFW. Approximately 58% of PFW's sales during fiscal 1995 were pet food, treats and litter.

     Pet Supplies. PFW offers a wide variety of pet supplies for dogs and cats, such as collars, leashes, beds, kennels, over-the-counter supplements and toys. PFW also offers a broad assortment of supplies for fish, small animals and birds. Most of the pet supplies are basic stock items which are reordered as they are sold. However, certain pet supplies are seasonal, such as holiday gift items. Pet supplies comprised approximately 29% of PFW's sales during fiscal 1995.

     Aquatics. The only pets that PFW offers for sale on a regular basis are freshwater fish. PFW believes that sales of freshwater fish are important because customers generally purchase aquatic supplies at the same store they purchase fish. Fish are obtained from local distributors and displayed in state-of-the-art aquarium systems. Fish sales are backed by a two-week guarantee. Fish and aquatic supplies comprised approximately 9% of total sales in fiscal 1995.

     Pet Services. To complement PFW's wide selection of merchandise, better meet the needs of its customers and enhance warehouse superstore traffic, PFW offers, subject to local regulations, certain pet services for the care and enjoyment of pets. Grooming services are competitively priced and are performed by associates who are professional groomers. In addition, PFW offers low-cost vaccinations in most locations subject to local regulation. PFW leases space to state-licensed veterinarians to provide basic vaccinations and limited examinations and treatments on a regularly scheduled basis. PFW's warehouse superstores also offer dog obedience training classes through contract arrangements with local professional trainers and schools. Pet services revenues were approximately 4% of total sales in fiscal 1995.

     Pets. To enhance warehouse superstore traffic, PFW regularly offers special two or three day promotions on small animals such as iguanas, hamsters, hermit crabs, birds, rabbits and guinea pigs. These promotions meet customers' needs while allowing PFW to properly care for the animals, which management believes enhances PFW's image as a responsible retailer.

     Private Label Program. PFW has developed its private label program with the objective of providing quality products at prices which represent great value for customers while enhancing PFW's overall gross margin. PFW's private label products program includes: Masters Premium Diet(TM) premium dry and canned dog and cat food, Founder's Blend(TM) grocery dry and canned dog and cat food, Fluffy's(TM) litter, Bone Buddies(R) rawhide products, Toy Buddies(R) cat and dog toys, Bed Buddies(TM) dog beds, Lil' Buddies(TM) small animal and bird toys and treats and Northern Backyard Blend(TM) wild bird seed.

MARKETING, ADVERTISING AND PROMOTION

     PFW's advertising promotes a service-oriented and value-oriented image while communicating its operating strategy of being the foremost provider of pet-related products and services in the Upper Midwest and offering its customers an exceptional shopping experience. The tagline for PFW's advertising program is "Making life better for pets and owners alike." PFW conducts various promotional and special events. PFW is active in community relations through donations, memberships in various organizations and events sponsored through the warehouse superstores.

MANAGEMENT INFORMATION SYSTEM

     PFW has an integrated management information system to monitor and control all facets of the organization including sales, distribution, purchasing, inventory control, merchandise planning and replenishment, as well as various financial systems. The system runs on an IBM AS/400 platform which is connected to PFW's local area network.

     The management information system provides daily information on sales, gross margins, promotional activity and inventory at summary and detail levels. Price management and sign preparation are automated and centrally controlled. PFW uses point-of-sale bar code scanning on substantially all of its products so that sales information can be polled daily from the warehouse superstores. In addition, PFW has automated its plan-o-grams to facilitate new store merchandising and initial stock ordering and existing store merchandising on an ongoing basis.

PURCHASING AND DISTRIBUTION

     An auto-replenishment system generates purchase orders for over half of PFW's purchases based on historical sales activity. Store management creates the remaining orders and enters them on-line to PFW's management information system. All purchase orders are transmitted electronically to vendors. Deliveries are received and counted at the warehouse superstores and entered into the system for later invoice matching.

     PFW receives products at its warehouse superstores from a number of distributors and manufacturers. During fiscal 1995, PFW purchased approximately 69% of its merchandise from five suppliers. PFW believes its vendor relationships are satisfactory and has established alternative supply relationships with other vendors which may be used if a vendor discontinued selling to PFW.

     PFW, on a limited basis, leases the services of an outside distribution center to stage product for new stores and consolidate shipments. PFW believes ample alternative sources for these warehousing services are available as necessary in the future.

COMPETITION

     The pet food and supply industry is highly competitive. PFW competes with a variety of supermarkets, warehouse clubs and mass merchandisers, most of which have significantly greater financial and other resources than PFW. PFW also faces competition from smaller pet store chains, independent pet supply stores, veterinarians and other regional medium size pet food and supply stores. The pet food and supply industry nationally has become increasingly competitive due to the entry of new medium and large format pet supply retailers, several of which are larger and have greater resources than PFW. PFW expects to face increased competition if such competitors enter its market areas or if PFW expands into market areas currently served by such competitors. In March 1996, a national pet supply superstore chain opened five stores in the Minneapolis/St. Paul metropolitan area.

EMPLOYEES

     PFW had approximately 310 full-time and 340 part-time employees as of August 3, 1996. PFW is not party to a collective bargaining agreement. PFW believes that its employee relations are good.

TRADEMARKS AND SERVICE MARKS

     PFW operates its warehouse superstores under the name "Pet Food Warehouse." While PFW believes it has common law trademark rights to this name, it may encounter challenges in certain market areas and, therefore, PFW may vary the name in the future as it expands operations. PFW has obtained federal registration for its logo and has filed for federal registration for the trademarks for Professor Pet(TM) and certain private label products which include: Masters Premium Diet(TM), Founders(TM), Fluffy's(TM), Bone Buddies(TM), Toy Buddies(TM), Bed Buddies(TM), Lil' Buddies(TM) and Northern Backyard Blend(TM). No assurance can be given that PFW will be successful in registering these marks with the U.S. Patent and Trademark Office or in otherwise protecting its intellectual property.

PROPERTIES


     PFW's corporate headquarters are located in St. Louis Park, Minnesota. This facility consists of approximately 8,100 square feet and is held under a lease which expires in June 1998. PFW leases its warehouse superstore locations under operating leases generally with ten to fifteen year terms. The following table summarizes certain information on PFW's retail store locations in operation as of August 3, 1996, as well as leases signed through November 19, 1996:



                   OPENED        OPENED        CLOSED        OPENED        CLOSED        TOTAL STORES
                   BEFORE        DURING        DURING        DURING        DURING         OPEN AS OF        LEASES SIGNED
     STATE       FISCAL 1995   FISCAL 1995   FISCAL 1995   FISCAL 1996   FISCAL 1996   NOVEMBER 19, 1996   FOR FISCAL 1996
---------------  -----------   -----------   -----------   -----------   -----------   -----------------   ---------------
Minnesota......       11            --             1             8             1               17*                --
Wisconsin......        2             5            --            --            --                7                 --
Iowa...........        1             2            --            --            --                3                  2
North Dakota...        1            --            --            --            --                1                  1
South Dakota...       --             1            --            --            --                1                 --
Michigan.......        5             2             7            --            --               --                 --
Ohio...........        1            --             1            --            --               --                 --
                      --             -            --             -             -                -                 --
                      21            10             9             8             1               29                  3
                      ==             =            ==             =             =                =                 ==


---------------
*Includes 14 warehouse superstores in the Minneapolis/St. Paul metropolitan area.

     PFW's warehouse superstore facilities average 17,000 square feet but range in size from 12,500 to 22,000 square feet. Most of PFW's leases provide for fixed minimum rents payable monthly, plus a percentage of gross receipts in excess of the minimum rent, and renewal options. PFW anticipates that it will be able to renew its existing leases as they expire, although no assurance can be given that it will be able to do so.

LEGAL PROCEEDINGS

     PFW is not a party to any legal proceedings other than various claims and lawsuits arising in the normal course of its business which, in the opinion of PFW's management, are not individually or collectively material to its business.

                                 PFW MANAGEMENT

GENERAL

     The only current executive officer or director of PFW who will serve as an executive officer or director of Petco following the Effective Time is Marvin W. Goldstein, who will serve as a Senior Vice President of Petco in charge of Petco's Midwest Region for a period commencing on the Closing Date and ending on March 31, 1997. See "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in the Merger -- Employment, Consulting, Severance and Non-Competition Agreements."

     Mr. Goldstein, 53, was elected Chairman of the Board, President and Chief Executive Officer of PFW in July 1995. From 1988 until 1989, Mr. Goldstein served as Executive Vice President of Merchandising of the Department Store Division of Dayton Hudson Corporation, at which time he became President and Chief Operating Officer of such Division. In 1990, Mr. Goldstein was elected Chairman, President and Chief Executive Officer of the Department Store Division and in 1992 was elected President and Chief Operating Officer of the Department Store Division, a position he held until September 1994.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning compensation paid by PFW to Mr. Goldstein for the fiscal year ended February 3, 1996 (the only completed fiscal year during which he was employed by PFW).

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                   FISCAL YEAR                AWARDS
                                                                   COMPENSATION            ------------
                                                          ------------------------------    NUMBER OF
                                                                               OTHER        SECURITIES
                   NAME AND                      FISCAL                        ANNUAL       UNDERLYING
             PRINCIPAL POSITION(S)                YEAR    SALARY    BONUS   COMPENSATION     OPTIONS
-----------------------------------------------  ------   -------   -----   ------------   ------------
Marvin W. Goldstein............................   1995    $63,462    $ 0         $0           400,000
  Chairman, President and Chief Executive
     Officer

     The following table sets forth certain summary information concerning individual grants of stock options made by PFW during the fiscal year ended February 3, 1996 to Mr. Goldstein.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  INDIVIDUAL GRANTS
                                     ---------------------------------------------------------------------------
                                     NUMBER OF SECURITIES    % OF TOTAL OPTIONS      EXERCISE OR
                                      UNDERLYING OPTIONS    GRANTED TO EMPLOYEES      BASE PRICE      EXPIRATION
               NAME                        GRANTED             IN FISCAL 1995         PER SHARE          DATE
-----------------------------------  --------------------   --------------------   ----------------   ----------
Marvin W. Goldstein................         100,000(1)              13.0%               $ 4.00          7/18/01
                                            300,000(1)              39.1                  4.00          7/18/01

---------------
(1) Such options became exercisable as to 25% of the total number of shares immediately, 25% on July 19, 1996, and will become exercisable as to the balance on July 19, 1997.

     Mr. Goldstein did not exercise any stock options during fiscal 1995. The following table sets forth at February 3, 1996 the number of options and value of unexercised options held by Mr. Goldstein.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                    OPTIONS AT YEAR-END           OPTIONS AT YEAR-END(1)
                                               -----------------------------   -----------------------------
                    NAME                       EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
---------------------------------------------  -----------     -------------   -----------     -------------
Marvin W. Goldstein..........................    100,000          300,000           0                0

---------------
(1) The value of each option is equal to the difference between the fair market value per share of PFW Common Stock and the option exercise price per share multiplied by the number of shares subject to the option. The assumed fair market value of a share of PFW Common Stock as of the end of PFW's 1995 fiscal year is $3.75, based on the last sale price for PFW Common Stock on February 2, 1996, as reported by The Nasdaq National Market.

EMPLOYMENT AGREEMENT

     PFW has an employment agreement with Mr. Goldstein which provides that PFW may terminate his employment with or without cause with 30 days' notice. Mr. Goldstein may terminate the agreement with or without cause and with or without notice, although he has agreed to use his best efforts to provide 30 days' notice. The agreement contains a noncompete obligation which remains in effect for a period of 12 months after termination of employment. Mr. Goldstein's current annual base salary is $125,000. Upon termination by PFW without cause, Mr. Goldstein would be entitled to receive severance payments for 12 months equal to his base compensation at the time of termination. See "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in The Merger -- Employment, Consulting, Severance and Non-Competition Agreements."

                          PETCO PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information known to Petco with respect to beneficial ownership of the Petco Common Stock as of November 19, 1996, by (i) each stockholder who is known by Petco to own beneficially more than 5% of the Petco Common Stock; (ii) the Chief Executive Officer and the four other most highly compensated executive officers of Petco; (iii) each director; and (iv) all executive officers and directors of Petco as a group.



                                                                 BENEFICIAL OWNERSHIP(1)(2)
                                                   ------------------------------------------------------
                                                                  PERCENT OF TOTAL      PERCENT OF TOTAL
                                                   NUMBERS OF     OUTSTANDING PRIOR     OUTSTANDING AFTER
                BENEFICIAL OWNERS                    SHARES         TO THE MERGER          THE MERGER
-------------------------------------------------  ----------     -----------------     -----------------
Janus Capital Corporation(3).....................  2,338,088             14.1%                 12.6%
Putnam Investments, Inc.(4)......................  1,654,758             10.0                   8.9
Brian K. Devine..................................    240,521              1.4                   1.3
Andrew G. Galef(5)...............................    132,944                *                     *
William M. Woodard...............................     47,296                *                     *
Larry D. Asselin.................................     37,366                *                     *
Richard C. St. Peter.............................     28,577                *                     *
Peter M. Starrett(6).............................      9,336                *                     *
James M. Myers...................................      7,410                *                     *
C. Hunter Boll...................................         --               --                    --
Shahan D. Soghikian..............................         --               --                    --
All directors and executive officers as a group
  (9 persons)....................................    503,500              3.0                   2.7


---------------
 * Less than one percent.


(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 16,550,406 shares outstanding on November 19, 1996 and on 18,602,596 shares estimated to be outstanding after the Merger, in each case, adjusted as required by rules promulgated by the Commission.


(2) Includes the following shares which are issuable upon the exercise of outstanding stock options which are exercisable within 60 days ("Option Shares"): Mr. Devine -- 209,326 Option Shares; Mr. Galef -- 6,000 Option Shares; Mr. Woodard -- 44,866 Option Shares; Mr. Asselin -- 35,866 Option Shares; Mr. St. Peter -- 28,577 Option Shares; Mr. Starrett -- 7,500 Option Shares; and Mr. Myers -- 6,960 Option Shares.

(3) The address for Janus Capital Corporation is 100 Fillmore Street, Suite 300, Denver, Colorado 80206. The information is presented as of March 31, 1996 and is determined through filings reflected in The Nasdaq Stock Market Corporate Record for Petco.

(4) The address for Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109. The information is presented as of September 30, 1996 and is determined through Schedule 13G filings.

(5) Includes (i) 22,618 shares of Petco Common Stock held by Andrew G. Galef Living Trust, (ii) 6,456 shares of Petco Common Stock held by Bronya Galef, Mr. Galef's wife, and (iii) 351 shares of Petco Common Stock held by AGC Family Partnership. Mr. Galef disclaims beneficial ownership of such shares.

(6) Includes 336 shares of Petco Common Stock held by Grant Starrett, Mr. Starrett's son.

                           PFW PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information known to PFW with respect to beneficial ownership of the PFW Common Stock as of November 19, 1996, by (i) each stockholder who is known by PFW to own beneficially more than 5% of the PFW Common Stock; (ii) the Chief Executive Officer and the four other most highly compensated executive officers of PFW; (iii) each director; and (iv) all executive officers and directors of PFW as a group.



                                                         BENEFICIAL OWNERSHIP(1)(2)
                               ------------------------------------------------------------------------------
                                                                                             PERCENT OF TOTAL
                                                  PERCENT OF TOTAL                             PETCO COMMON
                                                     PFW COMMON         SHARES OF PETCO           STOCK
                               NUMBER OF SHARES   STOCK OUTSTANDING       COMMON STOCK         OUTSTANDING
                                OF PFW COMMON           PRIOR          BENEFICIALLY OWNED         AFTER
      BENEFICIAL OWNERS             STOCK           TO THE MERGER     AFTER THE MERGER(3)     THE MERGER(4)
-----------------------------  ----------------   -----------------   --------------------   ----------------
Gordon F. Stofer.............        782,856(5)           8.3%               170,186                  *
3800 West 80th Street, #1400
Minneapolis, MN 55431
Cherry Tree Ventures IV......        771,428              8.2                167,702                  *
3800 West 80th Street, #1400
Minneapolis, MN 55431
George E. Kline..............        307,141(6)           3.2                 66,769                  *
4750 IDS Center
Minneapolis, MN 55402
Marvin W. Goldstein..........        234,429(7)           2.4                 94,441                  *
600 South Highway 169
St. Louis Park, MN 55426
Roe H. Hatlen................        102,855(8)           1.1                 22,359                  *
10260 Viking Drive
Eden Prairie, MN 55344
Paul D. Finkelstein..........         34,999(9)             *                  7,608                  *
7201 Metro Boulevard
Minneapolis, MN 55439
Reid Johnson.................         28,428(10)            *                  6,180                  *
9166 Breckenridge Lane
Eden Prairie, MN 55347
Stanley Goldberg.............         15,713                *                  3,415                  *
9959 Valley View Road
Eden Prairie, MN 55344
All directors and current
  executive officers as a
  group (11 persons).........      1,576,269(11)         16.0                420,367                2.2%


---------------
  *  Less than one percent.


 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,440,074 shares of PFW Common Stock outstanding on November 19, 1996 and on 18,602,596 shares of Petco Common Stock estimated to be outstanding after the Merger, in each case, adjusted as required by rules promulgated by the Commission.



 (2) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of November 19, 1996 or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.



 (3) Calculated by multiplying the number of shares of PFW Common Stock beneficially owned on such date by an assumed exchange ratio of 0.2173913, based on the assumption that the Petco Stock Price on

     November 19, 1996 equaled the Petco Common Stock price on such date, and rounded down to the nearest whole share.



 (4) Based on 16,550,406 shares of Petco Common Stock outstanding as of November 19, 1996 plus 2,052,190 shares estimated to be issued in the Merger assuming no exercise of PFW Options or PFW Warrants during the period from the Record Date through the Effective Time and without giving effect to shares to be issued in connection with the termination of PFW's Employee Stock Purchase Plan.


 (5) Includes 771,428 shares held by Cherry Tree Ventures IV and 11,428 shares issuable pursuant to currently exercisable stock options. Mr. Stofer is a general partner of CTV Partners IV, which is the general partner of Cherry Tree Ventures IV. Mr. Stofer disclaims beneficial ownership of the shares held by Cherry Tree Ventures IV.

 (6) Includes 252,856 shares held by the Venture Management Profit Sharing Trust, of which Mr. Kline is sole trustee, and 11,428 shares issuable pursuant to currently exercisable stock options.

 (7) Includes 200,000 shares issuable pursuant to currently exercisable options.

 (8) Includes 57,142 shares held by Eventyr Investments Ltd. Partnership, and 15,713 shares issuable pursuant to currently exercisable stock options. Mr. Hatlen is the general partner of Eventyr Investments Ltd. Partnership.

 (9) Includes 24,999 shares issuable pursuant to currently exercisable stock options.

(10) Includes 27,857 shares issuable pursuant to currently exercisable stock options and 571 shares owned by Mr. Johnson's spouse.


(11) Includes 376,851 shares issuable pursuant to currently exercisable stock options.

                       DESCRIPTION OF PETCO CAPITAL STOCK

     The authorized capital stock of Petco consists of 100,000,000 shares of Petco Common Stock and 2,000,000 shares of preferred stock, $.0001 par value.

COMMON STOCK


     At November 19, 1996, there were 16,550,406 shares of Petco Common Stock outstanding, held by 385 stockholders of record. Holders of shares of Petco Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders, and, subject to the prior rights of the holders of preferred stock, to receive dividends when and as declared by the Petco Board of Directors with funds legally available therefor and to share ratably in the assets of Petco legally available for distribution to the stockholders in the event of liquidation or dissolution, after payment of all debts and other liabilities. Holders of Petco Common Stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. The Petco Common Stock does not have cumulative voting rights, which means the holder or holders of more than one-half of the shares voting for the election of directors can elect all of the directors then being elected. All of the outstanding shares of Petco Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Petco Common Stock are subject to the rights of the holders of shares of any series of preferred stock which Petco may issue in the future.


PREFERRED STOCK

     There are no shares of preferred stock outstanding. However, the Petco Board has the authority, without further stockholder approval, to issue shares of preferred stock in one or more series and to determine the dividend rights, any conversion rights or rights of exchange, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and any other rights, preferences, privileges and restrictions of any series of preferred stock, and the number of shares constituting such series and the designation thereof.

     The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Petco, making removal of the present management of Petco more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of Petco Common Stock.

BUSINESS COMBINATIONS; CERTAIN CHARTER AND BYLAW PROVISIONS

     Section 203 of the Delaware Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon closing of such transaction the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or unless the business combination is, or the transaction in which such person became an interested stockholder was, approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock. Pursuant to Section 203(b)(3) of the Delaware Law, the stockholders of Petco immediately prior to Petco's initial public offering amended the Petco Certificate to provide that Petco elects not to be governed by the provisions of Section 203. Such amendment, however, does not apply to any "business combination" between Petco and any person who became an "interested stockholder" prior to the adoption of such amendment in March 1994.

     The Petco Certificate and Bylaws contain provisions prohibiting stockholder action by written consent by the stockholders; limiting the right to call stockholder meetings to the Chairman of the Board, the President, the Secretary or the Board of Directors; and prohibiting the stockholders from removing directors from office except for cause and reserving to the directors the exclusive right to change the number of directors or to fill vacancies on the Board. The Petco Certificate also provides for the Petco Board to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Petco Board will be elected each year.

     The purpose and intended effect of the above described provisions in the Petco Certificate and Bylaws are to enhance the continuity and stability of Petco's management by making it more difficult for stockholders to remove or change the incumbent members of the Board of Directors. Such provisions could also render Petco more difficult to be acquired pursuant to an unfriendly acquisition by an outsider by making it more difficult for such person to obtain control of Petco and replace current management without the approval of the Board of Directors.

     Petco has included in the Petco Certificate and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware Law and (ii) indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Petco believes that these provisions are necessary to attract and retain qualified persons as directors and officers. Petco has also entered into indemnification agreements with certain officers and directors.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company is the transfer agent and registrar for the Petco Common Stock.

     For additional matters related to the Petco Common Stock, including provisions that may have the effect of delaying or preventing a change in control or management of Petco, see "Comparison of Rights of Stockholders of Petco and PFW."

             COMPARISON OF RIGHTS OF STOCKHOLDERS OF PETCO AND PFW

     Upon consummation of the Merger, holders of PFW Common Stock will receive shares of Petco Common Stock. Set forth below is a summary of (i) the material features of the PFW Common Stock and the Petco Common Stock, and (ii) the material differences between the rights of the holders of PFW Common Stock and Petco Common Stock. These summaries are qualified in their entirety by reference to the charter documents and other instruments of PFW and Petco that create the rights of the security holders.

PETCO


     The Petco Certificate authorizes Petco to issue 100,000,000 shares of Petco Common Stock and 2,000,000 shares of preferred stock, $.0001 par value. As of November 19, 1996, 16,550,406 shares of Petco Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.


     Holders of Petco Common Stock are entitled to one vote, in person or by proxy, for each share of Petco Common Stock held of record in the stockholder's name on the books of Petco as of the record date on any matter submitted to a vote of stockholders. The Petco Certificate does not provide for cumulative voting in the election of directors. Each share of Petco Common Stock has the same rights, privileges and preferences as every other share and will share equally in Petco's net assets upon liquidation or dissolution. Petco Common Stock has no preemptive, conversion or redemption rights or sinking fund provisions, and all of the issued and outstanding shares of Petco Common Stock are fully paid and nonassessable.

     The Board of Directors of Petco, without stockholder approval, may authorize one or more classes of preferred stock with preferences or voting rights that may adversely affect the rights of holders of the Petco Common Stock. Although it is not possible to state the actual effect any issuance of preferred stock might have upon the rights of holders of Petco Common Stock, the issuance of preferred stock might (i) restrict dividends on Petco Common Stock if preferred stock dividends have not been paid; (ii) dilute the voting power and equity interest of holders of Petco Common Stock to the extent that any preferred stock series has voting rights or is convertible into Petco Common Stock; or (iii) prevent current holders of Petco Common Stock from participating in Petco's assets upon liquidation until any liquidation preferences granted to the holders of the preferred stock are satisfied. In addition, the issuance of preferred stock may, under certain circumstances, have the effect of discouraging an attempt to change control of Petco by, for example, creating voting impediments to the approval of mergers or other similar transactions involving Petco. The Petco Board of Directors does not presently intend to issue any preferred stock.

     Stockholders are entitled to dividends when, as and if declared by the Petco Board of Directors out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any), subject to certain restrictions on payment of dividends imposed by the Delaware Law. Petco has never paid a cash dividend on the Petco Common Stock and does not intend to pay dividends in the foreseeable future. Petco's present intention is to retain all future earnings for use in its business. See
"-- Dividends and Repurchases of Stock."

PFW


     PFW's authorized capital stock consists of 11,428,571 shares of PFW Common Stock, of which 9,440,074 shares were outstanding as of November 19, 1996, and 5,000,000 shares undesignated as to class or series, of which no shares were issued and outstanding as of such date. Holders of PFW Common Stock have no preemptive, subscription, redemption or conversion rights. Cumulative voting for directors is not permitted. The holders of PFW Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. All shares of PFW Common Stock are entitled to share equally in dividends from sources legally available therefor, when, as and if declared by the PFW Board of Directors and, upon liquidation or dissolution of PFW whether voluntary or involuntary, to share equally in the assets of PFW available for distribution to stockholders. PFW has never paid a cash dividend on the PFW Common Stock and does not intend to pay dividends in the foreseeable future. PFW's present intention is to retain all future earnings for use in its business. All shares of PFW Common Stock presently outstanding are fully paid and nonassessable. The PFW Board of Directors is authorized to issue additional shares of PFW Common Stock, but not to exceed the amount authorized by the PFW Articles of Incorporation (the "PFW Articles"), and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the PFW Board may deem appropriate without further stockholder action.

COMPARISON OF PFW COMMON STOCK AND PETCO COMMON STOCK

     As a result of the Merger, holders of PFW Common Stock will become holders of Petco Common Stock. Such persons will have different rights as stockholders of Petco than they had as stockholders of PFW. These differences are due to (i) differences in the respective charters and bylaws of PFW and Petco, and (ii) differences between the corporate laws of Delaware, where Petco is incorporated and by whose laws it is governed, and the corporate laws of Minnesota, where PFW is incorporated and by whose laws it is governed.

     The following is a summary of certain significant differences between the charter documents of PFW and Petco and between the laws of Minnesota and Delaware. This summary is complete in all material respects.

MEETINGS OF STOCKHOLDERS


     Minnesota Law provides that meetings of stockholders may be called by: (i) the chief executive officer; (ii) the chief financial officer; (iii) two or more directors; (iv) stockholders holding 10% or more of the voting power of all shares entitled to vote (except that the voting power needed to demand a meeting to directly or indirectly effect a business combination is 25%); or (v) any other person authorized in the articles or bylaws. The PFW Bylaws provide that meetings of stockholders may be called only by the parties listed in items (i) through (iv) above. Delaware Law provides that meetings of stockholders may be called only by the directors or by any other person as may be authorized by the corporation's certificate of incorporation or bylaws. The Petco Certificate and Bylaws provide that special meetings of stockholders may be called only by the Petco Board of Directors, the Chairman, the President or the Secretary. No other person shall be entitled to call special meetings.


ACTION WITHOUT MEETINGS OF STOCKHOLDERS

     The PFW Bylaws provide that any action which might be taken at a meeting of the stockholders may be taken without a meeting if done in writing and signed by all of the stockholders entitled to vote on that action.

     The Petco Certificate provides that any action that may be taken at an annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, and may not be taken by written consent of stockholders without a meeting.

DIVIDENDS AND REPURCHASES OF STOCK

     The PFW Board of Directors, under Minnesota Law, may declare dividends without stockholder approval so long as the corporation will be able to pay its debts in the ordinary course of business after making the distribution. Delaware Law permits a corporation, in general, to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, and, in general, to redeem or repurchase shares of its stock if the capital of the corporation is not impaired and such redemption or repurchase will not impair the capital of the corporation. The directors of a Delaware corporation may be jointly and severally liable to the corporation for a willful or negligent violation of such provisions of Delaware Law.

INSPECTION RIGHTS

     Under Minnesota Law, a stockholder has an "absolute right," upon written demand, to examine the following corporate documents: (i) the share register;
(ii) records of all proceedings of stockholders for the last three years; (iii) records of all proceedings of the board for the last three years; (iv) the corporation's articles and all amendments currently in effect; (v) the corporation's bylaws and all amendments currently in effect; (vi) certain financial statements and the financial statement for the most recent interim period prepared in the course of operation of the corporation for distribution to the stockholders or to a governmental agency as a matter of public record; (vii) reports made to stockholders generally within the last three years; (viii) a statement of the names and usual business addresses of its directors and principal officers; (ix) voting trust agreements; (x) stockholder control agreements; and (xi) a copy of agreements, contracts, or other arrangements or portions of them fixing the rights of a class or series of securities issued by the company. Under Delaware Law, stockholders, upon the demonstration of a proper purpose, have the right to inspect a corporation's stock ledger, stockholder list, and other books and records.

AMENDMENTS TO CHARTER

     Minnesota Law provides that the PFW Articles may be amended by the holders of a majority of the voting power of the shares present at a meeting of stockholders, unless a greater proportion is required by such Articles. The PFW Articles do not require a greater proportion. Under Delaware Law, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The Petco Certificate does not require a greater proportion.

AMENDMENT OF BYLAWS

     The PFW Bylaws provide that such Bylaws may be amended by the PFW Board, subject to the power of PFW stockholders to change or repeal such Bylaws. The PFW Bylaws provide that the PFW Board shall not make or alter any Bylaws fixing a quorum for meetings of stockholders, prescribing procedures for removing directors or filling vacancies on the PFW Board, or fixing the number of directors or their classifications, qualifications or terms of office. Under Delaware Law, the power to adopt, amend or repeal bylaws lies in stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The Petco Certificate provides that the Petco Board has the power to amend the Petco Bylaws, and that Petco stockholders may not amend the Petco Bylaws except upon the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding securities of Petco then entitled to vote generally in the election of directors, voting together as a single class.

PREEMPTIVE RIGHTS

     The PFW Articles and the Petco Certificate deny preemptive rights to stockholders of PFW and Petco, respectively.

DIRECTORS

     Under Minnesota Law and the governing documents of PFW, directors hold office until the next annual meeting of stockholders or the election and qualification of their successors.

     The Petco Certificate provides that directors shall be divided into three classes, consisting as nearly as possible of one-third of the total number of directors constituting the entire Board, the members of each class to serve for a term of three years. The Petco Certificate further provides that any increase or decrease in the number of directors be apportioned among the classes so as to maintain, as nearly as possible, an equal number of directors in each class. A vacancy on the Petco Board requires the majority vote of the remaining directors to fill such vacancy.

     The Petco Certificate and Bylaw provisions with respect to the Petco Board were designed to ensure continuity of the Petco Board to promote the long-term goals of and orderly changes in control of the Petco Board. These provisions could, however, operate to discourage or prevent takeovers, including mergers, tender offers or proxy contests, or changes in the management of Petco which are proposed to be effected without approval of the Petco Board, whether or not such takeover or change in control is detrimental to Petco or its stockholders. Such provisions could delay stockholders who are not in agreement with the policies of the Petco Board from removing a majority of the Petco Board for two years, unless such stockholders could show cause to justify such removal.

PERSONAL LIABILITY OF DIRECTORS

     Article Nine of the Petco Certificate, in conjunction with Delaware Law, will limit or eliminate a director's personal liability to the corporation or its stockholders for breach of fiduciary duty. Such provision will not, however, limit or eliminate a director's liability for: (i) a breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware Law; or (iv) any transaction from which the director derived an improper personal benefit.

     Minnesota Law generally permits a Minnesota corporation's articles to eliminate or limit a director's personal liability to the corporation or its stockholders for monetary damages for breaches of a director's duty as a director. However, the articles cannot deprive the corporation or its stockholders of the right to enjoin transactions which violate a director's duty of care. Moreover, the articles cannot limit liability for any breach of the director's duty of loyalty, for transactions resulting in an improper personal benefit to the director or for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law. In addition, liability for illegal dividends, stock repurchases or other distributions to stockholders or for violations of Minnesota's securities statutes cannot be limited. The PFW Articles provide that PFW directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for breach of a director's duty of loyalty; (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Law; or (iv) for any transaction from which a director derives an improper personal benefit.

INDEMNIFICATION

     Article Nine of the PFW Bylaws provides for mandatory indemnification of directors, officers and employees of PFW to the full extent permitted by Minnesota Law. Minnesota Law provides for mandatory indemnification of a person acting in an official capacity on behalf of the corporation (including a director, officer, employee or agent) if such person acted in good faith, received no improper personal benefit, acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Delaware Law permits, but does not require, a corporation to indemnify officers, directors, employees or agents and expressly provides that the indemnification provided for under Delaware Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware Law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of Petco, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to Petco's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware Law does not allow indemnification of directors in the case of an action by or in the right of Petco (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     The Petco Bylaws provide for mandatory indemnification of each person who was or is a party or is threatened to be made a party to any action by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses incurred in connection with the defense or settlement of such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PFW and Petco, PFW and Petco have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CONTROL SHARE ACQUISITIONS

     PFW is subject to the Minnesota Control Share Acquisition Act ("MCSAA"). The MCSAA provides that any person (an "acquiring person") proposing to make a "control share acquisition" must disclose certain information to the target corporation, and the target corporation's stockholders must thereafter approve the control share acquisition or certain of the shares acquired in the control share acquisition shall not have voting rights and shall be subject to redemption by the target corporation for a specified period of time at the market value of such shares. A "control share acquisition" is an acquisition of shares of an issuing public corporation which results in the acquiring person having voting power that exceeds one of the following thresholds: (i) at least 20% but less than 33 1/3%; (ii) at least 33 1/3% but less than or equal to 50%; and (iii) over 50%. The definition of a "control share acquisition" specifically excludes acquisitions of shares from the corporation issuing such shares, and acquisitions pursuant to plans of merger or exchange which are approved by the stockholders of the corporation. The MCSAA applies to a control share acquisition with respect to an issuing public corporation unless otherwise expressly provided in the issuing public corporation's articles of incorporation or in bylaws approved by the stockholders. The PFW Articles do not provide that the MCSAA will not apply to PFW. There are no provisions of Delaware Law which are analogous to the MCSAA.

BUSINESS COMBINATIONS

     Minnesota Law provides that PFW may not engage in any "business combination" with any "interested stockholder" or affiliate or associate of an interested stockholder for a period of four years after the interested stockholder's "share acquisition date" unless either the business combination or the acquisition of shares by the interested stockholder on his or her share acquisition date is approved by a disinterested committee of the PFW Board before such interested stockholder's share acquisition date. The Delaware Business Combination Act ("DBCA") restricts publicly-held corporations from engaging in any "business combination" with any "interested stockholder" or affiliate or associate of an "interested stockholder" for a period of three years after the date on which such person becomes an "interested stockholder" unless (i) prior to such date the board of directors approved the "business combination" or transaction making the stockholder "interested," (ii) upon consummation of such transaction the "interested stockholder" owned at least 85% of the outstanding voting stock, or (iii) the "business combination" is approved by the board and by the two-thirds vote of the shares (exclusive of the shares held by the "interested stockholder") at a meeting. The Petco Certificate provides that Petco elects not to be governed by the DBCA.

     For purposes of Minnesota Law, an "interested stockholder" is a 10% or more beneficial owner of voting shares of such corporation, or a person who is an associate or affiliate of the corporation and who at any time within the four year period preceding the date in question was a 10% or more beneficial owner of voting shares of such corporation. An "interested stockholder" under the DBCA is a beneficial owner of 15% or more of the outstanding voting stock or a person who was at any time within the preceding three years such a holder.

RIGHTS OF DISSENTING STOCKHOLDERS

     Under Section 302A.473 of the Minnesota Law, if a corporation calls a stockholders meeting to approve a merger to which such corporation is a party, the sale of substantially all of the assets of the corporation, or in certain other circumstances, the notice of the meeting must inform each stockholder of the right to dissent from such action and must include a copy of Section 302A.471 and Section 302A.473 of the Minnesota Law and a brief description of the procedure to be followed under such sections. A stockholder who wishes to exercise dissenters' rights in such circumstances is entitled to demand the fair value of the shares owned by such stockholder.

     Under Delaware Law, stockholders have the right, in some circumstances, to dissent from mergers and consolidations by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction), as determined by agreement with the corporations or by an independent appraiser appointed by a court in an action timely brought by the dissenters. No appraisal rights exist, however, for shares listed on a national securities exchange or held of record by more than 2,000 stockholders unless the certificate of incorporation provides otherwise or the stockholders receive anything other than: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporation described in the foregoing clauses (i) and
(ii); or (iv) any combination of (i), (ii) or (iii).

                                 LEGAL MATTERS

     The validity of the shares of Petco Common Stock offered hereby will be passed upon for Petco by Latham & Watkins, San Diego, California. Certain legal matters in connection with the Merger will be passed upon for PFW by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

                                    EXPERTS

     The consolidated financial statements of Petco as of January 28, 1995 and February 3, 1996, and for each of the years in the three-year period ended February 3, 1996, included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of PFW as of January 28, 1995 and February 3, 1996, and for the years then ended, included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                           PETCO ANIMAL SUPPLIES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Independent Auditors' Report..........................................................   F-2
Consolidated Balance Sheets
  as of January 28, 1995 and February 3, 1996.........................................   F-3
Consolidated Statements of Operations
  for each of the years in the three-year period ended February 3, 1996...............   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for each of the years in the three-year period ended February 3, 1996...............   F-5
Consolidated Statements of Cash Flows
  for each of the years in the three-year period ended February 3, 1996...............   F-6
Notes to Consolidated Financial Statements............................................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Petco Animal Supplies, Inc.:

     We have audited the accompanying consolidated balance sheets of Petco Animal Supplies, Inc. and subsidiary as of January 28, 1995 and February 3, 1996 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended February 3, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petco Animal Supplies, Inc. and subsidiary as of January 28, 1995 and February 3, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended February 3, 1996, in conformity with generally accepted accounting principles.

San Diego, California                                      KPMG Peat Marwick LLP
October 17, 1996

                          PETCO ANIMAL SUPPLIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                     ASSETS

                                                                        JANUARY 28,     FEBRUARY 3,
                                                                           1995            1996
                                                                        -----------     -----------
Current assets:
  Cash and cash equivalents...........................................   $   7,136       $   9,834
  Receivables.........................................................       3,075           4,545
  Inventories.........................................................      33,380          45,363
  Other...............................................................       1,128             718
                                                                           -------         -------
          Total current assets........................................      44,719          60,460
Fixed assets (note 4):
  Equipment...........................................................      14,349          19,444
  Furniture and fixtures..............................................      12,346          21,367
  Leasehold improvements..............................................      17,244          37,407
                                                                           -------         -------
                                                                            43,939          78,218
  Less accumulated depreciation and amortization......................      15,268          20,277
                                                                           -------         -------
                                                                            28,671          57,941
Goodwill..............................................................       4,709          31,767
Deferred tax assets...................................................         623          10,521
Other assets..........................................................       1,128           1,426
                                                                           -------         -------
                                                                         $  79,850       $ 162,115
                                                                           =======         =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable....................................................   $  16,050       $  25,592
  Accrued expenses....................................................       8,855          12,521
  Accrued salaries and employee benefits..............................       4,615           5,186
  Revolving credit facility (note 3)..................................          --              --
  Current portion of capital lease and other obligations (note 4).....       1,016           2,747
                                                                           -------         -------
          Total current liabilities...................................      30,536          46,046
Capital lease and other obligations, excluding current portion (note
  4)..................................................................       4,200          11,522
Accrued store closing costs, excluding current portion................         954           4,804
Deferred rent.........................................................       2,812           3,463
Stockholders' equity (note 5):
  Preferred stock, $.0001 par value, 2,000,000 shares authorized, no
     shares issued and outstanding....................................          --              --
  Common Stock, $.0001 par value, 20,000,000 shares authorized,
     9,760,828 and 13,381,673 shares issued and outstanding...........           1               1
  Additional paid-in capital..........................................      84,465         131,407
  Accumulated deficit.................................................     (43,118)        (35,128)
                                                                           -------         -------
          Total stockholders' equity..................................      41,348          96,280
Commitments and contingencies (notes 3, 4, 5, and 9)..................
                                                                           -------         -------
                                                                         $  79,850       $ 162,115
                                                                           =======         =======

          See accompanying notes to consolidated financial statements.

                          PETCO ANIMAL SUPPLIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            YEARS ENDED
                                                            -------------------------------------------
                                                            JANUARY 29,     JANUARY 28,     FEBRUARY 3,
                                                               1994            1995            1996
                                                            -----------     -----------     -----------
Net sales.................................................   $ 160,841       $ 205,178       $ 293,631
Cost of sales and occupancy costs.........................     120,574         153,607         224,540
                                                              --------        --------
          Gross profit....................................      40,267          51,571          69,091
Selling, general and administrative expenses..............      35,969          44,128          70,808
                                                              --------        --------
          Operating income (loss).........................       4,298           7,443          (1,717)
Interest income...........................................           1             427           1,081
Interest expense-primarily to related parties (note 7)....      (5,105)         (1,147)           (836)
                                                              --------        --------
          Earnings (loss) before income taxes.............        (806)          6,723          (1,472)
Income taxes (benefit) (note 6)...........................          51           1,969          (9,785)
                                                              --------        --------
          Net earnings (loss).............................   $    (857)      $   4,754       $   8,313
                                                              ========        ========
Net earnings (loss) per common and common equivalent
  share...................................................   $      --       $     .57       $     .67
Weighted average number of common and common equivalent
  shares outstanding......................................          --       8,340,803      12,430,720

          See accompanying notes to consolidated financial statements.

                          PETCO ANIMAL SUPPLIES, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                         (IN THOUSANDS, EXCEPT SHARES)

                        SENIOR PREFERRED     JUNIOR PREFERRED
                              STOCK               STOCK             COMMON STOCK       ADDITIONAL                      TOTAL
                        -----------------   ------------------   -------------------    PAID-IN     ACCUMULATED    STOCKHOLDERS'
                        SHARES    AMOUNT     SHARES    AMOUNT      SHARES     AMOUNT    CAPITAL       DEFICIT     EQUITY(DEFICIT)
                        -------   -------   --------   -------   ----------   ------   ----------   -----------   ---------------
Balances at January
  30, 1993............   52,100   $ 5,210    108,378   $ 3,000        8,152    $ --     $  2,908     $ (46,822)      $ (35,704)
Restatement for
  pooling of interests
  (note 2)............       --        --         --        --      645,527      --           28           206             234
                        -------   -------   --------   -------    ---------     ---     --------      --------        --------
Balances at January
  30, 1993............   52,100     5,210    108,378     3,000      653,679      --        2,936       (46,616)        (35,470)
Issuance of stock for
  services (note 5)...    1,200       120         --        --           --      --           --            --             120
Sale of Common
  Stock...............       --        --         --        --            9      --           60            --              60
Retirement of stock...       --        --         --        --           (9)     --           (5)           --              (5)
Distributions to
  shareholders........       --        --         --        --           --      --           --           (29)            (29)
Net loss..............       --        --         --        --           --      --           --          (857)           (857)
                        -------   -------   --------   -------    ---------     ---     --------      --------        --------
Balances at January
  29, 1994............   53,300     5,330    108,378     3,000      653,679      --        2,991       (47,502)        (36,181)
Issuance of stock for
  services (note 5)...      200        20         --        --           --      --           --            --              20
Exchange of
  subordinated debt
  and preferred stock
  for
  Common Stock........  (53,500)   (5,350)  (108,378)   (3,000)   4,607,144      --       39,771            --          31,421
Sale of Common
  Stock...............       --        --         --        --    4,500,005       1       41,703            --          41,704
Distributions to
  shareholders........       --        --         --        --           --      --           --          (370)           (370)
Net earnings..........       --        --         --        --           --      --           --         4,754           4,754
                        -------   -------   --------   -------    ---------     ---     --------      --------        --------
Balances at January
  28, 1995............       --        --         --        --    9,760,828       1       84,465       (43,118)         41,348
Sale of Common
  Stock...............       --        --         --        --    3,615,012      --       46,882            --          46,882
Exercise of options...       --        --         --        --        5,833      --           60            --              60
Distributions to
  shareholders........       --        --         --        --           --      --           --          (323)           (323)
Net earnings..........       --        --         --        --           --      --           --         8,313           8,313
                        -------   -------   --------   -------    ---------     ---     --------      --------        --------
Balances at February
  3, 1996.............       --   $    --         --   $    --   13,381,673    $  1     $131,407     $ (35,128)      $  96,280
                        =======   =======   ========   =======    =========     ===     ========      ========        ========

          See accompanying notes to consolidated financial statements.

                          PETCO ANIMAL SUPPLIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                       YEARS ENDED
                                                                         ----------------------------------------
                                                                         JANUARY 29,   JANUARY 28,   FEBRUARY 3,
                                                                            1994          1995           1996
                                                                         -----------   -----------   ------------
Cash flows from operating activities:
  Net earnings (loss)..................................................    $  (857)     $   4,754      $  8,313
  Depreciation and amortization........................................      4,646          4,582         7,876
  Deferred taxes.......................................................         --           (623)      (11,215)
  Loss on retirement of fixed assets...................................         30            229         3,568
  Interest paid through the issuance of subordinated debt..............      3,742             --            --
  Other................................................................        392             56            --
  Changes in assets and liabilities, net of effects of acquisitions:
     Receivables.......................................................       (527)        (1,435)       (1,253)
     Inventories.......................................................     (5,023)       (10,852)       (7,130)
     Other assets......................................................       (265)           379           342
     Accounts payable..................................................      4,000          5,851         6,288
     Accrued expenses..................................................      1,540          3,697         1,228
     Accrued interest..................................................        366            634            --
     Accrued salaries and employee benefits............................        731          1,112           524
     Deferred rent.....................................................        502            719           650
     Accrued store closing costs.......................................       (461)          (862)        3,952
                                                                           -------       --------      --------
          Net cash provided by operating activities....................      8,816          8,241        13,143
                                                                           -------       --------      --------
Cash flows from investing activities:
  Additions to fixed assets............................................     (7,124)       (15,491)      (26,229)
  Net cash invested in acquisitions of businesses......................         --         (3,705)      (30,373)
  Other................................................................         --            (14)         (107)
                                                                           -------       --------      --------
          Net cash used in investing activities........................     (7,124)       (19,210)      (56,709)
                                                                           -------       --------      --------
Cash flows from financing activities:
  Net repayments under revolving agreements............................       (684)        (3,271)           --
  Additional borrowings................................................       (183)           553           959
  Repayment of capital lease and other obligations.....................       (863)          (878)       (1,303)
  Repayment of subordinated debt.......................................         --        (20,000)           --
  Proceeds from issuance of Common Stock...............................         60         41,704        46,942
  Distributions to shareholders........................................        (29)          (370)         (323)
  Retirement of Common Stock...........................................         (5)            --            --
  Other................................................................         --             --           (11)
                                                                           -------       --------      --------
          Net cash provided by (used in) financing activities..........     (1,704)        17,738        46,264
                                                                           -------       --------      --------
Net increase in cash and cash equivalents..............................        (12)         6,769         2,698
Cash and cash equivalents at beginning of year.........................        379            367         7,136
                                                                           -------       --------      --------
Cash and cash equivalents at end of year...............................    $   367      $   7,136      $  9,834
                                                                           =======       ========      ========
Supplemental cash flow disclosures:
  Interest paid on debt................................................    $   633      $     389      $    799
  Income taxes paid....................................................    $    28      $     440      $  1,417
Supplemental disclosure of noncash financing activities:
  Additions to capital lease and other obligations.....................    $ 1,206      $   3,301      $  9,424
  Subordinated debt, and related accrued interest, and all preferred stock with a combined carrying value of
  $39,771 were exchanged for Common Stock during the year ended January 28, 1995 (note 5).


          See accompanying notes to consolidated financial statements.

                          PETCO ANIMAL SUPPLIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business:

     PETCO Animal Supplies, Inc., (the Company) a Delaware corporation, is a national specialty retailer of premium pet food and supplies with stores in fifteen states and the District of Columbia.

  (b) Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

  (c) Fiscal Year:

     The Company's fiscal year ends on the Saturday closest to January 31, resulting in years of either 52 or 53 weeks. The years ended January 29, 1994 and January 28, 1995 consisted of 52 weeks, and the year ended February 3, 1996 consisted of 53 weeks. All references to a fiscal year refer to the fiscal year ending on the Saturday closest to January 31 of the following year.

  (d) Cash Equivalents:

     The Company considers all liquid investments with maturities of three months or less to be cash equivalents.

  (e) Inventories:

     Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

  (f) Pre-opening Costs:

     Costs incurred in connection with opening new stores are expensed as incurred.

  (g) Fixed Assets:

     Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Amortization is computed using the straight-line method over the lesser of the lease term or the estimated useful lives of the assets, generally five to ten years.

  (h) Goodwill:

     Goodwill represents the excess of the cost over the fair market value of net assets acquired by the Company. Goodwill is amortized straight-line over fifteen years. The Company continually reviews goodwill to assess recoverability from future undiscounted cash flows. Accumulated amortization at January 28, 1995 and February 3, 1996 was $80 and $844, respectively.

  (i) Other Assets:

     Other assets consist primarily of lease deposits, non-compete agreements and debt issuance costs. Non-compete agreements are amortized over the periods of the agreements, generally three to ten years. Debt issuance costs are amortized to interest expense using the effective interest method over the life of the related

                          PETCO ANIMAL SUPPLIES, INC.

debt, generally two to ten years. Accumulated amortization for intangible other assets at January 28, 1995 and February 3, 1996 was $18 and $49, respectively.

  (j) Fair Value of Financial Instruments:

     Because of their short maturities, the carrying amounts for cash and cash equivalents, receivables, accounts payable, accrued expenses, and accrued salaries and employee benefits approximate fair value. The carrying amounts for capital leases and other obligations approximate fair value as the interest rates are substantially similar to rates which could be obtained currently for similar instruments.

  (k) Store Closing Costs:

     Management continually reviews the ability of stores to provide positive contributions to the Company's results. Costs associated with closing stores, consisting primarily of lease obligations and provisions to reduce assets to net realizable value, are charged to operations upon the decision to close a store.

  (l) Income Taxes:

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

  (m) Net Earnings (Loss) Per Common and Common Equivalent Share:


     Net earnings (loss) per common and common equivalent share were computed using the weighted average number of common and common equivalent shares (if dilutive) outstanding during the period. Due to differences in capital structure, net earnings per common and common equivalent share information for the year ended January 29, 1994 is not comparable and, accordingly, not presented.


  (n) Accounting Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period.

  (o) Reclassifications:

     Certain previously reported amounts have been reclassified to conform with the current period presentation.

 2. ACQUISITIONS

     During fiscal 1995, the Company completed six acquisitions of retailers of premium pet food and supplies. All of these acquisitions were accounted for as purchases. The aggregate fair market value of assets acquired was $37,673 and assumed liabilities were $7,300 with $30,373 of net cash invested in the acquisition of these businesses. The excess of the aggregate cost over the fair market value of net assets acquired was $27,822 which has been recorded as goodwill and is being amortized over fifteen years.

                          PETCO ANIMAL SUPPLIES, INC.

     During fiscal 1994, the Company acquired a retailer of premium pet food and supplies in a purchase transaction with the fair market value of assets acquired of $5,274 and assumed liabilities of $1,569 with $3,705 of net cash invested in the acquisition. The excess of the cost over the fair market value of net assets acquired was $4,789, which has been recorded as goodwill and is being amortized over fifteen years.

     The consolidated financial statements include the operating results from the closing date for each respective acquisition.

     The following summary presents pro forma consolidated results of operations as if the acquisitions had occurred at the beginning of fiscal 1994 and 1995, and includes adjustments for estimated amounts of goodwill amortization, reductions in selling, general and administrative and interest expense and income tax effects.

     The pro forma results are for illustrative purposes only and do not purport to be indicative of the actual results which would have occurred had the transactions been completed as of the beginning of the periods, nor are they indicative of results of operations which may occur in the future.

                                                           YEAR ENDED           YEAR ENDED
                                                        JANUARY 28, 1995     FEBRUARY 3, 1996
                                                        ----------------     ----------------
                                                                     (UNAUDITED)
        Net sales.....................................      $261,848             $335,443
        Net earnings..................................         4,923                8,164
        Net earnings per common share.................      $   0.59             $   0.66

     In July, 1996, the Company completed the acquisition of a specialty retailer of eight pet food and supply stores in New York, New Jersey and Connecticut operating under the trade name Pet Nosh. The Company exchanged 645,553 of its common shares for all of the Pet Nosh outstanding equity securities. The transaction was accounted for as a pooling of interests. The Company's financial statements for the twenty-six weeks ended August 3, 1996 reflected and gave effect to the transaction. The financial position and results of operations of the Company and Pet Nosh have been combined and restated for all previous periods to give effect to the merger and are presented as such in these consolidated financial statements.

     A reconciliation to amounts previously reported follows:

                                                                 PETCO         PET NOSH     COMBINED
                                                             -------------     --------     --------
                                                                           (UNAUDITED)
Fiscal year ended February 3, 1996
  Net sales................................................    $ 270,681       $ 22,950     $293,631
  Net earnings (loss)......................................        8,413           (100)       8,313
Fiscal year ended January 28, 1995
  Net sales................................................      188,578         16,600      205,178
  Net earnings (loss)......................................        4,520            234        4,754
Fiscal year ended January 29, 1994
  Net sales................................................      148,464         12,377      160,841
  Net earnings (loss)......................................         (940)            83         (857)

 3. REVOLVING CREDIT FACILITY

     The Company has a Revolving Credit Facility with a commitment of up to $25,000 that expires June 2, 1997. Borrowings under the Revolving Credit Facility are unsecured and bear interest, at the Company's option, at either the bank's reference rate or LIBOR plus 1.0%.

                          PETCO ANIMAL SUPPLIES, INC.

     At February 3, 1996, $430 of letters of credit secured insurance programs. No amounts were drawn on the letters of credit at February 3, 1996.

 4. LEASE COMMITMENTS AND OTHER OBLIGATIONS

     The Company finances certain fixed assets under capital leases and other obligations. There are approximately $5,400 and $14,800 in fixed assets financed through capital lease and other obligations at January 28, 1995 and February 3, 1996, respectively. Accumulated amortization related to these financed assets was approximately $900 and $2,100 at January 28, 1995 and February 3, 1996, respectively.

     The Company leases warehouse and store facilities under operating leases. These operating leases generally have terms from three to ten years. Certain store leases include additional contingent rental payments ranging from 2% to 6% of store revenues above defined levels. Contingent rentals incurred during fiscal years 1993, 1994, and 1995 were $12, $26, and $52, respectively.

     At February 3, 1996, the present value of future minimum payments for capital lease and other obligations, and minimum lease payments under noncancellable operating leases follows:

                                                              CAPITAL LEASES
                                                                AND OTHER        OPERATING
        YEARS                                                  OBLIGATIONS        LEASES
        ----------------------------------------------------  --------------     ---------
        1996................................................     $  3,908        $  38,580
        1997................................................        3,543           36,694
        1998................................................        3,140           33,118
        1999................................................        2,526           30,521
        2000................................................        1,677           28,538
        Thereafter..........................................        3,100          152,775
                                                                  -------         --------
        Total minimum payments..............................       17,894        $ 320,226
                                                                                  ========
        Less amount representing interest...................        3,625
                                                                  -------
        Present value of net minimum capital lease and other
          obligations payments..............................       14,269
        Less current portion of capital lease and other
          obligations.......................................        2,747
                                                                  -------
        Capital lease and other obligations.................     $ 11,522
                                                                  =======

     Rent expense under operating leases for fiscal years 1993, 1994, and 1995 was approximately $17,441, $22,144, and $30,086, respectively.

 5. EQUITY

  (a) Senior Preferred Stock:

     The Company designated 60,000 shares of the authorized 2,000,000 shares of preferred stock as Senior Preferred Stock with a par value of $.0001 and liquidation value of $100 per share. Senior Preferred Stock in the amount of 1,200 and 200 shares were issued for management services (Note 7) during fiscal years 1993 and 1994, respectively.

     Concurrent with the initial public offering in March 1994, all outstanding shares of the Senior Preferred Stock were exchanged for 630,182 shares of Common Stock. In March 1996, the Board of Directors authorized the removal of the designation of Senior Preferred Stock.

                          PETCO ANIMAL SUPPLIES, INC.

  (b) Junior Preferred Stock:

     The Company designated 108,378 shares of the authorized 2,000,000 shares of preferred stock as Junior Preferred Stock with a par value of $.0001 and liquidation value of $100 per share. The fair market value at issuance of the Junior Preferred Stock was $3,000.

     Concurrent with the initial public offering in March 1994, all outstanding shares of Junior Preferred Stock were exchanged for 1,245,352 shares of Common Stock. In March 1996, the Board of Directors authorized the removal of the designation of Junior Preferred Stock.

  (c) Common Stock:

     In January 1994, the Board of Directors approved an increase in the number of authorized shares to 20,000,000 and a one-for-one thousand reverse stock split of the Common Stock. These items were approved by the Company's shareholders in March 1994. In March 1996, the Board of Directors approved a three-for-two stock split of the Common Stock to be effective on April 15, 1996 to all stockholders of record on April 1, 1996. All references to common share information in the accompanying consolidated financial statements and notes reflect recognition of these stock splits.

     In March 1994, the Company completed an initial public offering of 4,500,000 common shares with net proceeds of $41,674. Concurrent with the initial public offering, remaining subordinated debt, and related accrued interest, and all preferred stock with a combined carrying value of $39,771 were exchanged for 4,607,144 shares of Common Stock.

     In May 1995, the Company completed a second public offering of 5,422,500 common shares. The Company sold 3,615,000 common shares and 1,807,500 common shares were sold by selling stockholders. Net proceeds to the Company from this offering were $46,807.

  (d) Stock Option Plan:

     In February 1994, the Company's stockholders approved the 1994 Stock Option Plan ("Company Plan") which provides for the granting of stock options, stock appreciation rights or restricted stock with respect to shares of Common Stock to executives and other key employees. Stock options may be granted in the form of incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. Stock option exercise prices must be equal to or greater than the fair market value of the Common Stock on the grant date. In June 1995, the Company's stockholders approved an amendment to the Company Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 2.0% of the number of shares of Common Stock issued and outstanding as of the end of the immediately preceding fiscal year.

     In February 1994, the Company's stockholders approved the Directors 1994 Stock Option Plan ("Directors Plan") that provides for the granting of stock options to directors with respect to shares of Common Stock. Stock option exercise prices must be equal to the fair market value of the Common Stock on the grant date. In June 1995, the Company's stockholders approved an amendment to the Directors Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 0.1% of the number of shares of Common Stock issued and outstanding as of the end of the immediately preceding fiscal year.

                          PETCO ANIMAL SUPPLIES, INC.

     Information regarding the stock option plans follows:

                                               COMPANY PLAN               DIRECTORS PLAN
                                         -------------------------   -------------------------
                                                     OPTION PRICE                OPTION PRICE
                                         SHARES        PER SHARE     SHARES        PER SHARE
                                         -------     -------------   -------     -------------
    Outstanding at January 29, 1994....       --                --        --                --
    Granted............................  563,409      $8.83-$10.33     4,500            $10.33
    Cancelled..........................  (14,964)     $8.83-$10.33        --                --
                                         --------       ----------   --------       ----------
    Outstanding at January 28, 1995....  548,445            $10.33     4,500            $10.33
    Granted............................  155,505     $12.33-$18.33     6,000            $12.33
    Exercised..........................   (5,833)           $10.33        --                --
    Cancelled..........................   (7,680)    $10.33-$12.33        --                --
                                         --------       ----------   --------       ----------
    Outstanding at February 3, 1996....  690,437     $10.33-$18.33    10,500     $10.33-$12.33
                                         ========                    ========
                                                        ----------                  ----------
    Exercisable at February 3, 1996....  336,392            $10.33    10,500     $10.33-$12.33
                                         --------       ----------   --------       ----------
    Available for grant at February 3,
      1996.............................  765,831                      39,736
                                         --------                    --------

     In March 1996, options for 324,930 shares were granted under the Company Plan which vest in March 1999 and are exercisable at $23.17 per share, and options for 3,000 shares were granted under the Directors Plan that were immediately exercisable at $23.17 per share.

 6. INCOME TAXES

     The provision for income taxes (benefit) consists of the following:


                                                                    YEARS ENDED
                                                    -------------------------------------------
                                                    JANUARY 29,     JANUARY 28,     FEBRUARY 3,
                                                       1994            1995            1996
                                                    -----------     -----------     -----------
        Current:
          Federal.................................      $36           $ 2,172        $   1,146
          State...................................       15               420              284
                                                        ---            ------         --------
                                                         51             2,592            1,430
                                                        ---            ------         --------
        Deferred:
          Federal.................................       --              (520)         (10,813)
          State...................................       --              (103)            (402)
                                                        ---            ------         --------
                                                         --              (623)         (11,215)
                                                        ---            ------         --------
        Income taxes (benefit)....................      $51           $ 1,969        $  (9,785)
                                                        ===            ======         ========

                          PETCO ANIMAL SUPPLIES, INC.

     A reconciliation of income taxes at the federal statutory rate of 34% with the provision for income taxes (benefit) follows:

                                                                    YEARS ENDED
                                                    -------------------------------------------
                                                    JANUARY 29,     JANUARY 28,     FEBRUARY 3,
                                                       1994            1995            1996
                                                    -----------     -----------     -----------
        Income taxes at federal statutory rate....      $--           $ 2,286         $  (500)
        Restructured debt carrying value
          adjustment..............................       --               (55)             --
        State taxes, net federal tax benefit......       15               277             (78)
        Change in valuation allowance.............       --              (153)         (9,427)
        Other.....................................       36              (386)            220
                                                        ---            ------         -------
                                                        $51           $ 1,969         $(9,785)
                                                        ===            ======         =======

     The sources of significant temporary differences which gave rise to the deferred tax provision and their effects follow:

                                                                        YEARS ENDED
                                                                ---------------------------
                                                                JANUARY 28,     FEBRUARY 3,
                                                                   1995            1996
                                                                -----------     -----------
        Inventory.............................................     $(290)        $    (240)
        Deferred rent.........................................      (255)             (245)
        Depreciation..........................................       115               580
        Accrued fringes.......................................       (75)             (105)
        Intangibles...........................................       255               245
        Store closing costs...................................      (210)             (955)
        Fixed assets..........................................        --            (1,410)
        Benefit of net operating loss carryforwards...........        --             1,863
        Other.................................................       (10)             (204)
        Change in valuation allowance.........................      (153)           (9,427)
        Prior year adjustments................................        --            (1,317)
                                                                   -----          --------
                                                                   $(623)        $ (11,215)
                                                                   =====          ========

                          PETCO ANIMAL SUPPLIES, INC.

     Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets follow:

                                                                        YEARS ENDED
                                                                ---------------------------
                                                                JANUARY 28,     FEBRUARY 3,
                                                                   1995            1996
                                                                -----------     -----------
        Inventory.............................................    $ 1,250         $ 1,490
        Deferred rent.........................................      1,240           1,485
        Depreciation..........................................        670              90
        Accrued fringes.......................................        635             740
        Intangibles...........................................        620             375
        Store closing costs...................................        540           1,495
        Fixed assets..........................................         --           1,410
        Net operating loss carryforwards......................      4,900           3,037
        Other.................................................        195             399
                                                                  -------         -------
        Total deferred tax assets.............................     10,050          10,521
        Valuation allowance...................................     (9,427)             --
                                                                  -------         -------
        Net deferred tax assets...............................    $   623         $10,521
                                                                  =======         =======

     Following the resolution of the Internal Revenue Service examination of certain of the Company's federal income tax returns during the year ended February 3, 1996, the valuation allowance was reduced by $9,427 and income taxes provided in prior years adjusted. The Company believes that it is more likely than not that the benefit of net deferred tax assets will be realized on future tax returns.

     At February 3, 1996, the Company has available net operating loss carryforwards of $8,500 for federal income tax purposes, which begin expiring in 2004, and $1,800 for California income tax purposes, which begin expiring in 1996.

7. RELATED PARTY TRANSACTIONS

     The Company recognized interest expense on subordinated debt obligations to stockholders in the amounts of $4,243 and $683 during fiscal years 1993 and 1994, respectively.

     The Company had a guaranteed management fee agreement through March 1994. In accordance with the terms of this agreement, two stockholders received payments in cash and Senior Preferred Stock resulting in the recognition of $240 and $40 of expense during fiscal years 1993 and 1994, respectively.

8. EMPLOYEE BENEFIT PLAN

     Effective January 1, 1992, the Company established a savings plan under
Section 401(k) of the Internal Revenue Code. Employees who have attained age 21 and completed one year of service are eligible to participate. Eligible employees may contribute from 1% to 15% of the annual compensation subject to limitations. Effective January 1, 1996, the Company adopted a matching provision for 25% of the first 4% of compensation that is contributed by all participating employees. Previously, there was no matching provision.

9. COMMITMENTS AND CONTINGENCIES

     Because of the nature of its activities, the Company is subject to legal actions which arise out of the normal course of business. In the opinion of management, based in part upon the advice of outside counsel, the

                          PETCO ANIMAL SUPPLIES, INC.

ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

10. SUBSEQUENT EVENTS

     In May 1996, the Company completed a public offering of 5,335,000 common shares. The Company sold 2,892,758 common shares and 2,442,242 common shares were sold by selling stockholders. Net proceeds to the Company from this offering were $78,633.

     In October, 1996, the Company entered into a definitive agreement to merge with Pet Food Warehouse, Inc. in exchange for approximately 1.9 million shares of the Company's common stock. The transaction is subject to certain closing conditions, including a majority vote by Pet Food Warehouse, Inc. shareholders and customary regulatory approvals. Pet Food Warehouse, Inc. operates 28 pet food and supply stores in the Upper Midwest area with locations in Minnesota, Wisconsin, North Dakota, South Dakota and Iowa.

                            PET FOOD WAREHOUSE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of Independent Public Accountants..............................................  F-17
Balance Sheets as of January 28, 1995, February 3, 1996 and August 3, 1996
  (unaudited).........................................................................  F-18
Statements of Operations for the years ended January 28, 1995 and February 3, 1996 and the twenty-six weeks ended July 29, 1995 (unaudited) and August 3, 1996
  (unaudited).........................................................................  F-19
Statements of Changes in Stockholders' Equity for the years ended January 28, 1995 and
  February 3, 1996 and the twenty-six weeks ended August 3, 1996 (unaudited)..........  F-20
Statements of Cash Flows for the years ended January 28, 1995 and February 3, 1996 and the twenty-six weeks ended July 29, 1995 (unaudited) and August 3, 1996
  (unaudited).........................................................................  F-21
Notes to Financial Statements.........................................................  F-22

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pet Food Warehouse, Inc.:

     We have audited the accompanying balance sheets of Pet Food Warehouse, Inc. (a Minnesota corporation) as of January 28, 1995 and February 3, 1996 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pet Food Warehouse, Inc. as of January 28, 1995 and February 3, 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
March 15, 1996

                            PET FOOD WAREHOUSE, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             AUGUST 3,
                                                           JANUARY 28,     FEBRUARY 3,         1996
                                                              1995             1996         (UNAUDITED)
                                                           -----------     ------------     -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................    $ 9,462         $  5,103         $ 5,399
  Accounts receivable, less allowances of $68, $145 and
     $141................................................        784              664             789
  Inventories, net.......................................      5,421            6,319           6,922
  Current maturities of notes receivable.................        282              145              93
  Prepaid expenses and other.............................        433              572             923
                                                             -------          -------         -------
          Total current assets...........................     16,382           12,803          14,126
PROPERTY AND EQUIPMENT, net..............................      8,606            8,468           8,492
                                                             -------          -------         -------
OTHER ASSETS:
  Notes receivable.......................................        365               96              68
  Other..................................................         73               76             137
                                                             -------          -------         -------
          Total other assets.............................        438              172             205
                                                             -------          -------         -------
                                                             $25,426         $ 21,443         $22,823
                                                             =======          =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.......................................    $ 1,119         $  1,114         $ 1,431
  Current maturities of capital lease obligations........         86              149             154
  Accrued liabilities--
     Payroll and related expenses........................        457              664             814
     Sales taxes.........................................        289              345             379
     Other...............................................        533              987           1,151
                                                             -------          -------         -------
          Total current liabilities......................      2,484            3,259           3,929
CAPITAL LEASE OBLIGATIONS, less current maturities.......        294              349             270
DEFERRED RENT CREDITS AND OTHER..........................        962            1,200           1,279
                                                             -------          -------         -------
COMMITMENTS AND CONTINGENCIES (Notes 3, 7 and 11)
STOCKHOLDERS' EQUITY:
  Undesignated stock, $0.01 par value; 5,000 shares
     authorized; none issued and outstanding.............         --               --              --
  Common stock, $0.01 par value; 11,429 shares
     authorized; 9,328, 9,342 and 9,394 issued and
     outstanding, respectively...........................         93               93              94
  Additional paid-in capital.............................     25,537           25,579          25,682
  Accumulated deficit....................................     (3,944)          (9,037)         (8,431)
                                                             -------          -------         -------
          Total stockholders' equity.....................     21,686           16,635          17,345
                                                             -------          -------         -------
                                                             $25,426         $ 21,443         $22,823
                                                             =======          =======         =======

      The accompanying notes are an integral part of these balance sheets.

                            PET FOOD WAREHOUSE, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                FOR THE TWENTY-SIX WEEKS
                                                   FOR THE YEARS ENDED                    ENDED
                                               ---------------------------     ---------------------------
                                               JANUARY 28,     FEBRUARY 3,      JULY 29,        AUGUST 3,
                                                  1995            1996            1995            1996
                                               -----------     -----------     -----------     -----------
                                                                               (UNAUDITED)     (UNAUDITED)
NET SALES....................................    $36,285         $61,095         $26,767         $31,903
COST OF SALES................................     28,052          46,747          20,971          23,630
                                                 -------         -------
GROSS PROFIT.................................      8,233          14,348           5,796           8,273
                                                 -------         -------
OPERATING EXPENSES:
  Store operating expenses...................      7,271          11,659           5,511           5,896
  Preopening expenses........................      1,053             789             401             241
  General and administrative.................      2,673           3,884           1,923           1,641
                                                 -------         -------
          Total operating expenses...........     10,997          16,332           7,835           7,778
                                                 -------         -------
          Income (loss) from operations......     (2,764)         (1,984)         (2,039)            495
LOSS ON DISPOSAL OF STORES (Note 3)..........         --          (3,500)             --              --
INTEREST INCOME, net.........................        570             391             239             111
                                                 -------         -------
          Income (loss) before income
            taxes............................     (2,194)         (5,093)         (1,800)            606
INCOME TAXES (Note 8)........................         --              --              --              --
                                                 -------         -------
          Net income (loss)..................    $(2,194)        $(5,093)        $(1,800)        $   606
                                                 =======         =======
NET INCOME (LOSS) PER SHARE..................    $ (0.24)        $ (0.55)        $ (0.19)        $  0.06
                                                 =======         =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING...      9,001           9,330           9,328           9,422
                                                 =======         =======

   The accompanying notes are an integral part of these financial statements.

                            PET FOOD WAREHOUSE, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                            COMMON STOCK
                                        --------------------
                                        NUMBER OF                ADDITIONAL
                                         SHARES                   PAID-IN       ACCUMULATED
                                         ISSUED       AMOUNT      CAPITAL         DEFICIT        TOTAL
                                        ---------     ------     ----------     -----------     -------
BALANCE, January 29, 1994.............    4,866        $ 49       $  7,195        $(1,750)      $ 5,494
  Common stock issued upon:
     Public offering, net of offering
       costs of $1,699................    3,469          34         16,478             --        16,512
     Exercise of warrants.............      965          10          1,747             --         1,757
     Exercise of stock options........       21          --             89             --            89
     Employee stock purchase plan.....        7          --             28             --            28
  Net loss............................       --          --             --         (2,194)       (2,194)
                                          -----         ---        -------        -------       -------
BALANCE, January 28, 1995.............    9,328          93         25,537         (3,944)       21,686
  Common stock issued for employee
     stock purchase plan..............       14          --             42             --            42
  Net loss............................       --          --             --         (5,093)       (5,093)
                                          -----         ---        -------        -------       -------
BALANCE, February 3, 1996.............    9,342          93         25,579         (9,037)       16,635
  Exercise of stock options...........       40           1             69             --            70
  Common stock issued for employee
     stock purchase plan..............       12          --             34             --            34
  Net income..........................       --          --             --            606           606
                                          -----         ---        -------        -------       -------
BALANCE, August 3, 1996 (unaudited)...    9,394        $ 94       $ 25,682        $(8,431)      $17,345
                                          =====         ===        =======        =======       =======

   The accompanying notes are an integral part of these financial statements.

                            PET FOOD WAREHOUSE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        TWENTY-SIX
                                                       FOR THE YEARS ENDED              WEEKS ENDED
                                                    -------------------------     -----------------------
                                                    JANUARY 28,   FEBRUARY 3,     JULY 29,     AUGUST 3,
                                                       1995          1996           1995          1996
                                                    -----------   -----------     --------     ----------
                                                                                        (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss).............................      $(2,194)      $(5,093)       $(1,800)      $  606
  Adjustments to reconcile net income (loss) to
     net cash (used for) provided by operating
     activities, net of disposal of stores
     Depreciation and amortization..............          728         1,262            610          628
     Loss on disposal of stores (Note 3)........           --         3,500             --           --
     Loss on sale of property and equipment.....           --            35             --           13
     Change in operating assets and liabilities:
       Accounts receivable......................         (504)          120            200         (125)
       Inventories..............................       (2,945)       (3,187)        (1,178)        (603)
       Prepaid expenses and other...............           12          (155)          (175)        (422)
       Accounts payable.........................          (20)           (5)           (12)         317
       Accrued liabilities......................          738           603            862          348
       Deferred rent credits and other..........          661           287            111           79
                                                      -------       -------        -------       ------
          Net cash (used for) provided by
            operating activities................       (3,524)       (2,633)        (1,382)         841
                                                      -------       -------        -------       ------
INVESTING ACTIVITIES:
  Payments (advances) to related and other
     parties....................................         (478)          331             29           79
  Proceeds from disposal of stores (Note 3).....           --         2,426             --           --
  Purchase of property and equipment, net.......       (6,607)       (4,643)        (1,862)        (654)
                                                      -------       -------        -------       ------
          Net cash used for investing
            activities..........................       (7,085)       (1,886)        (1,833)        (575)
                                                      -------       -------        -------       ------
FINANCING ACTIVITIES:
  Net proceeds from sale of stock...............       16,629            42             --           34
  Net proceeds from exercise of stock options...           --            --             --           70
  Net proceeds from exercise of warrants........        1,757            --             --           --
  Additional borrowings.........................          110           218             --           --
  Payments of obligations.......................         (121)         (100)           (54)         (74)
                                                      -------       -------        -------       ------
          Net cash provided by (used for)
            financing activities................       18,375           160            (54)          30
                                                      -------       -------        -------       ------
          Net change in cash and cash
            equivalents.........................        7,766        (4,359)        (3,269)         296
CASH AND CASH EQUIVALENTS, beginning of year....        1,696         9,462          9,462        5,103
                                                      -------       -------        -------       ------
CASH AND CASH EQUIVALENTS, end of year..........      $ 9,462       $ 5,103        $ 6,193       $5,399
                                                      =======       =======        =======       ======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for--
     Taxes......................................      $    --       $    --       $     --       $   --
     Interest...................................           40            36             22           39
                                                      =======       =======        =======       ======

   The accompanying notes are an integral part of these financial statements.

                            PET FOOD WAREHOUSE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     FEBRUARY 3, 1996 AND JANUARY 28, 1995
             (INFORMATION AS OF AND FOR THE TWENTY-SIX WEEKS ENDED
                 AUGUST 3, 1996 AND JULY 29, 1995 IS UNAUDITED)

1. NATURE OF BUSINESS AND BACKGROUND:

     Pet Food Warehouse, Inc. (the Company) is an operator of warehouse superstores specializing in pet food, supplies and services in the Upper Midwest. At January 28, 1995, February 3, 1996 and August 3, 1996, the Company operated 21, 22 and 25 stores, respectively. The Company opened ten stores and closed nine stores (see Note 3) during the year ended February 3, 1996. The Company's eight warehouse superstores in the Minneapolis/Saint Paul metropolitan area generated 52% of the Company's sales for the year ended February 3, 1996. The Company has a 52-/53-week fiscal year which ends on the Saturday closest to January 31. The year ended February 3, 1996 consisted of 53 weeks.

     In February 1994, the Company completed a public offering of 3,468,670 shares of common stock, including the underwriters' overallotment and the exercise of warrants for 964,556 shares of common stock, whereby the Company received net proceeds of approximately $18.3 million.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less and are recorded at lower of cost or market. At January 28, 1995, February 3, 1996 and August 3, 1996, certain marketable securities, consisting of a money market fund, government securities fund and commercial paper carried at market value, were recorded as cash equivalents in the accompanying balance sheets.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method and includes certain purchasing and merchandise handling costs.

  Property and Equipment

     Property and equipment, including assets under capital leases, are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for renewals and betterments are capitalized. Depreciation, which includes the amortization of assets under capital leases, is computed using the straight-line method over estimated useful lives of 5 to 15 years. Leasehold improvements are amortized over estimated useful lives of the improvement or lease term, whichever is shorter. Construction in process consists of direct costs of land, leaseholds and equipment which will be placed in service as new stores open.

  Deferred Rent Credits and Other

     Rent expense is reflected on a straight-line basis over the terms of leases. Deferred rent credits, including rent concessions payable, are deferred and recognized over the terms of the leases and are reflected in the accompanying balance sheets.

  Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to nondeductible operating expenses recorded for financial reporting purposes, net operating loss amounts which may be used to offset future taxable income, and differences between the bases of equipment for financial and income tax reporting. The

                            PET FOOD WAREHOUSE, INC.

deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

  Store Preopening Costs

     Store preopening costs, including certain payroll, advertising and supplies, are charged to expense at the time each new warehouse superstore opens.

  Net Loss Per Share

     Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents resulting from the assumed exercise of stock options and warrants using the treasury stock method.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

  Recently Issued Accounting Standards

     Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (Statement 121), issued in March 1995, and effective for fiscal years beginning after December 15, 1995, requires recognition of impairment losses on long-lived assets and certain intangible assets to be disposed of. As of February 3, 1996 and August 3, 1996, there were no impairment losses, as defined, of the Company and, accordingly, Statement 121 is not expected to have a material impact on the Company when it is adopted.

3. DISPOSITION OF STORES:

     In November 1995, the Company exited the Michigan/Ohio market. Accordingly, the Company sold certain assets of its eight retail locations in Michigan and Ohio (the MI/OH stores) for $2,426,000 in cash to SuperPetz, Inc. pursuant to an Asset Purchase Agreement and Addendum (the Agreements). The Agreements provided for the purchase of certain assets used in the operation of the MI/OH stores and the assumption of certain liabilities. The decision to exit the Michigan/Ohio market resulted in a loss on the sale of these stores of $3,500,000 (approximately $0.38 per share) in the fourth quarter of the year ended February 3, 1996. The loss includes estimates for, among other things, rent concessions and the loss on disposal of inventory and property and equipment. Pursuant to the Agreements, if SuperPetz, Inc. defaults under the sublease arrangements, the Company is contingently liable for amounts owing under the lease agreements. Had the sale of the MI/OH stores occurred at the beginning of the years ended February 3, 1996 and January 28, 1995 and the twenty-six weeks ended July 29, 1995, the selected unaudited pro forma results would have been as follows (in thousands, except per share data):

                                                     JANUARY 28,     FEBRUARY 3,     JULY 29,
                                                        1995            1996           1995
                                                     -----------     -----------     --------
        Revenues...................................    $33,160         $52,960       $ 22,322
        Operating loss.............................     (1,152)            (47)          (707)
        Net income (loss)..........................       (532)            419           (423)
        Net income (loss) per common share.........    $ (0.06)        $  0.05       $  (0.04)

                            PET FOOD WAREHOUSE, INC.

4. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                         JANUARY 28,   FEBRUARY 3,   AUGUST 3,
                                                            1995          1996         1996
                                                         -----------   -----------   ---------
        Store equipment................................    $ 4,548       $ 5,110      $ 5,922
        Data processing equipment......................      1,710         1,988        2,114
        Leasehold improvements.........................      3,025         2,052        2,439
                                                           -------       -------      -------
                                                             9,283         9,150       10,475
        Less-Accumulated depreciation and
          amortization.................................     (1,163)       (1,819)      (2,434)
                                                           -------       -------      -------
                                                             8,120         7,331        8,041
        Construction in process........................        486         1,137          451
                                                           -------       -------      -------
                                                           $ 8,606       $ 8,468      $ 8,492
                                                           =======       =======      =======

     Assets included in property and equipment which are subject to capital leases are as follows (in thousands):

                                                         JANUARY 28,   FEBRUARY 3,   AUGUST 3,
                                                            1995          1996         1996
                                                         -----------   -----------   ---------
        Cost...........................................     $ 389         $ 642        $ 642
        Less-Accumulated amortization..................       (83)         (139)        (220)
                                                            -----         -----        -----
                                                            $ 306         $ 503        $ 422
                                                            =====         =====        =====

5. NOTES PAYABLE:

     The Company has a revolving credit facility (the Facility) from a bank in an amount equal to the lesser of the Company's borrowing base, as defined, or $2,000,000. Interest on outstanding balances is payable at the bank's reference rate, plus 1%. The Facility, which is collateralized by the Company's inventories, accounts receivable and certain marketable securities, expires May 31, 1996. There were no borrowings under the Facility in 1996 and 1995. The Facility expired May 31, 1996. Effective May 31, 1996, the Company obtained a new three-year credit facility, which provides for a line equal to the lesser of the Company's borrowing base, as defined, or $10,000,000. The credit facility will accrue interest on the outstanding balance at an index rate (30-day high-grade unsecured commercial paper) plus 3.0% and is collateralized by the Company's inventories, receivables, investments and general intangibles. The Company will pay a facility fee of 0.375% per annum. The facility fee will not be applicable on the committed amount in excess of $5,000,000 until outstanding borrowings exceed $5,000,000 for the first time and thereafter, such fee will not be applicable on the committed amount in excess of $7,500,000 until outstanding borrowings exceed $7,500,000 for the first time. There were no amounts outstanding against this credit facility at August 3, 1996.

                            PET FOOD WAREHOUSE, INC.

6. CAPITAL LEASE OBLIGATIONS:

     Capital lease obligations consist of the following (in thousands):

                                                         JANUARY 28,   FEBRUARY 3,   AUGUST 3,
                                                            1995          1996         1996
                                                         -----------   -----------   ---------
        Capital leases, payable in monthly installments
          including imputed interest at 5.0% to 11.0%,
          through 1999.................................     $ 467         $ 561        $ 470
        Less-Imputed interest..........................       (87)          (63)         (46)
                                                            -----         -----        -----
                                                              380           498          424
        Less-Current maturities........................       (86)         (149)        (154)
                                                            -----         -----        -----
                                                            $ 294         $ 349        $ 270
                                                            =====         =====        =====

     The capital leases are collateralized by certain equipment. Aggregate future maturities, less imputed interest, of the capital leases consist of the following as of February 3, 1996 (in thousands):

        1997..................................................................  $149
        1998..................................................................   161
        1999..................................................................   163
        2000..................................................................    25
                                                                                ----
                                                                                $498
                                                                                ====

7. OPERATING LEASE COMMITMENTS:

     The Company leases all its retail store locations, office facilities and certain office equipment under operating leases expiring through January 2011. The operating leases require base monthly rents plus executory costs (such as real estate taxes, insurance and maintenance). Certain retail store location leases provide for additional contingent rentals based upon a percentage of sales at each respective location. The Company has not incurred any material contingent rentals to date. Rent expense (including executory costs) under the operating leases was approximately $2,761,000 for the year ended January 28, 1995, $5,108,000 for the year ended February 3, 1996, $2,487,000 for the twenty-six weeks ended July 29, 1995 and $2,507,000 for the twenty-six weeks ended August 3, 1996.

     Future minimum lease payments for operating leases, excluding executory costs, consist of the following as of February 3, 1996 (in thousands):

        1997...............................................................  $ 3,590
        1998...............................................................    3,766
        1999...............................................................    3,723
        2000...............................................................    3,726
        2001...............................................................    3,684
        Thereafter.........................................................   26,346
                                                                             -------
                                                                             $44,835
                                                                             =======

     Certain operating leases provide for renewal options for periods from 2 to 15 years at their fair rental value at the time of renewal. It is expected that in the normal course of business, operating leases will generally be renewed or replaced by other leases.

8. INCOME TAXES:

     At February 3, 1996, the Company had federal net operating loss carryforwards of approximately $9,065,000 expiring in 2008 through 2011. The utilization of a portion of these net operating loss carryforwards may be subject to Internal Revenue Code Section 382.

                            PET FOOD WAREHOUSE, INC.

     The tax effects of temporary differences giving rise to the deferred items are as follows (in thousands):

                                                                  JANUARY 28,   FEBRUARY 3,
                                                                     1996          1996
                                                                  -----------   -----------
        Depreciation............................................    $   176       $   665
        Other...................................................         --             9
                                                                    -------       -------
                  Total deferred liabilities....................        176           674
                                                                    -------       -------
        Payroll and related expenses accrual....................         52           108
        Rent accrual............................................         59           234
        Net operating loss carryforward.........................      1,608         3,627
        Bad debt reserve........................................         27            37
        Other...................................................         92           341
                                                                    -------       -------
                  Total deferred assets.........................      1,838         4,347
                                                                    -------       -------
        Valuation allowance.....................................     (1,662)       (3,673)
                                                                    -------       -------
        Net deferred liability..................................    $    --       $    --
                                                                    =======       =======

     The Company has established a valuation allowance for the value of the loss carryforwards and other deferred tax assets since there is no assurance that they will be realized.

9.  STOCK OPTIONS AND WARRANTS:

     The Company has an employee stock purchase plan (the Stock Purchase Plan) intended to qualify under Section 423 of the Internal Revenue Code of 1986. The Stock Purchase Plan allows employees working more than 20 hours per week to purchase common stock of the Company, at 85% of the stock's price, as defined, in amounts ranging from 1% to 10% of the employee's compensation, subject to certain limitations. During fiscal year ended February 3, 1996, 13,738 shares of common stock were purchased under this plan.

     The Company has two employee stock option plans: the 1993 Stock Option Plan (the 1993 Plan) and the Nonqualified Stock Option Agreement (the Nonqualified
Plan). At February 3, 1996, the number of common shares issuable under these plans is 1,228,572 and 85,714, respectively. The 1993 Plan provides for incentive and nonqualified stock options that become exercisable over various periods at their fair market values as of the grant date, and expire five or six years after the date of grant. The Nonqualified Plan options vest over a three-year period beginning on the first grant date anniversary and expire in February 1999.

                            PET FOOD WAREHOUSE, INC.

     Information with respect to stock options is as follows:

                                                              NUMBER OF SHARES
                                                         --------------------------       OPTION
                                                                       NONQUALIFIED      PRICE PER
                                                         1993 PLAN         PLAN            SHARE
                                                         ---------     ------------     -----------
Balance, January 29, 1994..............................    278,576        85,714        $1.75-$9.19
  Granted..............................................    254,885            --          4.00-5.88
  Exercised............................................    (21,428)           --               4.16
  Forfeited............................................    (22,220)           --          5.01-7.06
                                                           -------        ------        -----------
Balance, January 28, 1995..............................    489,813        85,714          1.75-9.19
  Granted..............................................    767,492            --          3.25-5.38
  Forfeited............................................   (295,541)           --          3.63-5.92
                                                           -------        ------        -----------
Balance, February 3, 1996..............................    961,764        85,714        $1.75-$9.19
                                                           =======        ======        ===========
Options exercisable at February 3, 1996................    300,610        85,714        $1.75-$9.19
                                                           =======        ======        ===========
Shares available for future grants at February 3,
  1996.................................................    266,808            --
                                                           =======        ======

     In 1995, the board of directors and shareholders increased the number of shares available for issuance under the 1993 Plan by 575,000 shares.

     In connection with the Company's public offering, completed in February 1994, the Company received net proceeds of $1,757,000 from the exercise of 964,556 warrants with exercise prices ranging from $1.75 to $2.10 per share. In addition, the Company sold to the underwriters, for nominal consideration, warrants to purchase 100,000 shares of the common stock at $5.78 per share in connection with the public offering. These warrants are exercisable for a period of four years after February 16, 1995.

10.  NOTES RECEIVABLE:

     Notes receivable from related and other parties are as follows (in thousands):

                                                                 JANUARY 28,   FEBRUARY 3,   AUGUST 3,
                                                                    1995          1996         1996
                                                                 -----------   -----------   ---------
Former officer, interest at 7 1/2%, collateralized by interest
  in option agreement, due February 1, 1997....................     $ 105         $ 105        $  50
Stockholder, interest at 6%, partially collateralized by common
  stock of the Company, due April 5, 1998......................        52            55           56
Stockholder, interest at 6%, unsecured, due July 8, 1998.......        17            18           18
Other parties, interest at 8%, unsecured, periodic payments to
  December 1, 1997 and February 1, 1998........................       473           113           87
                                                                    -----         -----
                                                                      647           291          211
Less -- Reserve for uncollectible notes........................        --           (50)         (50)
Less -- Current maturities.....................................      (282)         (145)         (93)
                                                                    -----         -----
                                                                    $ 365         $  96        $  68
                                                                    =====         =====

11.  COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is not a party to any legal proceedings other than various claims and lawsuits arising in the normal course of business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

                            PET FOOD WAREHOUSE, INC.

  Employment Agreements

     For the year ended February 3, 1996, general and administrative expenses included approximately $395,000 in separation expenses associated with the resignation of two officers of the Company. All amounts owing pursuant to the employment agreements between the Company and the two officers have been reflected in accrued payroll and related expenses in the accompanying balance sheet.

     The Company currently has an employment agreement with the Company's new president. As of February 3, 1996, the total future minimum commitment under this agreement is approximately $140,000.

  Business Considerations

     The Company opened ten warehouse superstores during the year and plans to continue to open a significant number of new stores. The success of the Company's future expansion depends upon various factors, including the availability of additional financing.

     The Company receives products at its warehouse superstores from a number of distributors and manufacturers. During the year ended February 3, 1996, the Company purchased approximately 69% of its merchandise from five suppliers. The Company believes its vendor relationships are satisfactory and has established alternative supply relationships with other vendors which may be used if a vendor discontinued selling to the Company.

     The pet food and supply industry is highly competitive. The Company competes with a variety of supermarkets, warehouse clubs and mass merchandisers. The Company also faces competition from smaller pet store chains, independent pet supply stores, veterinarians, and other regional medium-size pet food and supply stores. In addition, a national pet supply superstore chain has recently announced plans to open several locations in the Minneapolis/Saint Paul metropolitan area in 1996.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          PETCO ANIMAL SUPPLIES, INC.,

                             PASI ACQUISITION CORP.

                                      AND

                            PET FOOD WAREHOUSE, INC.

                          DATED AS OF OCTOBER 3, 1996

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       -----
ARTICLE I.      THE MERGER...........................................................    A-1
                SECTION 1.01.  The Merger............................................    A-1
                SECTION 1.02.  Closing...............................................    A-1
                SECTION 1.03.  Effective Time........................................    A-1
                SECTION 1.04.  Effect of the Merger..................................    A-1
                SECTION 1.05.  Articles of Incorporation and By-Laws.................    A-2
                SECTION 1.06.  Directors and Officers................................    A-2
                SECTION 1.07.  Effect on Capital Stock...............................    A-2
                SECTION 1.08.  Exchange of Certificates..............................    A-4
                SECTION 1.09.  Stock Transfer Books..................................    A-5
                SECTION 1.10.  No Further Ownership Rights in Company Common Stock...    A-5
                SECTION 1.11.  Lost, Stolen or Destroyed Certificates................    A-6
                SECTION 1.12.  Tax and Accounting Consequences.......................    A-6
                SECTION 1.13.  Taking of Necessary Action; Further Action............    A-6
                SECTION 1.14.  Material Adverse Effect...............................    A-6

ARTICLE II.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................    A-6
                SECTION 2.01.  Organization..........................................    A-6
                SECTION 2.02.  Capitalization........................................    A-7
                SECTION 2.03.  Subsidiaries..........................................    A-7
                SECTION 2.04.  Authorization.........................................    A-7
                SECTION 2.05.  Commission Filings....................................    A-7
                SECTION 2.06.  No Conflict or Violation..............................    A-8
                SECTION 2.07.  Compliance with Law...................................    A-8
                SECTION 2.08.  Consents and Approvals................................    A-8
                SECTION 2.09.  Absence of Certain Changes or Events..................    A-8
                SECTION 2.10.  Title to Assets, Etc. ................................   A-10
                SECTION 2.11.  Condition of Tangible Assets..........................   A-10
                SECTION 2.12.  Contracts and Commitments.............................   A-11
                SECTION 2.13.  Suppliers.............................................   A-11
                SECTION 2.14.  Financial Statements..................................   A-11
                SECTION 2.15.  Litigation............................................   A-11
                SECTION 2.16.  Labor Matters.........................................   A-12
                SECTION 2.17.  Liabilities...........................................   A-12
                SECTION 2.18.  Transactions with Certain Persons.....................   A-12
                SECTION 2.19.  Severance Arrangements................................   A-12
                SECTION 2.20.  Insurance.............................................   A-12
                SECTION 2.21.  Payments..............................................   A-12
                SECTION 2.22.  No Other Agreements to Sell the Assets or the
                                 Company.............................................   A-13
                SECTION 2.23.  Proprietary Rights....................................   A-13
                SECTION 2.24.  Benefit Plans.........................................   A-13
                SECTION 2.25.  Tax Matters...........................................   A-14
                SECTION 2.26.  Compliance With Environmental Laws....................   A-15
                SECTION 2.27.  No Brokers............................................   A-15
                SECTION 2.28.  Pooling Matters.......................................   A-16
                SECTION 2.29.  Material Misstatements Or Omissions...................   A-16
                SECTION 2.30.  Definition of Company Knowledge.......................   A-16

                                                                                       PAGE
                                                                                       -----
ARTICLE III.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..............   A-16
                SECTION 3.01.  Organization..........................................   A-16
                SECTION 3.02.  Capitalization........................................   A-16
                SECTION 3.03.  Authorization.........................................   A-17
                SECTION 3.04.  No Conflict or Violation..............................   A-17
                SECTION 3.05.  Compliance with Law...................................   A-17
                SECTION 3.06.  Consents and Approvals................................   A-17
                SECTION 3.07.  Litigation............................................   A-17
                SECTION 3.08.  Labor Matters.........................................   A-18
                SECTION 3.09.  Payments..............................................   A-18
                SECTION 3.10.  No Brokers............................................   A-18
                SECTION 3.11.  Ownership of Merger Sub; No Prior Activities..........   A-18
                SECTION 3.12.  Parent Common Stock...................................   A-18
                SECTION 3.13.  Commission Filings....................................   A-19
                SECTION 3.14.  Transaction with Certain Persons......................   A-19
                SECTION 3.15.  Tax Matters...........................................   A-19

ARTICLE IV.     CONDUCT OF BUSINESS PENDING THE MERGER...............................   A-19
                SECTION 4.01.  No Solicitation.......................................   A-19
                SECTION 4.02.  Notification of Certain Matters.......................   A-20
                SECTION 4.03.  Access to Information and Facilities..................   A-20
                SECTION 4.04.  Conduct of Business of the Company Pending the
                                 Merger..............................................   A-20
                SECTION 4.05.  Conduct of Business of Parent Pending the Merger......   A-21

ARTICLE V.      ADDITIONAL AGREEMENTS................................................   A-22
                SECTION 5.01.  Proxy Statement/Prospectus; Registration Statement....   A-22
                SECTION 5.02.  Stockholders Meeting..................................   A-22
                SECTION 5.03.  Agreements with Respect to Affiliates.................   A-23
                SECTION 5.04.  Further Action/Tax Treatment..........................   A-23
                SECTION 5.05.  Listing of Parent Shares..............................   A-23
                SECTION 5.06.  Conveyance Taxes......................................   A-23
                SECTION 5.07.  Pooling Accounting Treatment..........................   A-23
                SECTION 5.08.  Directors' and Officers' Indemnification..............   A-24
                SECTION 5.09.  Continuation of Indemnification.......................   A-24
                SECTION 5.10.  Expectation Date......................................   A-24

ARTICLE VI.     CONDITIONS TO THE COMPANY'S OBLIGATIONS..............................   A-24
                SECTION 6.01.  Effectiveness of the Registration Statement...........   A-24
                SECTION 6.02.  Stockholder Approval..................................   A-25
                SECTION 6.03.  Listing...............................................   A-25
                SECTION 6.04.  HSR Act...............................................   A-25
                SECTION 6.05.  Representations, Warranties and Covenants.............   A-25
                SECTION 6.06.  Consents..............................................   A-25
                SECTION 6.07.  No Proceedings, Litigation or Laws....................   A-25
                SECTION 6.08.  Certificates..........................................   A-25
                SECTION 6.09.  Opinion of Counsel....................................   A-25
                SECTION 6.10.  Report of Accountant..................................   A-25
                SECTION 6.12.  Fairness Opinion......................................   A-25
                SECTION 6.13.  Comfort Letter........................................   A-26

                                                                                       PAGE
                                                                                       -----
ARTICLE VII.    CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS..................   A-26
                SECTION 7.01.  Effectiveness of the Registration Statement...........   A-26
                SECTION 7.02.  Stockholder Approval..................................   A-26
                SECTION 7.03.  Listing...............................................   A-26
                SECTION 7.04.  HSR Act...............................................   A-26
                SECTION 7.05.  Representations, Warranties and Covenants.............   A-26
                SECTION 7.06.  Consents..............................................   A-26
                SECTION 7.07.  No Proceedings, Litigation or Laws....................   A-26
                SECTION 7.08.  Certificates..........................................   A-26
                SECTION 7.09.  Opinion of Counsel....................................   A-27
                SECTION 7.10.  Pooling Letter of Accountant..........................   A-27
                SECTION 7.11.  Affiliate Agreements..................................   A-27
                SECTION 7.12.  Covenants Not to Compete/Employment Matters...........   A-27
                SECTION 7.13.  Material Changes......................................   A-27
                SECTION 7.14.  Due Diligence Review..................................   A-27
                SECTION 7.15.  Dissenters' Rights....................................   A-27
                SECTION 7.16.  Fairness Opinion......................................   A-27
                SECTION 7.17.  Comfort Letter........................................   A-27

ARTICLE VIII.   TERMINATION..........................................................   A-27
                SECTION 8.01.  Termination...........................................   A-27
                SECTION 8.02.  Effect of Termination.................................   A-28
                SECTION 8.03.  Fees and Expenses.....................................   A-28

ARTICLE IX.     GENERAL PROVISIONS...................................................   A-29
                SECTION 9.01.  Effectiveness of Representations, Warranties and
                                 Agreements..........................................   A-29
                SECTION 9.02.  Assignment............................................   A-30
                SECTION 9.03.  Notices...............................................   A-30
                SECTION 9.04.  Choice of Law.........................................   A-31
                SECTION 9.05.  Entire Agreement; Amendments and Waivers..............   A-31
                SECTION 9.06.  Multiple Counterparts.................................   A-31
                SECTION 9.07.  Invalidity............................................   A-31
                SECTION 9.08.  Titles................................................   A-31
                SECTION 9.09.  Public Statements and Press Releases..................   A-31
                SECTION 9.10.  Confidential Information..............................   A-31
                SECTION 9.11.  Cumulative Remedies...................................   A-32
                SECTION 9.12.  Consent to Jurisdiction...............................   A-32
                SECTION 9.13.  Arbitration...........................................   A-32
                SECTION 9.14.  Attorneys' Fees.......................................   A-32
                EXHIBIT A -- OPINION OF LATHAM & WATKINS
                EXHIBIT B -- OPINION OF FREDRIKSON & BYRON
                EXHIBIT C -- COVENANT NOT TO COMPETE

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 3, 1996 (the "Agreement"), by and among PETCO ANIMAL SUPPLIES, INC., a Delaware corporation ("Parent"), PASI ACQUISITION CORP., a Minnesota corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and PET FOOD WAREHOUSE, INC., a Minnesota corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Minnesota Business Corporation Act (the "MBCA") and upon the terms and subject to the conditions set forth herein;

     WHEREAS, execution of this Agreement, and the acquisition of all of the outstanding shares of the Company, has been approved by a committee of the disinterested directors of the Company for the purposes of MBCA 302A.673;

     WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     SECTION 1.01. The Merger. Subject to the terms and conditions of this Agreement and the MBCA, at the Effective Time (as defined in Section 1.03 hereof), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company will then be merged into Parent in a merger qualifying under Section 368(a)(1)(A) of the Code. The Company as the surviving corporation after the Merger is hereinafter referred to as the "Surviving Corporation."

     SECTION 1.02. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Latham & Watkins, 701 "B" Street, Suite 2100, San Diego, California, as soon as practicable following the satisfaction or waiver of all conditions set forth in Articles VI and VII hereof, but in no event later than January 31, 1997 (the "Closing Date").

     SECTION 1.03. Effective Time. If all of the conditions to the Merger set forth in Articles VI and VII shall have been satisfied or waived in accordance herewith and this Agreement shall not have been terminated pursuant to Section 8.01, the parties hereto shall cause the Merger to be consummated by filing articles of merger as contemplated by the MBCA (the "Articles of Merger"), together with any required related certificates, with the Secretary of State of Minnesota in such form as required by, and executed in accordance with the relevant provisions of, the MBCA on the Closing Date (the time of such filing being the "Effective Time").

     SECTION 1.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.05. Articles of Incorporation and By-Laws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the MBCA and such Articles of Incorporation, and the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the MBCA, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

     SECTION 1.06. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.07. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Conversion of Securities. Each share (a "Share") of common stock, $.01 par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.07(b) hereof) shall be converted, subject to Section 1.07(e), into the right to receive that fraction of a validly issued, fully paid and nonassessable share ("Parent Share") of Parent common stock, $.0001 par value ("Parent Common Stock"), equal to (i) 0.2173913 Parent Shares if the average of the closing prices for Parent Common Stock quoted on The Nasdaq National Market as published by Nasdaq with respect to the ten (10) trading days immediately preceding the Closing Date (the "Parent Stock Price") is less than or equal to $23.00, (ii) the quotient of (A) $5.00 divided by (B) the Parent Stock Price of the Parent if the Parent Stock Price is greater than $23.00 and less than $25.00 or (iii) 0.2 Parent Shares if the Parent Stock Price is greater than or equal to $25.00 subject to adjustment for any split, combination or reclassification of any Parent Common Stock or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock.

     (b) Cancellation. Each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Assumption of Stock Options.

          (i) At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") granted under the 1993 Stock Option Plan and the Non-Qualified Stock Option Agreement (the "Company Stock Option Plans"), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number (rounded to the nearest whole number) of Parent Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per Parent Share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Parent Shares deemed purchasable pursuant to such Stock Option.

          (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions (including antidilution provisions); provided, however, that Parent shall have no obligation under the Company Stock Option Plan to purchase any Stock Option upon a Change in Control (as such term is defined in the aforesaid plan) occurring as a result of or in connection with the Merger.

          (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.07(c).

          (iv) Subject to any applicable limitations under the Securities Act of 1933, as amended (the "Securities Act"), Parent shall file a Registration Statement on Form S-8 (or any successor form), effective as soon as practicable following the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options shall remain outstanding.

     (d) Assumption of Warrants.

          (i) At the Effective Time, each outstanding Common Stock Purchase Warrant to purchase Company Common Stock (a "Warrant") which is set forth on the Company Disclosure Schedule, whether exercisable or unexercisable, shall be deemed assumed by Parent and deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant prior to the Effective Time, the number (rounded to the nearest whole number) of Parent Shares as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time (not taking into account whether or not such Warrant was in fact exercisable), at a price per Parent Share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Warrant divided by (y) the number of Parent Shares deemed purchasable pursuant to such Warrant.

          (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Warrant an appropriate notice setting forth such holder's rights pursuant thereto, and such Warrant shall continue in effect on the same terms and conditions (including antidilution provisions); provided, however, that Parent shall have no obligation under the Warrant to purchase any Warrant upon a change in control occurring as a result of or in connection with the Merger.

          (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.07(d).

     (e) Stock Purchase Plan.

          (i) In the event the Closing Date is before December 31, 1996, the Company shall terminate the Company's 1994 Employee Stock Purchase Plan (the "Plan") as of the Closing Date. To the extent of the accumulated payroll deductions made as of the Closing Date all outstanding Purchase Options granted thereunder shall be deemed exercised in full on the Closing Date and shall be deemed to constitute a right to receive on the Closing Date, the number (rounded to the nearest whole number) of Parent Shares as the holder of such Purchase Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time as adjusted pursuant to Section 1.07.

          (ii) In the event that the Closing Date is after December 31, 1996, the Company shall continue the Plan only with respect to completion of the current Phase ending on December 31, 1996, and the exercise of Purchase Options thereunder. Participants in the Plan shall convert shares of Company Common Stock received upon exercise of Purchase Options under terms of the Plan pursuant to the terms set forth in this Section 1.07.

     (f) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

     (g) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares of Company Common Stock (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent (as hereinafter defined), on behalf of all such holders, of the aggregate fractional Parent Shares issued pursuant to this Section 1.07(g). As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full Parent Shares delivered to the Exchange Agent by Parent over (ii) the aggregate number of full Parent Shares to be distributed to holders of Company Common Stock (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on The Nasdaq National Market. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the proceeds of such sale have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

     (h) Dissenting Shares.

          (i) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have exercised dissenters' rights for such Company Common Stock in accordance with Section 302A.473 of the MBCA and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters' rights (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Parent Shares, but the holder thereof shall only be entitled to such rights as are granted by the MBCA. All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters' rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive the Parent Shares, without any interest thereon, upon surrender, in the manner provided in Section 1.07(a) of the certificate or certificates that formerly evidenced such Company Common Stock.

          (ii) The Company shall give Parent (1) prompt notice of any demands for fair value of Company Common Stock received by the Company, withdrawals of such demands, and any other instruments served pursuant to the MBCA and received by the Company and (2) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the MBCA. The Company shall not, except with the prior written consent to Parent, make any payment with respect to any demands for the fair value of Shares or offer to settle or settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

     SECTION 1.08.  Exchange of Certificates.

     (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of American Stock Transfer & Trust Company, or such other bank or trust company as shall be mutually designated by the Company and Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock for exchange in accordance with this Section 1.08 through the Exchange Agent, certificates evidencing the Parent Shares issuable pursuant to
Section 1.07 hereof in exchange for outstanding Shares.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as customary), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor
(A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with Section 1.07(a) hereof in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.08(c), and
(C) cash in respect of fractional shares as provided in Section 1.07(g) (the Parent Shares, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Parent Shares, dividends and distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.08(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of the Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.07(g), to evidence the ownership of the number of full Parent Shares into which such shares of the Company Common Stock shall have been so converted.

     (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such whole Parent Shares.

     (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 1.09. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

     SECTION 1.10. No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares as may be required pursuant to Section 1.07 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 1.12. Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. The parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     SECTION 1.13. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, power and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 1.14. Material Adverse Effect. When used in connection with the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect and subsequent to the date of this Agreement, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, changes relating to the pet supply industry in general shall not be considered a Material Adverse Effect).

                                  ARTICLE II.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule previously delivered (or, to the extent set forth below, to be delivered) by the Company to Parent (the "Company Disclosure Schedule"):

     SECTION 2.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company is duly qualified to do business as a corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the business or financial condition of the Company. Copies of the Articles of Incorporation and By-Laws of the Company, and all amendments thereto, heretofore delivered to Parent are accurate and complete as of the date hereof. The Company Disclosure Schedule contains a true, correct and complete list of all jurisdictions in which the Company is qualified to do business as a foreign corporation.

     SECTION 2.02. Capitalization. The authorized capital stock of the Company consists of 11,428,571 shares of Common Stock, $.01 par value, of which 9,439,324 are issued and outstanding as of the date hereof, and 5,000,000 shares are undesignated as to class or series, of which no shares are issued and outstanding as of the date hereof. Except as set forth on the Company Disclosure Schedule, there are no outstanding contracts, options, warrants, convertible securities, or other rights to subscribe for, to purchase, or contracts or other obligations to issue or grant any rights to acquire, any equity securities of the Company or any of its subsidiaries, or to restructure or recapitalize the Company or any of its subsidiaries. Except as set forth on the Company Disclosure Schedule, there are no outstanding contracts of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any equity securities of the Company or any such subsidiary. All outstanding equity securities of the Company and each subsidiary are duly authorized, validly issued, fully paid and nonassessable and were issued in conformity with applicable laws. Except as set forth on the Company Disclosure Schedule, as of the Closing Date, no options, warrants, convertible securities or rights or contracts will be exercisable or exchangeable for, convertible into, or otherwise give its holder any right to acquire shares of capital stock of the Company.

     SECTION 2.03. Subsidiaries. The Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's subsidiaries, all of which are, directly or indirectly, wholly-owned by the Company. All references herein to the Company, unless the context indicates otherwise, shall be deemed to mean the Company and its subsidiaries. The Company Disclosure Schedule also contains the jurisdiction of incorporation of each of the subsidiaries, each jurisdiction in which such subsidiary is qualified to do business and the number of shares of such subsidiary outstanding. The outstanding shares of such subsidiaries have been duly and validly authorized and issued, are fully paid and nonassessable and were issued in conformity with applicable laws, and the outstanding shares owned by the Company are owned free and clear of any encumbrances. There are no subscriptions, options, warrants, calls, commitments or other rights of any kind outstanding for the purchase of, nor any securities convertible or exchangeable for, any securities of any of the subsidiaries. Each of the subsidiaries is a corporation duly organized, validly existing and in good standing under the jurisdiction of its incorporation, with corporate power to own its properties and conduct its business as now being conducted and is duly qualified and in good standing to transact business in each jurisdiction (listed on the Company Disclosure Schedule) where, by virtue of its business carried on or properties owned, it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect on the business or financial condition of the Company.

     SECTION 2.04. Authorization. The Company has all requisite power and authority, and has taken all corporate action necessary (other than with respect to the approval and adoption of this Agreement by the stockholders of the Company in accordance with applicable state law and the Company's Articles of Incorporation and By-Laws), to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly approved by a committee of disinterested directors as required by Section 302A.673 of the MBCA and the Board of Directors of the Company. No other proceedings, corporate or otherwise, on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby (other than with respect to the approval and adoption of this Agreement by the stockholders of the Company in accordance with applicable state law and the Company's Articles of Incorporation and By-Laws). This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 2.05. Commission Filings. The Company has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Securities and Exchange Commission (the "Commission") under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings filed by the Company, together with any amendments thereto, are referred to in this Agreement as the "Company Commission Filings." As of the respective times such documents were filed or, as applicable, became effective, the Company Commission Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 2.06. No Conflict or Violation. To the best of the Company's knowledge, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in (a) a violation of or a conflict with any provision of the Articles of Incorporation or By-Laws of the Company, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, encumbrance, commitment, license, franchise, permit, authorization or concession to which the Company is a party or by which the Company's assets are bound, which breach or default would have a Material Adverse Effect on the business or financial condition of the Company or its ability to consummate the transactions contemplated hereby, (c) a violation by the Company of any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, which violation would have a Material Adverse Effect on the business or financial condition of the Company or its ability to consummate the transactions contemplated hereby, or (d) an imposition of any material encumbrance, restriction or charge on the business of the Company or on any of the Company's assets.

     SECTION 2.07. Compliance with Law. To the best of the Company's knowledge, the Company and the conduct of its business have not violated and are in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including without limitation Environmental Laws (as defined in Section 2.26 hereof), relating to the business or operations of the Company, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect on the business or financial condition of the Company. To the best of the Company's knowledge, the Company and the conduct of its business are in conformity with all energy, public utility, zoning, building and health codes, regulations and ordinances, OSHA and Environmental Laws and all other foreign, federal, state, and local governmental and regulatory requirements, except where any nonconformity would not have a Material Adverse Effect on the business or financial condition of the Company. The Company has received no notice to the effect that, or otherwise been advised that, the Company is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and the Company has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing which failure or violation could, in any one case or in the aggregate, have a Material Adverse Effect on the business or financial condition of the Company.

     SECTION 2.08. Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than (a) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or early termination of the applicable waiting period thereunder, (b) in connection with or in compliance with the provisions of the Securities Act and the Exchange Act, (c) compliance with the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD"), (d) compliance with the securities laws of various states and (e) any other filings and approvals expressly contemplated by this Agreement.

     SECTION 2.09. Absence of Certain Changes or Events. Except as set forth on the Company Disclosure Schedule or as disclosed in the Company Commission Filings, since the most recent financial statements dated September 13, 1996 included in the Company Commission Filings, there has not been any:

     (a) material change in the Company's condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects, except for changes contemplated hereby or changes which have not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by the Company to any of its officers, employees or agents (collectively, "Personnel") whose total compensation for services rendered to the Company is currently at an annual rate of more than $30,000, (ii) any bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any Personnel except pursuant to the existing plans and arrangements described in the Company Disclosure Schedule or (iv) any new employment agreement to which the Company is a party;

     (c) addition to or modification of the employee benefit plans, arrangements or practices described in the Company Disclosure Schedule affecting Personnel other than contributions made for 1996 in accordance with the normal practices of the Company;

     (d) sale, assignment or transfer of any of the assets of the Company, material singly or in the aggregate, other than in the ordinary course;

     (e) cancellation of any indebtedness or waiver of any rights of substantial value to the Company, whether or not in the ordinary course of business;

     (f) material amendment, cancellation or termination of any contract, license or other instrument material to the Company;

     (g) capital expenditure or the execution of any lease or any incurring of liability therefor by the Company, involving payments in excess of $50,000 in the aggregate;

     (h) failure to repay any material obligation of the Company, except in the ordinary course of business or where such failure would not have a Material Adverse Effect on the business or financial condition of the Company;

     (i) failure to operate the business of the Company in the ordinary course so as to use reasonable efforts to preserve the business intact, to keep available to Parent the services of the Personnel, and to preserve for Parent the goodwill of the Company's suppliers, customers and others having business relations with it except where such failure would not have a Material Adverse Effect on the business or financial condition of the Company;

     (j) change in accounting methods or practices by the Company affecting its assets, liabilities or business;

     (k) revaluation by the Company of any of its assets, including without limitation, writing off notes or accounts receivable;

     (l) damage, destruction or loss (whether or not covered by insurance) which damage, destruction or loss has a Material Adverse Effect on the properties, business or prospects of the Company;

     (m) mortgage, pledge or other encumbrance of any assets of the Company, material singly or in the aggregate, except purchase money mortgages arising in the ordinary course of business;

     (n) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's equity securities;

     (o) issuance by the Company of, or commitment of the Company to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

     (p) indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company;

     (q) liabilities involving $50,000 or more except in the ordinary course of business and consistent with past practice, or increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

     (r) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company's most recent balance sheet heretofore delivered to Parent or incurred in the ordinary course of business and consistent with past practice since the date of such balance sheet and (ii) of other liabilities involving $50,000 or less in the aggregate;

     (s) agreement by the Company to do any of the foregoing; or

     (t) other event or condition of any character which in any one case or in the aggregate will have a Material Adverse Effect, or any event or condition known to the Company (other than matters of general public knowledge relating to general economic conditions or the Company's industry as a whole) which it is reasonable to expect will, in any one case or in the aggregate, will have a Material Adverse Effect in the future, the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of the Company.

     SECTION 2.10. Title to Assets, Etc. The Company has good and marketable title to the assets (the "Assets") reflected on its audited balance sheet disclosed in the Company Commission Filings, or acquired thereafter (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet) which includes each asset the absence or unavailability of which would have a Material Adverse Effect, subject only to (a) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent,
(b) with respect to personal property, the rights of customers of the Company with respect to inventory or work progress under orders or contracts entered into by the Company in the ordinary course of business, (c) Liens reflected on the Company's audited financial statements disclosed in the Company Commission Filings, (d) Liens for taxes not yet delinquent and (e) defects in title that would not have a Material Adverse Effect. The term "Lien" as used in this Agreement means any mortgage, pledge, security interest, encumbrance, lien, claim or change of any kind. The Company has in all material respects performed all the obligations required to be performed by it with respect to all Assets leased by it through the date hereof, except where the failure to perform would not have a Material Adverse Effect on the business or financial condition of the Company. To the best of the Company's knowledge, the Company enjoys peaceful and undisturbed possession of all offices, manufacturing facilities, stores, warehouses, improvements, administrative buildings and real property and related facilities owned, leased or operated by the Company, if any, (collectively, "Facilities"), and to the best of the Company's knowledge such Facilities are not subject to any encumbrances, encroachments, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company. There are no pending or, to the best of the Company's knowledge, threatened condemnation proceedings relating to any of the Company's Facilities. The real property improvements (including leasehold improvements), equipment and other tangible assets owned or used by the Company at its Facilities are insured and to the best of the Company's knowledge are structurally sound with no known material defects. To the best of the Company's knowledge, none of said improvements, equipment and other assets is subject to any commitment or other arrangement for their sale or use by any affiliate of the Company or third parties. The Company has not depreciated any of the Assets in any other manner inconsistent with applicable Internal Revenue Service guidelines, if any.

     SECTION 2.11. Condition of Tangible Assets. To the best of the Company's knowledge, the Company's Facilities and fixtures and equipment are in good operating condition and repair (except for ordinary wear and tear and any defect the cost of repairing which would not be material), are sufficient for the operation of the Company's business as presently conducted and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety or standards, occupational safety and health laws and regulations) relating thereto currently in effect, except where the failure to conform would not have a Material Adverse Effect on the business or financial condition of the Company.

     SECTION 2.12. Contracts and Commitments. Except as set forth on the Company Disclosure Schedule, the Company is not a party to any written or oral:

     (a) commitment, contract, note, loan, evidence of indebtedness, purchase order or letter of credit involving any obligation or liability on the part of the Company of more than $100,000 and not cancelable (without liability) within thirty days;

     (b) lease of real property (the Company Disclosure Schedule indicates with respect to each lease listed on the Company Disclosure Schedule the term, annual rent, renewal options and number of square feet leased);

     (c) lease of personal property involving any annual expense in excess of $100,000 and not cancelable (without liability) within thirty days (the Company Disclosure Schedule indicates with respect to each lease listed on the Company Disclosure Schedule a general description of the leased items, term, annual rent and renewal options);

     (d) contracts and commitments not otherwise described above or listed on the Company Disclosure Schedule (including purchase orders, franchise agreements and undertakings or commitments to any governmental or regulatory authority) relating to the business of the Company and otherwise materially affecting the Company's business under contracts not in the ordinary course of business;

     (e) material governmental or regulatory licenses or permits required to conduct the business of the Company as presently conducted;

     (f) contracts or agreements containing covenants limiting the freedom of the Company to engage in any line of business or compete with any person; or

     (g) employment contracts, including without limitation, contracts to employ executive officers and other contracts with officers or directors of the Company.

     The Company is not (and, to the best knowledge of the Company, no other party is) in material breach or violation of, or default under any of the contracts or other instruments, obligations, evidences of indebtedness or commitments described in (a)-(g) above, the breach or violation of which would have a Material Adverse Effect on the business or financial condition of the Company.

     SECTION 2.13. Suppliers. The Company Disclosure Schedule contains a complete and accurate list of the twenty-five largest suppliers of the Company in terms of purchases during the Company's last fiscal year, showing the approximate total purchases by the Company from each such supplier during such fiscal year. There has been no material adverse change in the business relationship of the Company with any supplier named on the Company Disclosure Schedule which has a Material Adverse Effect on the Company.

     SECTION 2.14. Financial Statements. The Company has heretofore delivered to Parent the Company's audited financial statements for the fiscal year ended February 3, 1996. Such financial statements and all subsequent interim financial statements provided by the Company to Parent (a) will be in accordance with the books and records of the Company, (b) will have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) will fairly and accurately present the results of operations for the periods then ended subject only to the Company's normal year-end adjustments with respect to any interim financial statements.

     SECTION 2.15. Litigation. Except as set forth on the Company Disclosure Schedule, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending or, to the best of the Company's knowledge, threatened or anticipated against, related to or affecting the Company, any officers or directors of the Company as such, or any stockholder of the Company in such stockholder's capacity as a stockholder of the Company, (a) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (b) that involve the risk of criminal liability, or (c) in which the Company is a plaintiff, including any derivative suits brought by or on behalf of the Company. The Company is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company.

     SECTION 2.16. Labor Matters. The Company is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. In the last five years, the Company has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company. There is no labor strike or labor disturbance pending or, to the best of the Company's knowledge, threatened against the Company nor is any grievance currently being asserted, and in the past five years the Company has not experienced a work stoppage or other labor difficulty. To the best of the Company's knowledge, the Company is in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other domestic or foreign governmental agency arising out of the Company's activities, and to the best of the Company's knowledge, there are no facts or information which would give rise thereto.

     SECTION 2.17. Liabilities. To the best of the Company's knowledge, the Company has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (a) liabilities which are reflected and reserved against on the Company's most recent balance sheet heretofore delivered to Parent, (b) liabilities incurred in the ordinary course of business and consistent with past practice since the date of such balance sheet, and (c) liabilities arising under contracts, letters of credit, purchase orders, licenses, permits, purchase agreements and other agreements, business arrangements and commitments described in the Company Disclosure Schedule or which are of the type described in Section
2.12 but which because of the dollar amount or other qualifications are not required to be listed on the Company Disclosure Schedule.

     SECTION 2.18. Transactions with Certain Persons. Except as set forth on the Company Disclosure Schedule, no officer, director or employee of the Company nor any member of any such person's immediate family is presently, or within the past five years has been, a party to any transaction with the Company relating to the Company's business, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of the Company) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a stockholder, officer, director, trustee or partner.

     SECTION 2.19. Severance Arrangements. The Company has not entered into any severance or similar arrangement in respect of any present or former Personnel that will result in any obligation (absolute or contingent) of Parent or the Company to make any payment to any present or former Personnel following termination of employment, except as set forth on the Company Disclosure Schedule.

     SECTION 2.20. Insurance. The Company has maintained policies of fire, liability, title, worker's compensation, product liability on its business, property or Personnel. Such insurance provides, and during such period provided, coverage to the extent and in the manner required by law and by any and all contracts to which the Company is a party. The Company is not in default under any of such policies or binders, and the Company has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. No insurer has advised the Company that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder. There are no outstanding unresolved claims under any such policies or binders. To the best of the Company's knowledge, all policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

     SECTION 2.21. Payments. To the best of the Company's knowledge, the Company has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Company and which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction; and the Company has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

     SECTION 2.22. No Other Agreements to Sell the Assets or the Company. To the best of the Company's knowledge, neither the Company nor any of its officers, directors or affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Parent to sell, assign, transfer or effect a sale of any of the Company's assets (other than inventory in the ordinary course of business), to consummate an Alternative Transaction, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

     SECTION 2.23.  Proprietary Rights.

     (a) Proprietary Rights. The Company Disclosure Schedule lists all of the Company's federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of the Company's patents and copyrights and all pending applications therefor, in which the Company has any interest whatsoever, whether or not registered and that are used by or on behalf of the Company in connection with its business (collectively, "Proprietary Rights"). The Company has no patents, or pending patents. The Proprietary Rights listed on the Company Disclosure Schedule are all those used by the Company in connection with its business.

     (b) Royalties and Licenses. To the best of the Company's knowledge, no person has a right to receive a royalty or similar payment in respect of any Proprietary Rights whether or not pursuant to any contractual arrangements entered into by the Company. The Company has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights.

     (c) Ownership and Protection of Proprietary Rights. To the best of the Company's knowledge, the Company owns and has the sole right to use each of the Proprietary Rights. Except as set forth on the Company Disclosure Schedule and except for applications pending, all of the trademarks listed on the Company Disclosure Schedule have been duly issued and except as set forth on the Company Disclosure Schedule, all of the other Proprietary Rights exist, are registered and are subsisting. To the best of the Company's knowledge, none of the Proprietary Rights is involved in any pending or threatened litigation. The Company has received no notice of invalidity or infringement of any rights of others with respect to such trademarks. The Company has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other firm, corporation, association or person. To the best of the Company's knowledge, no other firm, corporation, association or person (i) has the right to use any such trademarks on the goods on which they are now being used in the Company's market area either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such firm, corporation, association or person, to cause confusion with the trademarks or to cause a mistake or to deceive, (ii) has notified the Company that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) is infringing upon any such Proprietary Rights in any way. To the best of the Company's knowledge, the Company's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceedings have been instituted against or notices received by the Company that are presently outstanding alleging that the Company's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. To the best of the Company's knowledge, all of the Proprietary Rights are valid and enforceable rights of the Company in the Company's market area and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

     SECTION 2.24.  Benefit Plans.

     (a) With respect to each employee benefit plan ("Benefit Plan"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of its subsidiaries covering any employee of the Company or any of its subsidiaries, the Company has made available to Parent, where applicable, a true, correct and complete copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (ii) such Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan, and (iv) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA. Set forth on the Company Disclosure
Schedule is a list of each such Benefit Plan.

     (b) With respect to all Benefit Plans maintained or contributed to by the Company or any of its subsidiaries, individually and in the aggregate, there exists no material condition or set of circumstances in connection with which the Company or any of its subsidiaries would be subject to any material liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

     (c) Except as set forth on the Company Disclosure Schedule, with respect to all Benefit Plans maintained by the Company or any of its subsidiaries, individually and in the aggregate, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded obligations which have not been accounted for by reserves.

     (d) All Benefit Plans maintained by the Company or any of its subsidiaries have been operated in compliance in all material respects with the applicable provisions of ERISA and the Code and all reports and returns required to be filed thereunder have been duly and timely filed. To the best of the Company's knowledge, no prohibited transactions within the meaning of Title I of ERISA or
Section 4975(c)(1) of the Code have occurred with respect to said plans. Except as set forth on the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party or has contributed to any Multiemployer Plan as defined in Section 3(37) of ERISA. Each of the Company and its subsidiaries has complied in all material respects with the continuation of coverage and notification requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 and former Section 162(k) and Section 4980B of the Code and Sections 601 through 608 of ERISA.

     SECTION 2.25.  Tax Matters.

     (a) Filing of Tax Returns. The Company (and any affiliated group of which the Company is now or has been a member) has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. To the best of the Company's knowledge, the returns and other information filed are complete and accurate in all material respects. Neither the Company, nor any group of which the Company is now or was a member, has requested any extension of time within which to file returns (including without limitation information returns) in respect of any taxes, which returns have not been filed. The Company has delivered to Parent complete and accurate copies of the Company's federal, state and local tax returns for the past three years.

     (b) Payment of Taxes. To the best of the Company's knowledge, all taxes in respect of periods beginning before the Closing Date have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth on the Company Disclosure Schedule or the Company's financial statements heretofore delivered to Parent, and the Company does not have any material liability for taxes in excess of the amounts so paid or reserves so established.

     (c) Audits, Investigations or Claims. To the best of the Company's knowledge, except as set forth on the Company Disclosure Schedule, the consolidated federal income tax returns of the Company have not been examined by the Internal Revenue Service for all periods to and including those set forth on the Company Disclosure Schedule, and except to the extent shown therein, no material deficiencies for taxes, have been claimed, proposed or assessed by any taxing or other governmental authority against the Company. To the best of the Company's knowledge, except as set forth on the Company Disclosure Schedule, there are no pending or threatened audits, investigations or claims for or relating to any material additional liability in respect of taxes, and there are no matters under discussion with any governmental authorities with respect to taxes that in the reasonable judgment of the Company, or its attorneys or accountants, is likely to result in a material additional liability for taxes. Audits of federal, state, and local returns for taxes by the relevant taxing authorities have been completed for each period set forth on the Company Disclosure Schedule and, except as set forth on the Company Disclosure Schedule, the Company has not been notified that any taxing authority intends to audit a return for any period. Except as set forth on the Company Disclosure Schedule, to the best of the Company's knowledge, no extension of a statute of limitations relating to taxes is in effect with respect to the Company.

     (d) Lien. To the best of the Company's knowledge, there are no liens for taxes (other than for current taxes not yet due and payable) on the Company's assets.

     (e) Foreign Person. The Company is not a person other than a United States person within the meaning of the Code.

     SECTION 2.26.  Compliance With Environmental Laws.

     (a) Environmental Matters. To the best of the Company's knowledge, without inquiry, and except for actions which have not and will not have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Subsidiary has taken any action or failed to take any action with respect to their respective businesses, assets or the real property presently or formerly used in connection therewith that might result in (i) actual or threatened violation of or noncompliance with any Environmental Law or Regulation, or (ii) actual or threatened personal injury or property damage or contamination of any kind. The Company has delivered to Parent true and complete copies of all reports, studies or tests in the possession of or initiated by the Company that pertain to Hazardous Substances or other environmental concerns regarding the Company's or any Subsidiary's business, assets or any real property used in connection therewith. To the best of the Company's knowledge, without inquiry with respect to the real property presently or formerly used in connection with the Company or any Subsidiary's business and assets, (i) no above-ground or underground storage tanks for Hazardous Substances are or were present on such real property or any improvements or structures thereon, (ii) such real property is not listed on the federal CERCLIS or on any local, state or federal list of hazardous waste sites, (iii) no Lien in favor or any governmental authority in respect to a release or threatened release of any Hazardous Substance has been filed or attached to such real property, (iv) no Hazardous Substances have been generated or are being used or stored on such real property except in compliance with applicable Environmental Laws or Regulations, subject to instances of noncompliance which have not and will not have, individually or in the aggregate, a Material Adverse Effect, (v) neither the Company, any Subsidiary nor any other person has caused or is causing any releases or threatened releases of Hazardous Substances near, on, to, from or under such real property, and (vi) any Hazardous Substances that have been generated by the Company or any Subsidiary on any of such real property have been transported offsite and have been treated or disposed of in compliance with applicable Environmental Laws and Regulations. For purposes of this Section "Environmental Laws or Regulations" means and includes any one or more of the following: the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. sec. 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. sec. 6921 et seq.; the Clean Water Act, 33 U.S.C. sec. 1321 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; any other federal, state, county, municipal, local or other statute, law, ordinance or regulation that relates to or deals with Hazardous Substances, or the environment or human health associated with the environment; and all regulations promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations, or ordinances. For purposes of this Section, "Hazardous Substance" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or other substance that is dangerous, toxic, or hazardous or, that is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any Environmental Laws or Regulations.

     SECTION 2.27. No Brokers. Except as set forth on the Company Disclosure Schedule, neither the Company nor any of its officers, directors, employees, stockholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of

Parent or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     SECTION 2.28. Pooling Matters. Neither the Company nor any of its affiliates has, to the Company's knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that to the Company's knowledge could reasonably be expected to affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. The failure of this representation to be true and correct, shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by the Company for the purposes of Section 8.01(h).

     SECTION 2.29. Material Misstatements Or Omissions. No representations or warranties by the Company in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Parent pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Company Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the material statements or facts contained therein not misleading.

     SECTION 2.30. Definition of Company Knowledge. As used in this Agreement, the phrase "to the knowledge of the Company" or "to the best of knowledge of the Company" or "to the best of the Company's knowledge" (or words of similar import) means the knowledge or the best knowledge of those individuals identified in the Company Disclosure Schedule, and includes any fact, matter or circumstances which any of such individuals, as an ordinary and prudent business person employed in the same capacity in the same type and size of business as the Company, should have known.

                                  ARTICLE III.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule previously delivered (or, to the extent set forth below, to be delivered) by Parent to the Company (the "Parent Disclosure Schedule"):

     SECTION 3.01. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Minnesota, respectively. Each of Parent and Merger Sub is duly qualified to do business as a corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the business or financial condition of Parent. Copies of the Certificate of Incorporation and Bylaws of Parent and Articles of Incorporation and Bylaws of Merger Sub as delivered to the Company are accurate and complete as of the date hereof.

     SECTION 3.02. Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, of which 16,318,878 are issued and outstanding as of the date hereof, and 2,000,000 shares of preferred stock, $.0001 par value, of which no shares are issued and outstanding as of the date hereof. Except as set forth on the Parent Disclosure Schedule, there are no outstanding contracts, options, warrants, convertible securities, or other rights to subscribe for, to purchase, or contracts or other obligations to issue or grant any rights to acquire, any equity securities of Parent or any of its subsidiaries, or to restructure or recapitalize Parent or any of its subsidiaries. Except as set forth on the Parent Disclosure Schedule, there are no outstanding contracts of Parent or any subsidiary of Parent to repurchase, redeem or otherwise acquire any equity securities of Parent or any such subsidiary. All outstanding equity securities of Parent and each subsidiary are duly authorized, validly issued, fully paid and nonassessable and were issued in conformity with applicable laws. Except as set forth on the Parent Disclosure Schedule, as of the Closing Date, no options, warrants, convertible securities or rights or contracts will be exercisable or exchangeable for, convertible into, or otherwise give its holder any right to acquire shares of capital stock of Parent.

     SECTION 3.03. Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by them of the transactions contemplated hereby have been duly approved by the Boards of Directors of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms.

     SECTION 3.04. No Conflict or Violation. To the best of Parent's and Merger Sub's knowledge, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the provisions hereof, will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation and Bylaws of Merger Sub, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, encumbrance, commitment, license, franchise, permit, authorization or concession to which Parent or Merger Sub is a party or by which its assets are bound, which breach or default would have a Material Adverse Effect on the business or financial condition of Parent or its ability to consummate the transactions contemplated hereby, (c) a violation by Parent or Merger Sub of any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, which violation would have a Material Adverse Effect on the business or financial condition of Parent or its ability to consummate the transactions contemplated hereby, or (d) an imposition of any material encumbrance, restriction or charge on the business of Parent or Merger Sub or on any of its assets.

     SECTION 3.05. Compliance with Law. Each of Parent and Merger Sub and the conduct of their respective businesses have not violated and are in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including without limitation Environmental Laws, relating to the business or operations of Parent or Merger Sub, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect on the business or financial condition of Parent. Each of Parent and Merger Sub and the conduct of their respective businesses are in conformity with all energy, public utility, zoning, building and health codes, regulations and ordinances, OSHA and Environmental Laws and all other foreign, federal, state, and local governmental and regulatory requirements, except where any nonconformity would not have a Material Adverse Effect on the business or financial condition of Parent. Neither Parent nor Merger Sub has received any notice to the effect that, or otherwise been advised that, Parent or Merger Sub is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and neither Parent nor Merger Sub has any reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing which failure or violation could, in any one case or in the aggregate, have a Material Adverse Effect on the business or financial condition of Parent.

     SECTION 3.06. Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than (a) the filing of a pre-merger notification and report form under the HSR Act, and the expiration or early termination of the applicable waiting period thereunder, (b) in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the DGCL, the MBCA, the Bylaws of the NASD and the "blue sky" laws of various states, and (c) any other filings and approvals expressly contemplated by this Agreement.

     SECTION 3.07. Litigation. Except as set forth on the Parent Disclosure Schedule, there are no Actions pending or, to the best of Parent's and Merger Sub's knowledge, threatened or anticipated against, related to or affecting Parent or Merger Sub, any officers or directors of Parent or Merger Sub as such, or any stockholder of Parent or Merger Sub in such stockholder's capacity as a stockholder of Parent or Merger Sub, (a) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (b) that involve the risk of criminal liability, or (c) in which Parent or Merger Sub is a plaintiff, including any derivative suits brought by or on behalf of Parent or Merger Sub. Neither Parent nor Merger Sub is in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Parent or Merger Sub.

     SECTION 3.08. Labor Matters. Neither Parent nor Merger Sub is a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. In the last five years, neither Parent nor Merger Sub has experienced any attempt by organized labor or its representatives to make Parent or Merger Sub conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Parent or Merger Sub. There is no labor strike or labor disturbance pending or, to the best of Parent's and Merger Sub's knowledge, threatened against Parent or Merger Sub nor is any grievance currently being asserted, and in the past five years neither Parent nor Merger Sub has experienced a work stoppage or other labor difficulty. To the best of Parent's and Merger Sub's knowledge, each of Parent and Merger Sub is in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against Parent or Merger Sub pending before the National Labor Relations Board or any other domestic or foreign governmental agency arising out of the activities or Parent or Merger Sub, and to the best of Parent's and Merger Sub's knowledge, there are no facts or information which would give rise thereto.

     SECTION 3.09. Payments. Neither Parent nor Merger Sub has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of Parent or Merger Sub and which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction; and neither Parent nor Merger Sub has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

     SECTION 3.10. No Brokers. Neither Parent, Merger Sub nor any of their respective officers, directors, employees, stockholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     SECTION 3.11.  Ownership of Merger Sub; No Prior Activities.

     (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

     (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreement or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     (c) All of the outstanding shares of capital stock of the Merger Sub have been validly issued and fully paid and nonassessable owned solely by Parent.

     SECTION 3.12. Parent Common Stock. At the Effective Time, the Parent Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable and will be issued in conformity with applicable laws free and clear of all liens, encumbrances and claims except those created by the holders thereof. No preemptive rights or similar rights of any security holders of the Parent exist with respect to the issuance of the Parent Common Stock. The certificates evidencing the Parent Common Stock will comply as to form with all applicable provisions of the laws of the state of Delaware.

     SECTION 3.13. Commission Filings. The Parent has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Securities and Exchange Commission (the "Commission") under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings filed by Parent, together with any amendments thereto, are referred to in this Agreement as the "Parent Commission Filings." As of the respective times such documents were filed or, as applicable, became effective, the Parent Commission Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.14. Transaction with Certain Persons. Except as set forth on the Parent's Disclosure Schedule, or in the Parent Commission Filings, no officer, director or employee of the Company nor any member of any such person's immediate family is presently, or within the past three years has been, a party to any transaction with the Parent or its Subsidiaries relating to the Company's business, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property for, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of the Parent) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a stockholder, officer, director, trustee or partner.

     SECTION 3.15. Tax Matters. Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                                  ARTICLE IV.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     From the date hereof through the Effective Time or the earlier termination of this Agreement, the parties hereto each covenant as follows:

     SECTION 4.01.  No Solicitation.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, and shall cause each of their respective stockholders or representatives (including without limitation investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Parent and its representatives, concerning any sale of any shares of capital stock of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). Neither the Company nor any of its subsidiaries shall, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act) or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the Company or any of its subsidiaries for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction; provided, however, that nothing contained in this Section 4.01 shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction or to acquire a substantial portion of the assets of the Company if, and only to the extent that, (A) the Board of Directors of the Company determines, which determination is supported by a written legal opinion from counsel for the Company reasonably acceptable to Parent in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the shareholders of the Company under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (1) provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, (2) receives from such person or entity an executed agreement to the effect that such person or entity will not disclose any confidential information of the Company and (3) subject to the terms of any confidentiality agreement to which the Company is a part on the date hereof, keeps Parent informed of the status (but not the terms) of any such discussions or negotiations, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation to the Company shareholders following the making of a proposal that constitutes, or may reasonably be expected to lead to, a Proposed Acquisition Transaction if the Board of Directors of the Company determines, which determination is supported by a written legal opinion from counsel for the Company reasonably acceptable to Parent, in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the shareholders of the Company under applicable law. The Company hereby represents that it is not now engaged in discussions or negotiations with any party other than Parent with respect to any of the foregoing.

     (b) The Company will promptly notify Parent if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify Parent of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

     SECTION 4.02. Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any material failure of the Company or any of its affiliates, or of any of their respective representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

     SECTION 4.03. Access to Information and Facilities. The Company shall, and shall cause its respective officers, directors, employees and agents to, afford the representatives of Parent and its affiliates reasonable access during normal business hours upon prior notice and appointment to the officers, employees, agents, attorneys, accountants, properties, books and records and contracts of the Company, and shall furnish Parent and its representatives all operating and other data and information as Parent or its affiliates, through their respective representatives, may reasonably request. The Company shall also grant access to Parent and its representatives to the Company's Facilities for the purpose of undertaking minor construction and wiring necessary to convert the Facilities to stores operated by Parent no earlier than two business days prior to Closing. Parent shall afford Dain Bosworth Incorporated ("DBI") such information as shall be reasonably and customarily requested by DBI in order to render its fairness opinion to the Company as required by Section 6.12 of this Agreement.

     SECTION 4.04. Conduct of Business of the Company Pending the Merger. The Company shall, except as contemplated by this Agreement, or as consented to by Parent in writing which consent will not be unreasonably withheld, operate its business in the ordinary course of such business and substantially in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Merger. Without limiting the generality of the foregoing, Parent shall be able to reasonably approve in advance any pricing or advertising of the Company, including instore signage and promotional materials, and the Company shall not, except as specifically contemplated by this Agreement and as disclosed in the Company Disclosure
Schedule:

     (a) amend its charter or By-Laws;

     (b) issue, grant sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, its capital stock;

     (c) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property;

     (d) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock;

     (e) split, combine or reclassify its outstanding shares of capital stock;

     (f) enter into, extend, materially modify, terminate or renew any contract, except in the ordinary course of the Company's business;

     (g) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of its assets, or any interests therein, except in the ordinary course of the Company's business and, without limiting the generality of the foregoing, the Company will produce, maintain and sell inventory consistent with the Company's past practices;

     (h) incur any obligations or liability for long-term interest bearing indebtedness or, except in the ordinary course of the Company's business, incur any other obligation or liability with respect to such business;

     (i) take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of the Company in effect on the date hereof that are described in the Company Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit;

     (j) make any change in its key management structure with respect to its business, including without limitation the hiring of additional officers or the termination of existing officers other than for cause;

     (k) except in the ordinary course of the Company's business, adopt, enter into or amend any Benefit Plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee;

     (l) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

     (m) willingly allow or permit to be done, any act by which any of its insurance policies may be suspended, impaired or canceled;

     (n) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any liabilities, in the ordinary course of the Company's business;

     (o) subject to the Company's past practices, fail to maintain its assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with the Company's past practice inoperable, worn-out or obsolete or destroyed assets;

     (p) fail to comply in any material respect with all applicable laws;

     (q) intentionally do any other act which would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect; or

     (r) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

     SECTION 4.05. Conduct of Business of Parent Pending the Merger. Except as provided in this Agreement, neither Parent nor Merger Sub shall, without the Company's prior written consent, which consent shall not be unreasonably withheld, (a) declare, set aside or pay any cash dividend in respect of any of its capital stock; (b) amend its Certificate of Incorporation or By-Laws in any manner which would adversely affect the Company; or (c) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement contemplating any of the foregoing.

                                   ARTICLE V.

                             ADDITIONAL AGREEMENTS

     SECTION 5.01.  Proxy Statement/Prospectus; Registration Statement.

     (a) Proxy Statement/Prospectus; Registration Statement. As soon as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the Commission a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate (the "Form S-4") which shall constitute the Proxy Statement/Prospectus and the Registration Statement of Parent relating to the adoption of this Agreement and approval of the transactions contemplated by the stockholders of the Company and with respect to the registration of the Parent Common Stock to be issued in connection with the Merger. The Company and Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger, subject to the last sentence of Section 5.02 hereof.

     (b) Information Supplied by the Company. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders and at the time of the meeting of the Company's shareholders held to vote on approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

     (c) Information Supplied by Parent. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders and at the time of the meeting of the Company's shareholders and at the time of the meeting of the Company's shareholders held to vote on approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

     SECTION 5.02. Stockholders Meeting. The Company shall call and hold a stockholders meeting for the purpose of voting on the approval of the Merger as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, the Company shall solicit from its stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby, and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approval.

     SECTION 5.03. Agreements with Respect to Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter") identifying all persons who are, at the time of the Company's stockholders meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"). The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment, in a form mutually agreeable to the Company and Parent. The Affiliate Agreement shall include, among other things, a representation to the effect that any stock option agreements providing for the immediate vesting of options upon a change in control were entered into in the ordinary course of business and not in contemplation of the Merger.

     SECTION 5.04.  Further Action/Tax Treatment.

     (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as soon as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Parent and the Company agree that the transaction as set forth in this agreement qualifies as a tax-free reorganization under Section 368 of the Code and that each of Parent and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

     (b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, lease, license, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way materially adversely affects the rights of Parent thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Parent would not receive all such rights, the Company will cooperate with Parent, in all reasonable respects, to provide to Parent the benefits under any such contract, lease, license, sales order, purchase order, claim or right including without limitation enforcement for the benefit of Parent of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

     SECTION 5.05. Listing of Parent Shares. Parent shall use all reasonable efforts to cause the Parent Shares to be issued in the Merger to be listed, upon official notice of issuance, on The Nasdaq National Market.

     SECTION 5.06. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Effective Time.

     SECTION 5.07. Pooling Accounting Treatment. Each of Parent and the Company agrees not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of Parent to treat the Merger as a pooling of interests.

     SECTION 5.08.  Directors' and Officers' Indemnification.

     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to keep in effect the provisions in its Bylaws with respect to exculpation of director and officer liability and indemnification set forth in the Bylaws of the Company in effect on the date of this Agreement to the fullest extent permitted under the MBCA, which provisions shall not be amended, repealed or otherwise modified except as required by applicable law or except to make changes permitted by law that would enlarge the exculpation or rights of indemnification thereunder; provided, however, nothing under this Section 5.08 or in Section 5.09 below shall prevent the Surviving Corporation from merging into Parent subsequent to the Merger so long as following such merger the exculpation of director and officer liability and indemnification provided the former directors and officers of the Company shall be the same standards of exculpation of director and officer liability and indemnification as that applying to the directors and officers of the Parent.

     (b) From and after the Effective Time, Parent hereby agrees to guarantee and to cause the Surviving Corporation to perform all of its obligations under the Bylaws of the Company and under the MBCA with respect to indemnification.

     (c) From and after the Effective Time, Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorneys' fees and to the extent permitted by applicable law, Parent shall advance expenses incurred by any person required to enforce the indemnity and other obligations of the Surviving Corporation and the Company prior to the Merger under this
Section 5.08 if such person is entitled to reimbursements or advancements under the Bylaws, the MBCA or any indemnification agreement.

     (d) The rights under this Section 5.08 shall be in addition to any other rights under Minnesota law or otherwise. This Section 5.08 shall survive the consummation of the Merger.

     SECTION 5.09. Continuation of Indemnification. On or prior to Closing, the Parent will purchase tail coverage at a cost not to exceed $75,000 under the Company's existing directors and officers liability insurance policy affording coverage for a period of thirty-six (36) months to the Company's directors and officer for periods prior to Closing. From and after Closing, the Parent and the Surviving Corporation will indemnify (and, to the extent permitted by Minnesota Statutes, advance expenses to) the officers and directors of the Company who served in such capacity prior to the Effective Time for any and all claims related to matters occurring prior to the Effective Time to the same extent that such persons are entitled to indemnity and under Minnesota law and the Company's Articles of Incorporation and Bylaws in effect immediately prior to the Effective Time.

     SECTION 5.10. Expectation Date. The Company, Parent and Merger Sub agree to extend their best reasonable efforts to complete the transactions described in this Agreement by January 2, 1997 (the "Expectation Date").

     In the event that the merger has not closed prior to or on the Expectation Date and the Company shall have received the necessary approval of its shareholders and all required approvals under the HSR Act on or before December 20, 1996, then no later than May 2, 1997 the Parent will publish stub period financial statements (reflecting a 30-day period of combined operations) sufficient to terminate the lock-up of the Company's affiliates required to qualify the Merger for pooling treatment.

                                  ARTICLE VI.

                    CONDITIONS TO THE COMPANY'S OBLIGATIONS

     The obligations of the Company to consummate the transactions provided for hereby are subject, in the discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by them:

     SECTION 6.01. Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy
Statement/Prospectus shall have been initiated or threatened by the Commission.

     SECTION 6.02. Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

     SECTION 6.03. Listing. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on The Nasdaq National Market upon official notice of issuance.

     SECTION 6.04. HSR Act. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     SECTION 6.05. Representations, Warranties and Covenants. All representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, except for such circumstances which, taken as a whole, would not have a Material Adverse Effect on Parent or Merger Sub and except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Parent and Merger Sub shall have performed and satisfied all material agreements and covenants required hereby to be performed by them on or prior to the Closing Date.

     SECTION 6.06. Consents. All permits and waivers necessary to the consummation of the transactions contemplated hereby, including all required third party consents (to the extent not waived) shall have been obtained.

     SECTION 6.07. No Proceedings, Litigation or Laws. No action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to (a) materially affect the right or ability of Parent to operate the Company's business after the Merger, or (b) materially damage the Company if the transactions contemplated hereunder are consummated.

     SECTION 6.08. Certificates. Parent shall have delivered to the Company such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by the Company.

     SECTION 6.09. Opinion of Counsel. Parent shall have delivered to the Company an opinion of counsel to Parent and Merger Sub, containing the opinions set forth on Exhibit A hereto.

     SECTION 6.10. Report of Accountant. The Company shall have received a report from Arthur Andersen, LLP, their independent public accountants, to the effect that the Company qualifies to be a party to a pooling-of-interests transaction in accordance with Accounting Principals Board Opinion No. 16.

     SECTION 6.11. Tax Opinion. Since the date of this Agreement, there shall not have been any change in the facts, circumstances or applicable Federal tax laws that would prevent the Company from receiving an opinion, dated on or prior to the time that the Form S-4 shall have become effective under the Securities Act, or that would cause the withdrawal of such opinion on or before the Closing Date, of Fredrikson & Byron, P.A. Counsel to the Company, to the effect that, subject to customary conditions and representations of the Company, Parent and Merger Sub, (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) no income, gain or loss will be recognized for Federal income tax purposes by either the Company or Parent as a result of the consummation of the Merger and (iv) no income, gain or loss will be recognized for Federal income tax purposes by shareholders of the Company upon the exchange in the Merger shares solely for shares of Parent Common Stock (except to the extent of any cash received in lieu of fractional shares).

     SECTION 6.12. Fairness Opinion. On the Closing Date, the Company shall have received from DBI, an update, dated as of the Closing Date, to the fairness opinion provided to the Company by DBI, on the date of this Agreement, which shall state that the Merger is fair, from a financial point of view, to the Company's shareholders. Since the date of this Agreement, there shall not have been any change in the facts or circumstances that would prevent the Company from receiving an opinion dated on the date the Proxy Statement is mailed to Company shareholders and on the Closing Date, that would cause the withdrawal of such opinion on such dates, of the Company's financial advisor, to the effect that the Merger is fair, from a financial point of view, to the Company's shareholders.

     SECTION 6.13. Comfort Letter. On the date of the Proxy Statement/Prospectus constituting a part of the Registration Statement, the Parent shall have received a comfort letter (in form and substance as is customary in a registered public offering) from KPMG Peat Marwick LLP, independent certified public accountants, dated as of such date, in connection with such accountants' review of certain data and information contained in the Registration Statement and the Proxy Statement/Prospectus.

                                  ARTICLE VII.

              CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS

     The obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject, in the discretion of Parent and Merger Sub, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by them:

     SECTION 7.01. Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the Commission.

     SECTION 7.02. Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

     SECTION 7.03. Listing. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on The Nasdaq National Market upon official notice of issuance.

     SECTION 7.04. HSR Act. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     SECTION 7.05. Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, except for such circumstances which, taken as a whole, would not have a Material Adverse Effect on the Company and except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and the Company shall have performed and satisfied all material agreements and covenants required hereby to be performed by it on or prior to the Closing Date.

     SECTION 7.06. Consents. All permits and waivers necessary to the consummation of the transactions contemplated hereby and for the ownership of the Company's business by Parent, including all required third party consents (to the extent not waived) shall have been obtained.

     SECTION 7.07. No Proceedings, Litigation or Laws. No action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to (a) materially affect the right or ability of Parent to operate the Company's business after the Merger, or (b) materially damage the Company if the transactions contemplated hereunder are consummated.

     SECTION 7.08. Certificates. The Company shall have delivered to Parent such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Parent.

     SECTION 7.09. Opinion of Counsel. The Company shall have delivered to Parent an opinion of counsel to the Company, containing the opinions set forth on Exhibit B hereto.

     SECTION 7.10. Pooling Letter of Accountant. Parent shall have received a pooling letter from KPMG Peat Marwick LLP, independent certified public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

     SECTION 7.11. Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement and each such Affiliate Agreement shall be in full force and effect.

     SECTION 7.12. Covenants Not to Compete/Employment Matters. Parent shall have received from Marvin Goldstein, an executed Covenant Not to Compete in the form attached hereto as Exhibit C, and such Covenant Not to Compete shall be in full force and effect. The Company shall have entered into employment and severance arrangements with its employees substantially as set forth on Schedule
7.12 hereof.

     SECTION 7.13. Material Changes. Since the date of this Agreement, there shall not have been any material adverse change with respect to the business or financial condition of the Company.

     SECTION 7.14. Due Diligence Review. In the reasonable discretion of Parent, Parent shall be satisfied on the basis of a good faith diligence review of the Company's books and records, financial statements, and other records and accounts of the Company's business that there has been no material breach of the representations and warranties or the pre-closing covenants of the Company made pursuant to this Agreement. This condition shall be deemed fulfilled unless written notice of nonfulfillment is delivered by Parent to the Company within four weeks following the date of this Agreement.

     SECTION 7.15. Dissenters' Rights. Holders of at least 92.5% of shares of Company Common Stock shall not have exercised dissenters' rights to become Dissenting Shares in accordance with Section 302A.473 of the MBCA or Section 1.07(g) of this Agreement.

     SECTION 7.16. Fairness Opinion. On the Closing Date, the Parent shall have received from PaineWebber Incorporated, an update, dated as of the Closing Date, to the fairness opinion provided to the Parent by PaineWebber Incorporated, on the date of this Agreement, which shall state that the Merger is fair, from a financial point of view, to the Parent's shareholders. Since the date of this Agreement, there shall not have been any change in the facts or circumstances that would prevent the Parent from receiving an opinion dated on the date the Proxy Statement is mailed to Parent's shareholders and on the Closing Date, that would cause the withdrawal of such opinion on such dates, of the Parent's financial advisor, to the effect that the merger is fair, from a financial point of view, to the Parent's shareholders.

     SECTION 7.17. Comfort Letter. On the date of the Proxy Statement/Prospectus constituting a part of the Registration Statement, the Company shall have received a comfort letter (in form and substance as is customary in a registered public offering) from Arthur Andersen, LLP, independent certified public accountants, dated as of such date, in connection with such accountants' review of certain data and information contained in the Registration Statement and the Proxy Statement/Prospectus.

                                 ARTICLE VIII.

                                  TERMINATION

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time as follows:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if the Merger shall not have been consummated on or prior to January 31, 1997 (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party who has not complied with its obligations under Section 5.04 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

     (d) by either Parent or the Company, if the requisite vote of the stockholders of the Company shall not have been obtained pursuant to Section
5.02 hereof; or

     (e) by either Parent or the Company, if (i) under the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined in Section 8.03(c)); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or

     (f) by either Parent or the Company, if under the applicable fiduciary duties of the directors of Parent, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, the Board of Directors of Parent shall withdraw, modify or change its approval of this Agreement or the Merger in a manner adverse to the Company or shall have resolved to do so; or

     (g) by Parent, if any person (or group of persons) other than Parent or its affiliates is or becomes the beneficial owner of 25% or more of the outstanding Shares; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this clause (g) by reason of the ownership of Shares by any person listed under the caption "Principal Shareholders and Management Shareholders" in the Company's proxy statement dated May 17, 1996 in amount not exceeding the amount of Shares indicated therein as being owned by such person; or

     (h) by Parent, if there is a material breach of any representation or warranty set forth herein or any covenant or agreement to be complied with or performed by the Company pursuant to the terms of this Agreement or the material failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Parent) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that Parent may not terminate this Agreement prior to the Closing Date if the Company has not had an adequate notice and opportunity to cure such breach or failure; or

     (i) by the Company, if there is a material breach of any representation or warranty set forth herein or of any covenant or agreement to be complied with or performed by Parent or Merger Sub pursuant to the terms of this Agreement or the failure of a condition set forth in Article VI to be satisfied (and such condition is not waived in writing by the Company) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VI to be satisfied on or prior to the Closing Date; provided that the Company may not terminate this Agreement prior to the Closing Date if Parent has not had an adequate notice and opportunity to cure such breach or failure.

     SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (a) as set forth in
Section 8.03 and Section 9.01 hereof, and (b) nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 8.03.  Fees and Expenses.

     (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all printing and filing fees and expenses, other than attorneys', auditors' and representatives' fees, incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto. The Company represents and warrants to Parent that with respect to the transactions contemplated by this Agreement the fees of its investment banker, legal counsel, auditors shall be in accordance with terms of the written fee agreements of which copies have been delivered to Parent; provided, however, in no event shall (i) the fees of DBI exceed $750,000 or (ii) the fees of the Company's counsel exceed $175,000.

     (b) Subject to Section 8.03(d) below, the Company shall pay Parent a fee of $1,700,000 (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Parent relating to the transactions contemplated by this Agreement in an aggregate amount not to exceed $450,000 (including, but not limited to, fees and expenses of Parent's legal counsel and accountants), upon the first to occur of any of the following events:

          (i) the termination of this Agreement by Parent or the Company pursuant to Section 8.01(d); or

          (ii) the termination of this Agreement by Parent or the Company pursuant to Section 8.01(e); or

          (iii) the termination of this Agreement by Parent pursuant to Section 8.01(g);

          (iv) the termination of this Agreement by Parent pursuant to Section 8.01(h); or

          (v) the termination of this Agreement by the Company in the event of the non-satisfaction of the condition described in Section 6.12 hereof.

     (c) As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker-dealer in connection with a bona fide public offering of such securities.

     (d) The Fee and related expenses payable pursuant to Section 8.03(b) hereof shall be paid within five business days after the first to occur of any of the events described in Section 8.03(b), provided, however, in no event will the Company be required to pay the Fee and related expenses to Parent under Section 8.03(b), (i), (iii), (iv) or (v) unless and until the Company also consummates an Alternative Transaction within one year from the date of termination of this Agreement; provided, further, that in no event shall the Company be required to pay such Fee and expenses to Parent if, immediately prior to the termination of this Agreement, Parent or Merger Sub was in material breach of its obligations under this Agreement.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

     SECTION 9.01.  Effectiveness of Representations, Warranties and
Agreements. Except as otherwise provided in this Section 9.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Section 8.03 shall survive termination indefinitely. This Section 9.01 shall not limit any agreement or covenant of the parties under Sections 1.07(c)(iv), 5.08, 5.09, 7.12 and 9.10 except as set forth therein.

     SECTION 9.02. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Parent may, with the Company's consent, which consent shall not be unreasonably withheld, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by Parent) or subsidiaries of Parent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. In the event of any such assignment, Parent shall not be released from any of its obligations or liabilities pursuant to this Agreement and any document executed in connection herewith and shall remain primarily liable for all such obligations and liabilities.

     SECTION 9.03. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

     If to the Company, addressed to:

        Pet Food Warehouse, Inc.
        Interchange Tower, Ste. 701
        600 South Highway 169
        St. Louis Park, MN 55426

        Attention: Marvin Goldstein

     With a copy to:

        Fredrikson & Byron, P.A.
        1100 International Centre
        900 Second Avenue South
        Minneapolis, MN 55402

        Attention: Timothy Heaney, Esq.

     If to Parent or Merger Sub, addressed to:
        Petco Animal Supplies, Inc.
        9125 Rehco Road
        San Diego, California 92121

        Attention: Richard C. St. Peter

     With a copy to:

        Latham & Watkins
        701 "B" Street, Suite 2100
        San Diego, California 92101

        Attention: Thomas A. Edwards, Esq.

and to such other places and with such other copies as either party may designate as to itself by written notice to the others.

     SECTION 9.04. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Minnesota, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     SECTION 9.05. Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedules), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     SECTION 9.06. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 9.07. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     SECTION 9.08. Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.09. Public Statements and Press Releases. The parties hereto covenant and agree that, except as provided for hereinbelow, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement.

     SECTION 9.10.  Confidential Information.

     (a) No Disclosure. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in
Section 9.09 hereof.

     (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, Parent acknowledges that it will have access to confidential information relating to the Company, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Company or its representatives which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by Parent in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by Parent or its representatives, (ii) was within Parent's possession prior to its being furnished to Parent by or on behalf of the Company in connection with the transactions contemplated hereby, provided that the source of such information was not known by Parent to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information or (iii) becomes available to Parent on a non-confidential basis from a source other than the Company or any of its representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information.

     (c) Parent shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its representatives and affiliates in connection with the transactions contemplated hereby who shall require access thereto on a need-to-know basis for the purpose of the transactions contemplated by this Agreement. Parent shall use all reasonable efforts to cause its representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Parent shall be responsible for any breach of this Agreement by any of its representatives. If, however, Confidential Information is disclosed, in addition to any of its other obligations hereunder, Parent shall immediately notify the Company in writing and take all reasonable steps required to prevent further disclosure. This section shall survive the termination of this Agreement for whatever reason for a period of time of three years from the date of this Agreement. The Parent understands that the Company will not have an adequate remedy at law for a breach or threatened breach of this Agreement by the Parent of the terms of this Section, and Parent agrees that if there is any such breach or threatened breach, the Company may, in addition to any other legal or equitable remedies available to it, obtain an injunction or restraining order to enjoin Parent from such breach or threatened breach of this Section.

     (d) Until the Effective Time or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, Parent shall, and shall cause its representatives and affiliates to, return to the Company all Confidential Information (including all copies, summaries and extracts thereof) furnished to Parent by the Company in connection with the transactions contemplated hereby.

     SECTION 9.11. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     SECTION 9.12. Consent to Jurisdiction. Each party hereto irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Northern District of Illinois or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Cook County, Illinois, (b) consents to the jurisdiction or any such court in any such suit, action or proceeding; and (c) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

     SECTION 9.13. Arbitration. In the event that there shall be a dispute among the parties arising out of or relating to this Agreement including any claims of misrepresentation or fraud, including fraud in the inducement, the parties agree that such dispute shall be resolved by final and binding arbitration in Chicago, Illinois, administered by the American Arbitration Association ("AAA"), in accordance with AAA's commercial rules then in effect or such other procedures as the parties may agree to prior to the Effective Time. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses of such arbitration (including reasonable attorneys' fees) or any action to enforce an arbitration award shall be paid by the party that does not prevail in such arbitration.

     SECTION 9.14. Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action, which shall be set by the arbitration judge.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

PETCO ANIMAL SUPPLIES, INC.                      PET FOOD WAREHOUSE, INC.
By: /s/  RICHARD C. ST. PETER                    By: /s/  MARVIN W. GOLDSTEIN
--------------------------------------------     ----------------------------------------
   Richard C. St. Peter                          Marvin W. Goldstein
   Executive Vice President and                  Chairman and Chief Executive Officer
   Chief Financial Officer

PASI ACQUISITION CORP.
By: /s/  RICHARD C. ST. PETER
--------------------------------------------
   Richard C. St. Peter
   Executive Vice President and
   Chief Financial Officer

                                                                      APPENDIX B

                    [Dain Bosworth Incorporated Letterhead]

October 3, 1996

The Board of Directors
Pet Food Warehouse, Inc.
Interchange Tower, Suite 701
600 South Highway 169
St. Louis Park, MN 55426

Gentlemen:

     You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the common stock shareholders of Pet Food Warehouse, Inc. a Minnesota corporation ("PFWA" or the "Company") of the terms of the proposed merger (the "Merger") of the Company with and into Petco Animal Supplies, Inc. ("PETC"). The terms of the Merger are set forth in the Agreement and Plan of Merger dated October 3, 1996, (the "Agreement") and include the subsequent conversion of each share of PFWA common stock into .200 shares of fully registered and tradable PETC common stock, subject to adjustment as provided in the Agreement (the "Exchange Ratio"). Outstanding options to acquire shares of PFWA common stock will be converted into options to acquire shares of PETC common stock, adjusted for the Exchange Ratio. Based upon the 10 day moving average closing price indicated for PETC common stock as of October 2, 1996 of $27.70 per share, and an Exchange Ratio of .200 shares, each shareholder of PFWA common stock would receive $5.54 in PETC common stock for each share of PFWA common stock held.

     Pursuant to the Agreement, each share of the Company common stock shall be converted into the right to receive that fraction of a share of PETC common stock equal to the Exchange Ratio which shall be calculated as follows: 1) if the Closing Market Value (as defined in the Agreement) is greater than or equal to $25.00, the Exchange Ratio will be .200; 2) if the Closing Market Value is less than $25.00 and greater than or equal to $23.00, the Exchange Ratio will be the quotient of A) $5.00 divided by B) the Closing Market Value, rounded to the nearest one-one thousandth of a share; and 3) if the Closing Market Value is less than $23.00, the Exchange Ratio will be .217. We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax free transaction for the shareholders of the Company.

     Dain Bosworth Incorporated ("Dain Bosworth"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. Dain Bosworth is familiar with the Company having provided certain investment banking services to the Company from time to time including a public offering of the Company's common stock on February 16, 1994. In connection with the public offering, Dain Bosworth received warrants to purchase 60,000 shares of PFWA common stock at an exercise price of $5.775 per share expiring February 24, 1999. Also, Dain Bosworth has from time to time issued research reports and recommendations on the common stock of PFWA and, in the ordinary course of business, Dain Bosworth may periodically have positions in the common stock of the Company and PETC.

     In connection with this opinion, we have, among other things, reviewed certain publicly available information regarding the Company and PETC and other financial and operating information supplied to us by the Company, including certain historical audited financial statements, and certain interim unaudited financial statements and certain financial projections relating to the Company and PETC. We have visited the corporate offices of the Company and have held discussions with members of the senior management of both companies. In addition, we made inquiries of the management of PFWA and PETC regarding the past and current business operations, financial condition, future prospects for the companies, and the joint prospects of the combined company. We have reviewed the Agreement and selected other documents connected with the Merger. We have analyzed the historical reported market prices and trading activity of the common stock of PFWA and PETC, as well as the Company's historical and projected revenue, earnings, and capitalization. We have compared financial and stock market information on PFWA and PETC to similar information for certain publicly traded companies. We have also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions and performed other studies and analyses as we considered appropriate.

     In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information, and we have further relied upon the assurances of management of PFWA and PETC that they are not aware of any facts that would make such information inaccurate or misleading. It is understood that we were retained by the Board of Directors of PFWA, and that the Board of Directors has not looked to us for independent verification with respect to the financial and other information provided to us or publicly available, including the projections provided to us by PFWA and PETC. With respect to the financial projections for PFWA and PETC, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management teams as to the future financial performance of PFWA and PETC, and that PFWA and PETC will perform substantially in accordance with such projections. Also, we did not make an independent appraisal of the assets or liabilities of PFWA or PETC, and we do not express an opinion regarding the liquidation values or solvency of either company separately or the combined companies following the Merger. Our opinion as expressed herein is limited to the fairness to PFWA, from a financial point of view, of the consideration to be received by the Company in connection with the Merger, and it does not address the Company's underlying business decision to proceed with the Merger. Our opinion is based upon general market, economic, financial, monetary and other conditions as they exist and can be evaluated, and the information available to us, as of the date hereof.

     Based upon the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be received pursuant to the terms of the Merger is fair to the common shareholders of PFWA from a financial point of view.

Very truly yours,

DAIN BOSWORTH INCORPORATED

                                                                      APPENDIX C

                       MINNESOTA BUSINESS CORPORATION ACT

302A.471.  RIGHTS OF DISSENTING SHAREHOLDERS

     SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1) alters or abolishes a preferential right of the shares;

          (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     SUBD. 3. RIGHTS NOT TO APPLY. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

     SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertified shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) The corporation's closing balance sheet and statement income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivision 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions,ws 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the share, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     SUBD. 8. COSTS, FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Laws 1981, c. 270, sec. 81, eff. July 1, 1981. Amended by laws 1987, c. 104, secs. 30 to 33; Laws 1993, c. 17, secs. 41, 42.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The information contained in the Proxy Statement/Prospectus under the caption "Description of Petco Capital Stock -- Business Combinations; Certain Charter and Bylaw Provisions" is incorporated herein by reference.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.

EXHIBIT
NUMBERS                                 DESCRIPTION OF EXHIBIT
-------   -----------------------------------------------------------------------------------
   2.1    Agreement and Plan of Merger, dated as of October 3, 1996, by and among Petco, PASI
          Acquisition Corp. and Pet Food Warehouse, Inc. (filed as Appendix A to the Proxy
          Statement/Prospectus).(1)
   3.1    Amended and Restated Certificate of Incorporation, as amended.(1)
   3.2    Amended and Restated Bylaws.(2)
   4.1    Form of Common Stock Certificate.(2)
   5.1    Opinion of Latham & Watkins.(3)
   8.1    Opinion of Fredrikson & Byron, P.A.(3)
  10.1    Employment Letter Agreement, dated October 3, 1996, by and between Petco and Marvin
          W. Goldstein.(1)
  10.2    Form of Affiliate Agreement by and between Petco and affiliates of Pet Food
          Warehouse, Inc.(1)
  10.3    Stockholder's Agreement entered into as of April 19, 1991 between Petco and the stockholders identified therein.(2)
  10.4    Common Stock Subscription Agreements, dated April 19, 1991, between Petco and various stockholders identified therein.(2)
  10.5    Preferred Stock Subscription Agreements, dated April 19, 1991, between Petco and various stockholders identified therein.(2)
  10.6    Term Loan Agreement, dated January 29, 1996, between Petco and Union Bank.(4)
  10.7    Revolving Loan Agreement, dated May 10, 1995, between Petco and Union Bank.(4)
  10.8    Distribution Center Lease, dated March 24, 1994, between Petco and The Principal
          Mutual Life Insurance Company for 10401 Seventh Street, Rancho Cucamonga,
          California.(5)
  10.9    Distribution Center Lease, dated August 12, 1994, between Petco and John Kaiseratt for 515 113th Street, Arlington, Texas.(5)
  10.10   Distribution Center Lease, dated September 24, 1991, between Petco and
          S-H-Eddy-Souther #238 Partners for 11006 N.E. 37th Circle, Vancouver,
          Washington.(2)
  10.11   Distribution Center Lease, dated August 3, 1992, between Petco and Isaac Heller for
          2-A Corn Road, Dayton, New Jersey.(2)
  10.12   Distribution Center Lease, dated October 25, 1995, between Petco and Stockton 215
          Venture for 8616 Elder Creek Road, Sacramento, California.(4)
  10.13   Executive Management Agreement, as amended, dated July 20, 1988, between Petco and the Spectrum Group.(2)
  10.14   The 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of
          Petco Animal Supplies, Inc., as amended.(6)
  10.15   Employment Agreement, dated March 17, 1996, between Petco and Brian K. Devine.(4)
  10.16   Petco Animal Supplies, Inc. 401(k) Plan.(2)

EXHIBIT
NUMBERS                                 DESCRIPTION OF EXHIBIT
-------   -----------------------------------------------------------------------------------
  10.17   Master Equipment Lease Agreement, dated October 19, 1992, between Petco and Sanwa
          Business Credit Corporation.(2)
  10.18   Master Equipment Lease Agreement, dated September 21, 1994, between Petco and
          General Electric Credit Corporation.(5)
  10.19   Master Equipment Lease Agreement, dated March 10, 1995, between Petco and KeyCorp
          Leasing Ltd.(4)
  10.20   Master Lease Agreement, dated December 27, 1995, between Petco and Newcourt
          Financial USA, Inc.(4)
  10.21   Master Lease Agreement, dated September 28, 1995, between Petco and USL Capital
          Corporation.(4)
  10.22   Master Equipment Lease Agreement, dated November 15, 1995, between Petco and Fleet
          Credit Corporation.(4)
  10.23   Petco Animal Supplies, Inc. Group Benefit Plan, dated July 29, 1991, as amended.(4)
  10.24   First Amendment to Stockholders' Agreement, dated as of March 1994.(5)
  10.25   Petco Animal Supplies, Inc. Directors' 1994 Stock Option Plan, as amended.(4)
  10.26   Form of Indemnification Agreement between Petco and certain officers and directors.(2)
  10.27   Form of Petco Animal Supplies, Inc. Nonstatutory Stock Option Agreement.(2)
  10.28   Form of Petco Animal Supplies, Inc. Incentive Stock Option Agreement.(2)
  10.29   Form of Petco Animal Supplies, Inc. Restricted Stock Agreement.(2)
  10.30   Form of Petco Animal Supplies, Inc. Nonstatutory Stock Option Agreement (Directors'
          1994 Stock Option Plan).(2)
  10.31   Agreement for Purchase of Assets, dated June 16, 1995, between Petco and Pet Metro,
          Inc.(7)
  10.32   Stock Purchase Agreement, dated October 28, 1995, among Petco, New England Serum
          Company, Inc., Andrew S. Katz, The Andrew S. Katz Family Trust, The Debra E. Katz
          Family Trust and Just for Pets Superstores, Inc.(8)
  10.33   Stock Purchase Agreement, dated October 29, 1995, among Petco, Peter Chernis,
          Edward Field, Jeffrey Ross, Bryan Shlager, Paul Sudman and Pet Supply Depot,
          Inc.(8)
  21.1    Subsidiaries.(1)
  23.1    Consent of KPMG Peat Marwick LLP.(3)
  23.2    Consent of Arthur Andersen LLP.(3)
  23.3    Consent of Dain Bosworth Incorporated.(3)
  23.4    Consent of Latham & Watkins (contained in Exhibit 5.1).(3)
  23.5    Consent of Fredrikson & Byron, P.A. (contained in Exhibit 8.1).(3)
  24.1    Power of Attorney (contained on signature page).(1)
  27.1    Financial Data Schedule.(1)
  99.1    Form of Pet Food Warehouse, Inc. proxy card.(1)


---------------

(1) Filed previously.


(2) Filed as an exhibit to Petco's Registration Statement on Form S-1 dated January 13, 1994, File No. 33-77094, including Amendment No. 1 thereto dated February 24, 1994 and Amendment No. 2 thereto dated March 11, 1994.


(3) Filed herewith.


(4) Filed as an exhibit to Petco's Registration Statement on Form S-3 dated April 4, 1996, File No. 333-3156, including Amendment No. 1 thereto dated April 24, 1996.

(5) Filed as an exhibit to Petco's Registration Statement on Form S-1 dated March 31, 1995, File No. 33-90804, including Amendment No. 1 thereto dated April 27, 1995

(6) Filed as an exhibit to Petco's Proxy Statement dated May 24, 1996 relating to the 1996 Annual Meeting of Stockholders of Petco.

(7) Filed as an exhibit to Petco's Current Report on Form 8-K dated August 23, 1995.

(8) Filed as an exhibit to Petco's Current Report on Form 8-K dated November 15, 1995, as amended.

     (b) FINANCIAL STATEMENT SCHEDULES.

     All required information is set forth in the financial statements included in the Proxy Statement/Prospectus constituting part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (1)(i) and
     (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 20th day of November, 1996.


                                          PETCO ANIMAL SUPPLIES, INC.

                                          By: /s/  BRIAN K. DEVINE
                                            ------------------------------------
                                            Brian K. Devine
                                            Chairman, President and Chief
                                              Executive Officer


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
/s/  BRIAN K. DEVINE                           Chairman, President and       November 20, 1996
---------------------------------------------    Chief Executive Officer
Brian K. Devine                                  (Principal Executive
                                                 Officer)
/s/  RICHARD C. ST. PETER*                     Executive Vice President,     November 20, 1996
---------------------------------------------    Chief Financial Officer
Richard C. St. Peter                             and Secretary (Principal
                                                 Financial Officer)
/s/  JAMES M. MYERS*                           Senior Vice President,        November 20, 1996
---------------------------------------------    Finance (Principal
James M. Myers                                   Accounting Officer)
/s/  C. HUNTER BOLL*                           Director                      November 20, 1996
---------------------------------------------
C. Hunter Boll
/s/  ANDREW G. GALEF*                          Director                      November 20, 1996
---------------------------------------------
Andrew G. Galef
/s/  SHAHAN D. SOGHIKIAN*                      Director                      November 20, 1996
---------------------------------------------
Shahan D. Soghikian
/s/  PETER M. STARRETT*                        Director                      November 20, 1996
---------------------------------------------
Peter M. Starrett
*By: /s/  BRIAN K. DEVINE
     ----------------------------------------
     Brian K. Devine
     Attorney-in-Fact

                                 EXHIBIT INDEX

     The following exhibits are filed as part of this Registration Statement on Form S-4 or are incorporated herein by reference.

EXHIBIT
NUMBERS                               DESCRIPTION OF EXHIBIT                              PAGE
-------   ------------------------------------------------------------------------------  -----
   2.1    Agreement and Plan of Merger, dated as of October 3, 1996, by and among Petco,
          PASI Acquisition Corp. and Pet Food Warehouse, Inc. (filed as Appendix A to the Proxy Statement/Prospectus).(1)...........................................
   3.1    Amended and Restated Certificate of Incorporation, as amended.(1).............
   3.2    Amended and Restated Bylaws.(2)...............................................
   4.1    Form of Common Stock Certificate.(2)..........................................
   5.1    Opinion of Latham & Watkins.(3)...............................................
   8.1    Opinion of Fredrikson & Byron, P.A.(3)........................................
  10.1    Employment Letter Agreement, dated October 3, 1996, by and between Petco and
          Marvin W. Goldstein.(1).......................................................
  10.2    Form of Affiliate Agreement by and between Petco and affiliates of Pet Food
          Warehouse, Inc.(1)............................................................
  10.3    Stockholder's Agreement entered into as of April 19, 1991 between Petco and the stockholders identified therein.(2).......................................
  10.4    Common Stock Subscription Agreements, dated April 19, 1991, between Petco and various stockholders identified therein.(2)...................................
  10.5    Preferred Stock Subscription Agreements, dated April 19, 1991, between Petco and various stockholders identified therein.(2)...............................
  10.6    Term Loan Agreement, dated January 29, 1996, between Petco and Union
          Bank.(4)......................................................................
  10.7    Revolving Loan Agreement, dated May 10, 1995, between Petco and Union
          Bank.(4)......................................................................
  10.8    Distribution Center Lease, dated March 24, 1994, between Petco and The
          Principal Mutual Life Insurance Company for 10401 Seventh Street, Rancho
          Cucamonga, California.(5).....................................................
  10.9    Distribution Center Lease, dated August 12, 1994, between Petco and John
          Kaiseratt for 515 113th Street, Arlington, Texas.(5)..........................
  10.10   Distribution Center Lease, dated September 24, 1991, between Petco and
          S-H-Eddy-Souther #238 Partners for 11006 N.E. 37th Circle, Vancouver,
          Washington.(2)................................................................
  10.11   Distribution Center Lease, dated August 3, 1992, between Petco and Isaac
          Heller for 2-A Corn Road, Dayton, New Jersey.(2)..............................
  10.12   Distribution Center Lease, dated October 25, 1995, between Petco and Stockton
          215 Venture for 8616 Elder Creek Road, Sacramento, California.(4).............
  10.13   Executive Management Agreement, as amended, dated July 20, 1988, between Petco and the Spectrum Group.(2)....................................................
  10.14   The 1994 Stock Option and Restricted Stock Plan for Executive and Key
          Employees of Petco Animal Supplies, Inc., as amended.(6)......................
  10.15   Employment Agreement, dated March 17, 1996, between Petco and Brian K.
          Devine.(4)....................................................................
  10.16   Petco Animal Supplies, Inc. 401(k) Plan.(2)...................................
  10.17   Master Equipment Lease Agreement, dated October 19, 1992, between Petco and
          Sanwa Business Credit Corporation.(2).........................................
  10.18   Master Equipment Lease Agreement, dated September 21, 1994, between Petco and
          General Electric Credit Corporation.(5).......................................
  10.19   Master Equipment Lease Agreement, dated March 10, 1995, between Petco and
          KeyCorp Leasing Ltd.(4).......................................................

EXHIBIT
NUMBERS                               DESCRIPTION OF EXHIBIT                              PAGE
-------   ------------------------------------------------------------------------------  -----
  10.20   Master Lease Agreement, dated December 27, 1995, between Petco and Newcourt
          Financial USA, Inc. (4).......................................................
  10.21   Master Lease Agreement, dated September 28, 1995, between Petco and USL
          Capital Corporation. (4)......................................................
  10.22   Master Equipment Lease Agreement, dated November 15, 1995, between Petco and
          Fleet Credit Corporation. (4).................................................
  10.23   Petco Animal Supplies, Inc. Group Benefit Plan, dated July 29, 1991, as amended.(4)...................................................................
  10.24   First Amendment to Stockholders' Agreement, dated as of March 1994.(5)........
  10.25   Petco Animal Supplies, Inc. Directors' 1994 Stock Option Plan, as
          amended.(4)...................................................................
  10.26   Form of Indemnification Agreement between Petco and certain officers and directors.(2).................................................................
  10.27   Form of Petco Animal Supplies, Inc. Nonstatutory Stock Option Agreement.(2)...
  10.28   Form of Petco Animal Supplies, Inc. Incentive Stock Option Agreement.(2)
  10.29   Form of Petco Animal Supplies, Inc. Restricted Stock Agreement.(2)............
  10.30   Form of Petco Animal Supplies, Inc. Nonstatutory Stock Option Agreement
          (Directors' 1994 Stock Option Plan).(2).......................................
  10.31   Agreement for Purchase of Assets, dated June 16, 1995, between Petco and Pet
          Metro, Inc.(7)................................................................
  10.32   Stock Purchase Agreement, dated October 28, 1995, among Petco, New England
          Serum Company, Inc., Andrew S. Katz, The Andrew S. Katz Family Trust, The
          Debra E. Katz Family Trust and Just for Pets Superstores, Inc.(8).............
  10.33   Stock Purchase Agreement, dated October 29, 1995, among Petco, Peter Chernis,
          Edward Field, Jeffrey Ross, Bryan Shlager, Paul Sudman and Pet Supply Depot,
          Inc.(8).......................................................................
  21.1    Subsidiaries.(1)..............................................................
  23.1    Consent of KPMG Peat Marwick LLP.(3)..........................................
  23.2    Consent of Arthur Andersen LLP.(3)............................................
  23.3    Consent of Dain Bosworth Incorporated.(3).....................................
  23.4    Consent of Latham & Watkins (contained in Exhibit 5.1).(3)....................
  23.5    Consent of Fredrikson & Byron, P.A. (contained in Exhibit 8.1).(3)............
  24.1    Power of Attorney (contained on signature page).(1)...........................
  27.1    Financial Data Schedule.(1)...................................................
  99.1    Form of Pet Food Warehouse, Inc. proxy card.(1)...............................


---------------

(1) Filed previously.


(2) Filed as an exhibit to Petco's Registration Statement on Form S-1 dated January 13, 1994, File No. 33-77094, including Amendment No. 1 thereto dated February 24, 1994 and Amendment No. 2 thereto dated March 11, 1994.


(3) Filed herewith.


(4) Filed as an exhibit to Petco's Registration Statement on Form S-3 dated April 4, 1996, File No. 333-3156, including Amendment No. 1 thereto dated April 24, 1996.

(5) Filed as an exhibit to Petco's Registration Statement on Form S-1 dated March 31, 1995, File No. 33-90804, including Amendment No. 1 thereto dated April 27, 1995

(6) Filed as an exhibit to Petco's Proxy Statement dated May 24, 1996 relating to the 1996 Annual Meeting of Stockholders of Petco.

(7) Filed as an exhibit to Petco's Current Report on Form 8-K dated August 23, 1995.

(8) Filed as an exhibit to Petco's Current Report on Form 8-K dated November 15, 1995, as amended.